Exhibit 4.1

EXECUTION VERSION
INDENTURE

Dated as of September 22, 2020

Among

OPPENHEIMER HOLDINGS INC.,

THE SUBSIDIARY GUARANTORS NAMED ON THE SIGNATURE PAGES HERETO,

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Collateral Agent

5.50% SENIOR SECURED NOTES DUE 2025

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310 (a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10
(c)	N.A.
311 (a)	7.11
(b)	7.11
(c)	N.A.
312 (a)	2.05
(b)	14.03
(c)	14.03
313 (a)	7.06
(b)(1)	7.06
(b)(2)	7.06
(c)	7.06, 14.02
(d)	7.06
314 (a)	4.03, 4.04, 14.02, 14.05
(b)	12.02
(c)(1)	14.04
(c)(2)	14.04
(c)(3)	N.A.
(d)	12.02, 12.03, 12.04
(e)	14.05
(f)	N.A.
315 (a)	7.01
(b)	7.05, 14.02
(c)	7.01
(d)	7.04
(e)	6.14
316 (a)(last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.07
(a)(2)	N.A.
(b)	6.07
(c)	1.05, 2.12, 9.04

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Trust Indenture Act Section	Indenture Section
317 (a)(1)	6.08
(a)(2)	6.12
(b)	2.04
318 (a)	14.01
(b)	N.A.
(c)	14.01

N.A. means not applicable.
* This Cross-Reference Table is not part of this Indenture.

ii

TABLE OF CONTENTS
PAGE
ARTICLE 1
DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01.	Definitions 1

Section 1.02.	Other Definitions 33

Section 1.03.	Incorporation by Reference of Trust Indenture Act 33

Section 1.04.	Rules of Construction 34

Section 1.05.	Acts of Holders 34
ARTICLE 2
THE NOTES

Section 2.01.	General 36

Section 2.02.	Execution and Authentication 37

Section 2.03.	Registrar and Paying Agent 38

Section 2.04.	Paying Agent to Hold Money in Trust 39

Section 2.05.	Holder Lists 39

Section 2.06.	Transfer and Exchange 39

Section 2.07.	Replacement Notes 54

Section 2.08.	Outstanding Notes 54

Section 2.09.	Treasury Notes 54

Section 2.10.	Temporary Notes 55

Section 2.11.	Cancellation 55

Section 2.12.	Defaulted Interest 55

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Section 2.13.	CUSIP and ISIN Numbers 56
ARTICLE 3
REDEMPTION

Section 3.01.	Notices to Trustee 56

Section 3.02.	Selection of Notes to be Redeemed or Purchased 56

Section 3.03.	Notice of Redemption 57

Section 3.04.	Effect of Notice of Redemption 58

Section 3.05.	Deposit of Redemption or Purchase Price 58

Section 3.06.	Notes Redeemed or Purchased in Part 59

Section 3.07.	Optional Redemption 59

Section 3.08.	Mandatory Redemption 60
ARTICLE 4
COVENANTS

Section 4.01.	Payment of Notes 60

Section 4.02.	Maintenance of Office or Agency 60

Section 4.03.	SEC Reports and Reports to Holders 61

Section 4.04.	Compliance Certificate 62

Section 4.05.	Taxes 62

Section 4.06.	Stay, Extension and Usury Laws 62

Section 4.07.	Limitation on Restricted Payments 63

Section 4.08.	Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries or Regulated Subsidiaries 68

Section 4.09.	Limitation on Indebtedness and Issuances of Preferred Stock 71

Section 4.10.	Limitation on Asset Sales 74

Section 4.11.	Limitation on Transactions with Shareholders and Affiliates 77

Section 4.12.	Limitation on Liens 79

Section 4.13.	Corporate Existence 80

Section 4.14.	Repurchase of the Notes upon a Change of Control 80

Section 4.15.	Future Subsidiary Guarantees 80

Section 4.16.	Limitation on Lines of Business 81

Section 4.17.	Further Assurances 81

Section 4.18.	Information Regarding Collateral 82

Section 4.19.	Impairment of Security Interest 82

Section 4.20.	Suspension Of Certain Covenants 82

Section 4.21.	Limited Condition Transactions. 83

Section 4.22.	Certain Compliance Determinations. 85
ARTICLE 5
SUCCESSORS

Section 5.01.	Consolidation, Merger and Sale of Assets 86

Section 5.02.	Successor Corporation Substituted 87
ARTICLE 6
DEFAULTS AND REMEDIES

Section 6.01.	Events of Default 88

Section 6.02.	Acceleration 90

Section 6.03.	Other Remedies 90

Section 6.04.	Waiver of Past Defaults 91

Section 6.05.	Control by Majority 91

Section 6.06.	Limitation on Suits 91

Section 6.07.	Rights of Holders of Notes to Receive Payment 92

Section 6.08.	Collection Suit by Trustee 92

Section 6.09.	Restoration of Rights and Remedies 92

Section 6.10.	Rights and Remedies Cumulative 92

Section 6.11.	Delay or Omission Not Waiver 92

Section 6.12.	Trustee May File Proofs of Claim 93

Section 6.13.	Priorities 93

Section 6.14.	Undertaking for Costs 94
ARTICLE 7
TRUSTEE

Section 7.01.	Duties of Trustee 94

Section 7.02.	Rights of Trustee 95

Section 7.03.	Individual Rights of Trustee 97

Section 7.04.	Trustee’s Disclaimer 97

Section 7.05.	Notice of Defaults 97

Section 7.06.	Reports by Trustee to Holders of the Notes 97

Section 7.07.	Compensation and Indemnity 98

Section 7.08.	Replacement of Trustee 98

Section 7.09.	Successor Trustee by Merger, etc 99

Section 7.10.	Eligibility; Disqualification 99

Section 7.11.	Preferential Collection of Claims Against Company 100
ARTICLE 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01.	Option to Effect Legal Defeasance or Covenant Defeasance 100

Section 8.02.	Legal Defeasance and Discharge 100

Section 8.03.	Covenant Defeasance 101

Section 8.04.	Conditions to Legal or Covenant Defeasance 101

Section 8.05.	Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions 102

Section 8.06.	Repayment to Company 103

Section 8.07.	Reinstatement 103
ARTICLE 9
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01.	Without Consent of Holders of Notes 104

Section 9.02.	With Consent of Holders of Notes 105

Section 9.03.	Compliance with Trust Indenture Act 106

Section 9.04.	Revocation and Effect of Consents 107

Section 9.05.	Notation on or Exchange of Notes 107

Section 9.06.	Trustee to Sign Amendments, etc 107
ARTICLE 10
SUBSIDIARY GUARANTEES

Section 10.01.	Guarantee 107

Section 10.02.	Limitation on Liability 108

Section 10.03.	Execution and Delivery 108

Section 10.04.	Benefits Acknowledged 109

Section 10.05.	Subrogation 109

Section 10.06.	Release of Guarantees 109

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ARTICLE 11
SATISFACTION AND DISCHARGE

Section 11.01.	Satisfaction and Discharge 109

Section 11.02.	Application of Trust Money 111
ARTICLE 12
SECURITY

Section 12.01.	Collateral and Security Documents 111

Section 12.02.	Recordings and Opinions 112

Section 12.03.	Release of Collateral 113

Section 12.04.	Certificates of the Trustee 114

Section 12.05.	Suits to Protect the Collateral 114

Section 12.06.	Authorization of Receipt of Funds by the Trustee Under the Security Documents 114

Section 12.07.	Purchase Protected 114

Section 12.08.	Powers Exercisable by Receiver or Trustee 115

Section 12.09.	Release Upon Termination of the Company’s Obligations 115

Section 12.10.	Collateral Agent 115

Section 12.11.	Compensation and Indemnification 120

Section 12.12.	After Acquired Real Property 120

Section 12.13.	Security Agreement and Other Security Documents 121
ARTICLE 13
RANKING OF NOTE LIENS

Section 13.01.	Relative Rights 121
ARTICLE 14
MISCELLANEOUS

Section 14.01.	Trust Indenture Act Controls 122

Section 14.02.	Notices 122

Section 14.03.	Communication by Holders of Notes with Other Holders of Notes 124

Section 14.04.	Certificate and Opinion as to Conditions Precedent 124

Section 14.05.	Statements Required in Certificate or Opinion 125

Section 14.06.	Rules by Trustee and Agents 125

Section 14.07.	No Personal Liability of Directors, Officers, Employees and Stockholders 125

Section 14.08.	Governing Law 125

Section 14.09.	Waiver of Jury Trial 125

Section 14.10.	Force Majeure 126

Section 14.11.	No Adverse Interpretation of Other Agreements 126

Section 14.12.	Successors 126

Section 14.13.	Severability 126

Section 14.14.	Counterpart Originals 126

Section 14.15.	Table of Contents, Headings, etc 126

Section 14.16.	Qualification of Indenture 127

Section 14.17.	Patriot Act 127

Section 14.18.	Submission to Jurisdiction 127

Section 14.19.	Taxes 127

EXHIBITS

Exhibit A	Form of Note

Exhibit B	Form of Certificate of Transfer

Exhibit C	Form of Certificate of Exchange

Exhibit D	Form of Supplemental Indenture to Be Delivered by Subsequent Subsidiary Guarantors

Exhibit E	Form of Intercreditor Agreement

INDENTURE, dated as of September 22, 2020, among Oppenheimer Holdings Inc., a Delaware corporation (the “Company”), the Subsidiary Guarantors (as defined herein) listed on the signature pages hereto and The Bank of New York Mellon Trust Company, N.A., a national banking association, as Trustee and as Collateral Agent.
W I T N E S S E T H
WHEREAS, the Company has duly authorized the creation of an issue of $125,000,000 aggregate principal amount of 5.50% Senior Secured Notes due 2025 (the “Initial Notes”); and
WHEREAS, the Company and each of the Subsidiary Guarantors has duly authorized the execution and delivery of this Indenture, and each of the Subsidiary Guarantors has duly authorized its Subsidiary Guarantee of the Notes.
NOW, THEREFORE, the Company, the Subsidiary Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.

Article 1
DEFINITIONS AND INCORPORATION BY REFERENCE
Section 1.01.    Definitions.
“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.
“Acquired Indebtedness” means Indebtedness of a Person (1) existing at the time such Person becomes a Restricted Subsidiary or (2) Indebtedness of a Restricted Subsidiary assumed in connection with an Asset Acquisition by such Restricted Subsidiary; provided such Indebtedness was not Incurred in connection with or in contemplation of such Person becoming a Restricted Subsidiary or such Asset Acquisition.
“Additional Interest” means the interest payable as a consequence of the failure to effectuate in a timely manner the Exchange Offer and/or Shelf Registration procedures set forth in the applicable Registration Rights Agreement.
“Additional Notes” means additional Notes (other than the Initial Notes and other than Exchange Notes for such Initial Notes) issued from time to time under this Indenture in accordance with Sections 2.01, 4.09 and 4.12 hereof.
“Adjusted Consolidated Net Income” means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries and Regulated Subsidiaries for such period determined on a consolidated basis in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):
(1)    the net income (or loss) of any Person that is not a Restricted Subsidiary or Regulated Subsidiary, except that the Company’s equity in the net income of any such Person for such period (to the extent not otherwise excluded pursuant to clauses (2) through (6) below) will be included up to the aggregate amount of cash actually distributed by such Person during such period to the Company or to its Restricted Subsidiaries or Regulated Subsidiaries (less minority interest therein) as a dividend or other distribution;
(2)    the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or Regulated Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries;
(3)    the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;
(4)    the net income of any Regulated Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Regulated Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement or instrument with a Person, other than such Regulated Subsidiaries’ applicable regulatory authorities, or any judgment or decree applicable to such Regulated Subsidiary other than to the extent that such Regulated Subsidiary reasonably believes (as determined by Senior Management acting in good faith), that such net income could be distributed, declared or paid as a dividend or similar distribution without causing such Regulated Subsidiary to fail to be at least “adequately capitalized” as defined in the regulations of applicable regulatory authorities, or to meet minimum capital requirements imposed by applicable regulatory authorities;
(5)    any gains or losses (on an after-tax basis) attributable to Asset Sales or Regulated Sales;
(6)    solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (D) of Section 4.07(a), any amount paid or accrued as dividends on Preferred Stock of the Company owned by Persons other than the Company and any of its Restricted Subsidiaries and Regulated Subsidiaries;
(7)    all extraordinary gains and, solely for purposes of calculating the Consolidated Fixed Charge Coverage Ratio and the Secured Leverage Ratio, extraordinary losses;
(8)    the cumulative effect of changes in accounting principles; and
(9)    the net after-tax effect of impairment charges related to goodwill and other intangible assets.
“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Agent” means any Custodian, Registrar or Paying Agent.
“Applicable Premium” means, as determined by the Company, with respect to any Note on any applicable redemption date, the greater of:
(1)    1% of the then outstanding principal amount of the Note; and
(2)    the excess of:
(A) the present value at such redemption date of (i) the redemption price of the Note, at October 1, 2022 (such redemption price being set forth in the table in Section 3.07(a)) plus (ii) all required interest payments due on the Note through October 1, 2020 (in each case excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over
(B) the then outstanding principal amount of the Note.
“Applicable Procedures” means, with respect to any tender, payment, redemption, transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and/or Clearstream that apply to such tender, payment, redemption, transfer or exchange.
“Asset Acquisition” means (1) an investment by the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or a Regulated Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries; provided that such Person’s primary business is a Related Business or (2) an acquisition by the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries that constitute substantially all of a division or line of business of such Person that is a Related Business.
“Asset Sale” means any sale, transfer or other disposition (including by way of merger, consolidation or Sale-Leaseback Transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries of:
(1)    all or any of the Capital Stock of any Restricted Subsidiary;
(2)    all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries; or
(3)    any other property and assets (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions of this Indenture applicable to mergers, consolidations and sales of assets of the Company; provided that “Asset Sale” shall not include:
(a)    sales or other dispositions of Investment Securities, inventory, receivables and other current assets;
(b)    sales, transfers or other dispositions of assets constituting a Permitted Investment or Restricted Payment permitted to be made under Section 4.07;
(c)    sales, transfers or other dispositions of assets with a fair market value not in excess of $10.0 million in any transaction or series of related transactions;
(d)    any sale, transfer, assignment or other disposition of any property equipment that has become damaged, worn out, obsolete or otherwise unsuitable for use in connection with the business of the Company or its Restricted Subsidiaries;
(e)    an issuance of Capital Stock by a Restricted Subsidiary or the sale, transfer or other disposition by the Company or a Restricted Subsidiary of property, assets or the Capital Stock of a Restricted Subsidiary or Regulated Subsidiary, in each case to the Company, a Restricted Subsidiary or a Regulated Subsidiary;
(f)    the sale or discount of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof or in bankruptcy or similar proceedings;
(g)    a Sale-Leaseback Transaction that results in a Financing Lease that constitutes Indebtedness;
(h)    the issuance of Disqualified Stock or Preferred Stock permitted under Section 4.09;
(i)    any exchange of assets (including a combination of assets, Cash and Temporary Cash Investments) for assets used or useful in a Related Business of comparable or greater market value, as determined in good faith by the Senior Management or the Board of Directors of the Company;
(j)    any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;
(k)    the licensing, sublicensing, lease, assignment or sublease of any real or personal property in the ordinary course of business;
(l)    any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;
(m)    the issuance of Equity Interests of any Subsidiary of the Company pursuant to any employee, officer or director compensation or benefit plans, employment agreements, indemnification agreements or any similar arrangements entered into in the ordinary course of business or approved in good faith by the Board of Directors of the Company;
(n)    Permitted Liens, or foreclosure on assets as a result of Liens permitted under Section 4.12;
(o)    any sale, transfer or other disposition of Equity Interests of a Restricted Subsidiary or Regulated Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary or Regulated Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale of acquisition; and
(p)    the issuance of Capital Stock by a Restricted Subsidiary that is or sponsors a special purpose acquisition company or the sale transfer or other disposition by the Company, a Restricted Subsidiary, or a Regulated Subsidiary of Capital Stock of a special purpose acquisition company or a sponsor entity of a special purpose acquisition company.
“Average Life” means, at any date of determination with respect to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock and (b) the amount of such payment by (2) the sum of all such payments.
“Bankruptcy Code” means Title 11 of the United States Code, as amended.
“Bankruptcy Law” means the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.
“Board of Directors” means, with respect to any Person, the Board of Directors of such Person or any duly authorized committee of such Board of Directors, or any other group performing comparable functions.
“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City or the city in which the Trustee’s designated corporate trust office is located.
“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock and Preferred Stock.
“Cash” means U.S. dollars, pounds sterling, euros, the national currency of any member state in the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business.
“CFTC” means the Commodities Futures Trading Commission.
A “Change of Control” shall be deemed to occur upon the occurrence of any of the following events: (1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders or (2) the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d‑5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act, or any successor provision), of 50% or more of the total voting power of the Voting Stock of the Company or any direct or indirect parent of the Company. As used in this definition, “Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right to so vote has been suspended by the happening of such a contingency.
“Clearstream” means Clearstream Banking S.A. and any successor thereto.
“Closing Date” means the date on which the Notes are originally issued under this Indenture.
“Collateral” means all the assets and properties subject to the Liens created by the Security Documents.
“Collateral Agent” means The Bank of New York Mellon Trust Company, N.A., in its capacity as the collateral agent under the Security Agreement, this Indenture and the other Security Documents, as appointed pursuant to Section 12.10 hereof, and any successor thereto in such capacity.
“Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s equity, other than Preferred Stock of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of such common stock.
“Company” means Oppenheimer Holdings Inc.
“Company Order” means a written request or order signed on behalf of the Company by an Officer of the Company, who must be the principal executive officer, the principal financial officer, the treasurer, the general counsel or the principal accounting officer of the Company, and delivered to the Trustee.
“Consolidated EBITDA” means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income:
(1)    Consolidated Interest Expense;
(2)    income taxes;
(3)    depreciation expense;
(4)    amortization expense;
(5)    without duplication, all adjustments of a similar nature to those used to calculate “Consolidated Adjusted EBITDA” as disclosed in the “Summary” section of the Offering Memorandum; and
(6)    all other non-cash items (including non-cash compensation expense relating to restricted stock awards and stock options but excluding amortization of broker notes) reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Company, its Restricted Subsidiaries and its Regulated Subsidiaries in conformity with GAAP; provided that, if any Restricted Subsidiary or Regulated Subsidiary is not a Wholly Owned Restricted Subsidiary, or Wholly Owned Regulated Subsidiary, as the case may be, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced by giving effect to the minority interest in determining Adjusted Consolidated Net Income in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary or Regulated Subsidiary multiplied by (B) the percentage of Common Stock of such Restricted Subsidiary or Regulated Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries or any of its Wholly Owned Regulated Subsidiaries.
“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the most recent four full fiscal quarters (the “Four Quarter Period”), for which financial statements are internally available, ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Transaction Date”), to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, Consolidated EBITDA and Consolidated Fixed Charges shall be calculated after giving effect on a pro forma basis for the period of such calculation to:
(1)    the incurrence, repayment or redemption of any Indebtedness, Disqualified Stock or Preferred Stock of such Person or any of its Restricted Subsidiaries or Regulated Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence, repayment or redemption of any other Indebtedness, Disqualified Stock or Preferred Stock (and the application of the proceeds thereof), other than the incurrence, repayment or redemption of Indebtedness, Disqualified Stock or Preferred Stock in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and
(2)    any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries or Regulated Subsidiaries (including any Person who becomes a Restricted Subsidiary or Regulated Subsidiaries as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.
If such Person or any of its Restricted Subsidiaries or Regulated Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating Consolidated Fixed Charges:
(1)    interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;
(2)    if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and
(3)    notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.
For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company (including pro forma expense and cost reductions, regardless of whether these cost savings could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto).
“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of (1) Consolidated Interest Expense, plus (2) the product of (A) the amount of all dividend payments on any series of Preferred Stock of such Person (other than (x) dividends paid in Capital Stock or (y) dividends paid to the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries) paid, accrued or scheduled to be paid or accrued during such period times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.
“Consolidated Interest Expense” means, for any period, the interest expense in respect of Indebtedness of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP. For purposes of this definition, interest on obligations in respect of Financing Leases shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such obligations in accordance with GAAP (or, if not implicit, as otherwise determined in accordance with GAAP).
“Consolidated Leverage Ratio” means, with respect to any Person at any date, the ratio of (i) the aggregate amount of all outstanding Indebtedness and Disqualified Stock of such Person and its Restricted Subsidiaries and Preferred Stock of Restricted Subsidiaries of such Person as of such date (determined on a consolidated basis in accordance with GAAP) less the amount of cash and Temporary Cash Investments in excess of any Restricted Cash that would be stated on the balance sheet of such Person and its Restricted Subsidiaries as of such date of determination to (ii) Consolidated EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date; provided that the ratio will be calculated in the manner contemplated by, and subject to all the adjustments provided in, the definition of “Consolidated Fixed Charge Coverage Ratio.” Notwithstanding the foregoing and for purposes of this calculation, the aggregate principal amount of Indebtedness shall be calculated without giving effect to purchase accounting adjustments.
“Consolidated Net Worth” means, at any date of determination, stockholders’ equity as set forth on the most recent internally available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries and Regulated Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), plus, to the extent not included, any Preferred Stock of the Company, less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement Accounting Standards Codification 830).
“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 14.02 hereof or such other address as to which the Trustee may give notice to the Holders and the Company. For purposes of Section 4.02 of this Indenture, such address shall also mean the office or the agency of the Trustee located at 500 Ross Street, 12th Floor, Pittsburgh, PA 15262.
“Credit Facility” means, with respect to the Company or any of its Restricted Subsidiaries, (i) one or more indentures, debt facilities or commercial paper facilities with banks or other institutional lenders or investors or any federal, state or local government entity or agency or financing arrangements providing for revolving credit loans, terms loans, receivables financing, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against receivables, letters of credit or any other long-term Indebtedness, including any indenture, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restructurings, restatements, replacements or refundings thereof and (ii) whether or not any indenture, debt facility or commercial paper facility referred to in clause (i) remains outstanding, any indentures, debt facilities or commercial paper facilities, in each case, with the same or different banks or other institutional lenders or investors or any federal, state or local government entity or agency that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof.
“Custodian” means the Trustee, as custodian for DTC with respect to the Notes in global form, or any successor entity thereto.
“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.
“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06(c) hereof, substantially in the form of Exhibit A hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.
“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.
“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or one of the Restricted Subsidiaries in connection with an Asset Sale or the Company, any of its Restricted Subsidiaries or any of its Regulated Subsidiaries in connection with a Regulated Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation executed by the principal financial officer of the Company, less the amount of Temporary Cash Investments received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.
“Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is (1) required to be redeemed prior to a date that is 91 days following the Stated Maturity of the Notes, (2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in Section 4.10 and Section 4.14 and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company’s repurchase of such Notes as are required to be repurchased pursuant to Section 4.10 and Section 4.14; provided further, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable at the option of the holder thereof or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock. Any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.
“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia, other than any such Subsidiary a substantial portion of the assets of which are Capital Stock of or other Investments in one or more Foreign Subsidiaries.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“Euroclear” means Euroclear S.A./N.V., as operator of the Euroclear system.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.
“Exchange Notes” means the Notes (including any related Subsidiary Guarantees) issued in the Exchange Offer pursuant to Section 2.06(f) hereof.
“Exchange Offer” has the meaning set forth in the applicable Registration Rights Agreement.
“Exchange Offer Registration Statement” has the meaning set forth in the applicable Registration Rights Agreement.
“Excluded Real Property” means any real property that is leased by the Company or any Subsidiary Guarantor or that has a purchase price of less than $5.0 million.
“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy which, if determined by the Board of Directors as evidenced by a Resolution of the Board of Directors of the Company, shall be conclusively determined.
“Financing Lease” means, as applied to any Person, any obligation that is required to be accounted for as a finance lease (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP, including, without limitation, Accounting Standards Codification 842 and related accounting rules and regulations, which obligation effectively transfers control of the underlying asset and constitutes an in-substance financed purchase of an asset; provided, and for avoidance of doubt, the term “Financing Lease” does not include obligations under any operating leases entered into in the ordinary course of business that do not effectively transfer control of the underlying asset and do not represent an in-substance financed purchase of an asset under GAAP, including, without limitation, Accounting Standards Codification 842 and related accounting rules and regulations, notwithstanding that GAAP and such accounting rules and regulations, such as Accounting Standards Codification 842, may require that such obligations be recognized on the balance sheet of such Person as a lease liability (along with the related right-of-use asset). At the time any determination thereof is to be made, the amount of the liability in respect of a finance lease would be the amount required to be reflected as a liability on such balance sheet (excluding the footnotes thereto) in accordance with GAAP.
“Foreign Subsidiary” means any Subsidiary of the Company that is an entity which is a controlled foreign corporation under Section 957 of the Internal Revenue Code or any subsidiary that is otherwise organized under the laws of a jurisdiction other than the United States, any state thereof, or the District of Columbia.
“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Closing Date.
“Global Note Legend” means the legend set forth in Section 2.06(g)(ii) hereof, which is required to be placed on all Global Notes issued under this Indenture.
“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto, issued in accordance with Section 2.01, 2.06(b), 2.06(d) or 2.06(f) hereof.
“Government Securities” means securities that are:
(1)    direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or
(2)    obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America;
which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.
“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or STAMP or other signature guarantees made by a Regulated Subsidiary in the ordinary course of its business. The term “Guarantee” used as a verb has a corresponding meaning.
“Hedging Obligations” means, with respect to any Person, the obligations of such person under (i) currency exchange, interest rate, commodity, credit or equity swap, forward or futures agreements, currency exchange, interest rate, commodity, credit or equity cap agreements, currency exchange, interest rate, commodity, credit or equity collar agreements, or currency exchange, interest rate, commodity, credit or equity puts or calls, and (ii) other agreements or arrangements designed to protect such Person, directly or indirectly, against fluctuations in currency exchange, interest rate, commodity or equity prices.
“Holder” means the Person in whose name a Note is registered on the Registrar’s books.
“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary.
“Indebtedness” means, with respect to any Person, at any date of determination (without duplication):
(1)    all indebtedness of such Person for borrowed money;
(2)    all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
(3)    all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding letters of credit issued by such Person and excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (1) or (2) above or (5), (6) or (7) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement);
(4)    all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is recorded as a liability under GAAP and due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;
(5)    all obligations with respect to Financing Leases;
(6)    Acquired Indebtedness; and
(7)    to the extent not otherwise included in this definition, net obligations under Hedging Obligations (other than Hedging Obligations not entered into for speculative investment purposes and designed to protect the Company or its Restricted Subsidiaries or Regulated Subsidiaries against fluctuations in commodity prices, equity prices, foreign currency exchange rates or interest rates and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in commodity prices, foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder), if and to the extent any preceding items (other than letters of credit or Hedging Obligations) would appear as a liability upon a balance sheet (excluding footnotes thereto) of the specified Person prepared in accordance with GAAP. In addition the term "Indebtedness" includes, to the extent not otherwise included, (1) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness; and (2) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person.
The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided:
(A)    that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP;
(B)    that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be “Indebtedness” so long as such money is held to secure the payment of such interest; and
(C)    that Indebtedness shall not include:
(a)    any liability for federal, state, local or other taxes;
(b)    performance, surety or appeal bonds provided in the ordinary course of business;
(c)    agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary or Regulated Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary or Regulated Subsidiary for the purpose of financing such acquisition), so long as the principal amount does not exceed the gross proceeds actually received by the Company or any Restricted Subsidiary or any Regulated Subsidiary in connection with such disposition;
(d)    obligations arising from agreements of the Company or a Restricted Subsidiary or Regulated Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;
(e)    obligations arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided, that (x) such obligations (other than credit or purchase cards) are extinguished within ten Business Days of notification to the Company of its incurrence and (y) such obligations in respect of credit or purchase cards is extinguished within 60 days from its incurrence;
(f)    obligations arising under one or more Securities Facilities; or
(g)    Non-Financing Lease Obligations or other obligations under or in respect of straight-line leases, operating leases or Sale and Lease-Back Transactions (except to the extent resulting in a Financing Lease).
Notwithstanding anything else contained herein to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Accounting Standards Codification 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the Indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the Indenture.
“Indenture” means this Indenture, as amended, supplemented or otherwise modified from time to time, including the terms of the Notes and Subsidiary Guarantees.
“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.
“Initial Notes” as defined in the recitals hereto.
“Initial Purchaser” means Oppenheimer & Co. Inc.
“Intercreditor Agreement” means the intercreditor agreement, substantially in the form of Exhibit E hereto, that will be entered into with respect to the Collateral if additional secured Indebtedness intended to constitute Pari Passu Lien Indebtedness is issued in the future among the Company, the Subsidiary Guarantors, the Collateral Agent and the authorized representative for the holders and lenders of additional secured debt, as such agreement may be amended, supplemented or otherwise modified from time to time.
“Interest Payment Date” means January 1 and July 1 of each year to stated maturity.
“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.
“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding Investment Securities, advances to customers or suppliers or deposits in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Company or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (1) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or as a Regulated Subsidiary and (2) the retention of the Capital Stock (or any other Investment) by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.07, (a) the amount of or a reduction in an Investment shall be equal to the fair market value thereof at the time such Investment is made or reduced and (b) in the event the Company or a Restricted Subsidiary makes an Investment by transferring assets to any Person and as part of such transaction receives Net Cash Proceeds, the amount of such Investment shall be the fair market value of the assets less the amount of Net Cash Proceeds so received; provided the Net Cash Proceeds are applied in accordance with Section 4.10(c)(i)(A) or Section 4.10(c)(i)(B).
“Investment Grade Status” shall occur when the Notes receive a rating of “BBB-” or higher from S&P and a rating of “Baa3” or higher from Moody’s, in each case with a stable or better outlook.
“Investment Securities” means any securities of a Person (other than an Affiliate or joint venture of the Company or any Restricted Subsidiary or any Regulated Subsidiary), mortgages, credit card and other loan receivables, futures contracts on any securities, interest rates and foreign currencies used for the hedging of any securities, mortgages or credit card and other loan receivables purchased, borrowed, sold, loaned or pledged by such Person in the ordinary course of its business.
“Legended Regulation S Global Note” means a Global Note in the form of Exhibit A hereto, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.
“Letter of Transmittal” means the letter of transmittal to be prepared by the Company and sent to all Holders of the Notes for use by such Holders in connection with the Exchange Offer.
“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest); provided that in no event shall a Non-Financing Lease Obligation be deemed to constitute a Lien.
“Limited Condition Transaction” means (i) any acquisition or Investment, including by way of merger, amalgamation, consolidation, or similar transaction, not prohibited by the Indenture, in each case whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (ii) any redemption, repurchase, defeasance, satisfaction and discharge or refinancing of, any Indebtedness, Disqualified Stock or Preferred Stock, (iii) any dividend to be paid on a date subsequent to the declaration thereof or (iv) any Asset Sale or disposition excluded from the definition of “Asset Sale.”
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Net Cash Proceeds” means:
(a)    with respect to any Asset Sale or Regulated Sale, the proceeds of such Asset Sale or Regulated Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of:
(1)    brokerage commissions and other fees and expenses (including attorney’s fees, accountants’ fees, underwriters’, placement agents’ and other investment bankers’ fees, commissions and consultant fees) related to such Asset Sale or Regulated Sale;
(2)    provisions for all taxes as a result of such Asset Sale or Regulated Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole, together with any actual distributions to shareholders with respect to the taxable income relating to such Asset Sale or Regulated Sale;
(3)    payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale or Regulated Sale that either (x) is secured by a Lien on the property or assets sold or (y) is required to be paid as a result of such sale; and
(4)    appropriate amounts to be provided by the Company, any Restricted Subsidiary or any Regulated Subsidiary as a reserve against any liabilities associated with such Asset Sale or Regulated Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale or Regulated Sale, all as determined in conformity with GAAP; and
(b)    with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney’s fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.
“Non-Financing Lease Obligation” means a lease obligation that is not required to be accounted for as a finance lease in accordance with GAAP including, without limitation, Accounting Standards Codification 842 and related accounting rules and regulations. For avoidance of doubt, a straight-line or operating lease shall be considered a Non-Financing Lease Obligation.
“Non-U.S. Person” means a Person who is not a U.S. Person.
“Notes” means the Initial Notes or the Exchange Notes and more particularly means any Note authenticated and delivered under this Indenture. For all purposes of this Indenture, the term “Notes” shall also include any Additional Notes that may be issued under a supplemental indenture. For purposes of this Indenture, all references to Notes to be issued or authenticated upon transfer, replacement or exchange shall be deemed to refer to Notes of the applicable series.
“Note Obligations” means all Obligations in respect of the Notes or arising under this Indenture and the Subsidiary Guarantees. Note Obligations shall include all interest accrued (or which would, absent the commencement of an insolvency or liquidation proceeding, accrue) after the commencement of an insolvency or liquidation proceeding in accordance with and at the rate specified in the Notes, this Indenture or the Subsidiary Guarantees, as the case may be, whether or not the claim for such interest is allowed as a claim in such insolvency or liquidation proceeding.
“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
“Offer to Purchase” means an offer to purchase Notes by the Company from the Holders commenced by sending a notice to the Trustee and each Holder stating:
(1)    the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis;
(2)    the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is sent) (the “Payment Date”);
(3)    that any Note not tendered will continue to accrue interest and Additional Interest (if any) pursuant to its terms;
(4)    that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest and Additional Interest (if any) on and after the Payment Date;
(5)    that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;
(6)    that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, an electronic transmission, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and
(7)    that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a minimum principal amount of $2,000 or multiples of $1,000 in excess thereof.
On the Payment Date, the Company shall (a) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase; (b) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (c) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers’ Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly deliver to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a minimum principal amount of $2,000 or multiples of $1,000 in excess thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, if the Company is required to repurchase Notes pursuant to an Offer to Purchase. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.
“Offering Memorandum” means the Offering Memorandum, dated September 17, 2020, relating to the sale of the Initial Notes.
“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company or, in the event that a Person is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of such Person. Officer of any Subsidiary Guarantor has a correlative meaning.
“Officers’ Certificate” means a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company.
“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company.
“Pari Passu Lien Indebtedness” means, collectively, Indebtedness or other obligations in respect of (i) the Notes, this Indenture and the Subsidiary Guarantees and (ii) any Additional Notes and other Indebtedness or other obligations having Pari Passu Lien Priority relative to the Notes with respect to the Collateral; provided that the authorized representative in respect of such Indebtedness is a party (directly or through a joinder agreement) to the Intercreditor Agreement.
“Pari Passu Lien Priority” means, relative to specified Indebtedness, having (or purporting to have) a Lien priority equal to that of the Lien securing the Note Obligations on the Collateral and subject to the Intercreditor Agreement.
“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).
“Participating Broker-Dealer” has the meaning set forth in the Registration Rights Agreement.
“Permitted Holder” means (i) Mr. Albert Lowenthal, any current or former spouse of his and any of their direct or indirect descendants and immediate family, including by marriage, and (ii) trusts, partnerships or other investment vehicles controlled by or for the primary benefit of persons referred to in clause (i).
“Permitted Investments” means:
(1)    any Investment in the Company or a Restricted Subsidiary or a Regulated Subsidiary; provided that the aggregate amount of Investments made pursuant to this clause (1) in Restricted Subsidiaries (net of return of capital) that are not Subsidiary Guarantors shall not exceed $25.0 million;
(2)    any Investment by the Company or any Restricted Subsidiary in a Person which will, upon the making of such Investment, become a Restricted Subsidiary or Regulated Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary or Regulated Subsidiary; provided that such person’s primary business is a Related Business on the date of such Investment;
(3)    Temporary Cash Investments and Investment Securities;
(4)    payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;
(5)    stock, obligations or securities received in satisfaction of judgments;
(6)    an Investment in an Unrestricted Subsidiary consisting solely of an Investment in another Unrestricted Subsidiary;
(7)    Hedging Obligations not entered into for speculative investment purposes and designed to protect the Company or its Restricted Subsidiaries or Regulated Subsidiaries against fluctuations in commodity prices, securities prices, foreign currency exchange rates or interest rates;
(8)    any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10;
(9)    any Investment existing on, or made pursuant to binding commitments existing on, the date of this Indenture or an Investment consisting of any extension, modification, replacement or renewal of any Investment or binding commitment existing on the date of this Indenture; provided that the amount of any such Investment or binding commitment may be increased as required by the terms of such Investment or binding commitment as in existence on the date of the Indenture if otherwise not prohibited under this Indenture;
(10)    any Investment acquired by the Company or any of the Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Company of such other Investment or accounts receivable; (b) as a result of a foreclosure by the Company or any of the Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or (c) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates;
(11)    Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;
(12)    Guarantees issued in accordance with Sections 4.09 and 4.15;
(13)    Investments of a Restricted Subsidiary of the Company acquired after the Closing Date or of an entity merged into or consolidated with the Company or a Restricted Subsidiary in a transaction that is not prohibited by Section 5.01 after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;
(14)    Investments made to defease the Notes in accordance with the terms of this Indenture;
(15)    guarantees by the Company or any of its Restricted Subsidiaries of leases (other than Financing Leases), trademarks, licenses, purchase agreements or of other obligations that do not constitute Indebtedness, in each case entered into by the Company or any Restricted Subsidiary in the ordinary course of business;
(16)    repurchases of the Notes;
(17)    Investment in general partner interests of limited partnerships or as managing member of limited liability companies in which non-Affiliates are primarily the limited partners or other members, as applicable, formed for the purpose of pursuing private equity or alternative investment strategies in connection with a Related Business and consistent with past practice, not to exceed for any individual Investment, 2% of the total amounts invested by all investors in such partnership or limited liability company at the time of such Investment;
(18)    Investments not otherwise described under this definition, not to exceed $10 million in the aggregate for the Company and its Subsidiaries;
(19)    guarantees by the Company or any Restricted Subsidiary of the obligations under Securities Facilities; provided that such guarantee is treated as Indebtedness by the Company for purposes of determining compliance with this Indenture; and
(20)    Investments in any special purpose acquisition company sponsored or co-sponsored by the Company, a Restricted Subsidiary or a Regulated Subsidiary.
“Permitted Liens” means:
(1)    Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;
(2)    statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens (including a lender’s unexercised rights of set-off) arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;
(3)    Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;
(4)    Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers’ acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);
(5)    easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries;
(6)    leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole;
(7)    Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets;
(8)    any interest or title of a lessor in the property subject to any Financing Lease or Non-Financing Lease;
(9)    Liens arising from filing Uniform Commercial Code financing statements regarding leases;
(10)    Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired;
(11)    Liens in favor of the Company or any Restricted Subsidiary;
(12)    Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary that does not give rise to an Event of Default;
(13)    Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;
(14)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(15)    Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Hedging Obligations not entered into for speculative investment purposes and designed to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities or securities;
(16)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business or in accordance with the past practices of the Company and its Restricted Subsidiaries prior to the Closing Date;
(17)    Liens on shares of Capital Stock of any Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary;
(18)    Liens on or sales of receivables or mortgages;
(19)    Liens existing on the Closing Date;
(20)    Liens on Collateral securing Note Obligations;
(21)    Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary or Wholly Owned Regulated Subsidiary to secure Indebtedness owing to the Company or such other Restricted Subsidiary or Regulated Subsidiary;
(22)    Liens to secure Indebtedness under any Credit Facility Incurred pursuant to Section 4.09(b)(1);
(23)    Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under Section 4.09(b)(6); provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary or Regulated Subsidiary other than the property or assets securing the Indebtedness being refinanced;
(24)    Liens to secure Indebtedness Incurred under Section 4.09(b)(11) (limited to the assets of the Foreign Subsidiary incurring such Indebtedness) and Section 4.09(b)(12);
(25)    Liens securing Indebtedness under Section 4.09(b)(4); provided that (x) such Liens are created within 360 days after the acquisition of the asset financed and (y) no such Lien shall extend to or cover any property or asset other than the asset so financed;
(26)    Liens on cash set aside at the time of the Incurrence of any Indebtedness, or Government Securities purchased with such cash, in either case to the extent that such cash or Government Securities pre-fund the payment of interest on such Indebtedness and are held in a collateral or escrow account or similar arrangement to be applied for such purpose;
(27)    Liens (which may be pari passu with the Liens securing the Notes) securing any Indebtedness permitted to be Incurred pursuant to Section 4.09; provided that at the time of incurrence and after giving pro forma effect thereto, the Secured Leverage Ratio would be no greater than 1.60 to 1.
(28)    Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (10), (19) and (27); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (10), (19) and (27) at the time the original Lien became a Permitted Lien under this Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement and (z) the new Lien has no greater priority relative to the Notes and the Subsidiary Guarantees and the holders of the Indebtedness secured by such Lien have no greater intercreditor rights relative to the Notes and the Subsidiary Guarantees and holders thereof than the original Liens and the related Indebtedness;
(29)    Liens on assets of a Restricted Subsidiary securing obligations of such Restricted Subsidiary under a Securities Facility; and
(30)    other Liens securing obligations not to exceed $5.0 million at any one time outstanding.
“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.
“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) hereof to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.
“pro forma” means pro forma presentation in accordance with GAAP and Regulation S‑X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto.
“QIB” means a “qualified institutional buyer” as defined in Rule 144A.
“Qualifying Real Property” means any real property owned by the Company or any Subsidiary Guarantor other than Excluded Real Property.
“Rating Agency” means any “nationally recognized statistical rating organization,” as such term is defined for purposes of Rule 436(g)(2) under the Securities Act.
“Record Date” for the interest or Additional Interest, if any, payable on any applicable Interest Payment Date means December 15 or June 15 (whether or not a Business Day) next preceding such Interest Payment Date.
“Registration Rights Agreement” means the registration rights agreement, dated the Closing Date, among the Company, the Subsidiary Guarantors and the Initial Purchaser entered into in connection with the issuance of the Initial Notes and any similar registration rights agreement with respect to any Additional Notes.
“Regulated Sale” means any sale, transfer or other disposition (including by way of merger, consolidation or Sale-Leaseback Transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries of:
(1)    all or any of the Capital Stock of any Regulated Subsidiary; or
(2)    all or substantially all of the property and assets of an operating unit or business of any Regulated Subsidiary;
in each case, that is not governed by the provisions of this Indenture applicable to mergers, consolidations and sales of assets of the Company; provided that “Regulated Sale” shall not include an issuance, sale, transfer or other disposition of Capital Stock by a Regulated Subsidiary to the Company, a Wholly Owned Restricted Subsidiary or a Wholly Owned Regulated Subsidiary.
“Regulated Significant Subsidiary” means, at any date of determination, any Regulated Subsidiary that, together with its Subsidiaries, (1) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries and Regulated Subsidiaries or (2) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries and Regulated Subsidiaries, all as set forth on the most recently internally available consolidated financial statements of the Company for such fiscal year.
“Regulated Subsidiary” means (A) any direct or indirect Subsidiary of the Company that is registered, licensed or qualified as (1) a broker dealer pursuant to Section 15 of the Exchange Act, (2) a broker dealer or underwriter under any foreign securities law, (3) a banking or insurance Subsidiary regulated under state, federal or foreign laws or (4) an investment advisor or relying advisor pursuant to the Investment Advisers Act of 1940 or under state or foreign laws and (B) Oppenheimer Israel (OPCO) Ltd. or any of its successors.
“Regulation S” means Regulation S promulgated under the Securities Act.
“Regulation S Global Note” means a Legended Regulation S Global Note or an Unlegended Regulation S Global Note, as appropriate.
“Related Business” means any financial services business which is the same as or ancillary or complementary to any business of the Company and its Restricted Subsidiaries and Regulated Subsidiaries that is being conducted on the Closing Date, including, but not limited to, broker-dealer services, insurance, investment advisory services, specialist and other market making activities, trust and banking services, loan trading, leverage finance, underwriting and the creation of and offers and sales of interests in mutual and other funds and any business that is a result of ownership interest in any other entity acquired in the ordinary course of business.
“Replacement Assets” means, on any date, property or assets (other than current assets) of a nature or type or that are used in a business (or an Investment in a company having property or assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries and its Regulated Subsidiaries existing on such date.
“Restricted Cash” means cash and Temporary Cash Investments held by Restricted Subsidiaries that is contractually restricted from being distributed to the Company or not available for general corporate purposes, except for such restrictions that are contained in agreements governing Indebtedness permitted under the Indenture and that is secured by such cash or Temporary Cash Investments.
“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, who shall have direct responsibility for the administration of this Indenture, or any officer to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject.
“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.
“Restricted Global Note” means a Global Note bearing the Private Placement Legend.
“Restricted Investment” means an Investment made after the Closing Date other than Permitted Investments.
“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.
“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary or a Regulated Subsidiary.
“Rule 144” means Rule 144 promulgated under the Securities Act.
“Rule 144A” means Rule 144A promulgated under the Securities Act.
“Rule 903” means Rule 903 promulgated under the Securities Act.
“Rule 904” means Rule 904 promulgated under the Securities Act.
“Sale-Leaseback Transaction” means, with respect to any Person, an arrangement whereby such Person sells or transfers property and then or thereafter leases such property or any substantial part thereof which such Person intends to use for substantially the same purpose or purposes as the property sold or transferred, provided that for purposes of this definition, “property” shall not include Investment Securities.
“S&P” means S&P Global Ratings and any successor to its rating agency business.
“SEC” means the U.S. Securities and Exchange Commission.
“Secured Leverage Ratio” means as of any date of determination, the ratio of (a) Pari Passu Lien Indebtedness, as determined on a consolidated basis, as of the last day of the fiscal quarter ending on, or most recently ended prior to, such date of determination to, after giving effect to the transaction giving rise to the need to calculate the Secured Leverage Ratio, (b) Consolidated EBITDA for the period consisting of the immediately preceding four consecutive fiscal quarters of the Company ending on, or most recently ended prior to, such date of determination for which internal financial statements are available; provided that Consolidated EBITDA will be calculated in the manner contemplated by, and subject to all the adjustments provided in, the definition of “Consolidated Fixed Charge Coverage Ratio.”
“Secured Party” means (i) the Holders, (ii) the Trustee, (iii) the Collateral Agent and (iv) any successors, indorsees, transferees and assigns of each of the foregoing.
“Securities Act” means the Securities Act of 1933, as amended or any successor statute or statutes thereto.
“Securities Facilities” means any facility providing for securities lending or to finance the purchase or carrying of inventories of mortgage or other loans or securities in connection with a Related Business carried on by a Restricted Subsidiary and where the recourse of the lenders or other creditors under such facility is limited to the assets of such Restricted Subsidiary or to guarantees of such Securities Facilities by the Company or a Restricted Subsidiary permitted under this Indenture.
“Security Agreement” means that certain Security Agreement, dated as of the Closing Date, made by and among the Company, the Subsidiary Guarantors and the Collateral Agent, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.
“Security Documents” means the Security Agreement, the Intercreditor Agreement, the Mortgages (if any) and any other instruments and documents executed and delivered pursuant to this Indenture or any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time and pursuant to which Collateral is pledged, assigned or granted to or on behalf of the Collateral Agent for the benefit of the Secured Parties.
“Senior Management” means with respect to any Person, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, or any Executive Vice-President of such Person.
“Shelf Registration” has the meaning set forth in the applicable Registration Rights Agreement.
“Shelf Registration Statement” means the Shelf Registration Statement as defined in the applicable Registration Rights Agreement.
“Significant Subsidiary” means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (1) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or (2) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently internally available consolidated financial statements of the Company for such fiscal year.
“Stated Maturity” means, (1) with respect to any security, the date specified in such security as the fixed date on which the final installment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred) and (2) with respect to any scheduled installment of principal of or interest on any security, the date specified in such security as the fixed date on which such installment is due and payable.
“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person and is consolidated under GAAP with such Person; provided that, notwithstanding the foregoing, in connection with the sponsorship or co-sponsorship of a special purpose acquisition company, the Person that is the special purpose acquisition company (but not the Person that is the sponsor or co-sponsor entity) shall not be a Subsidiary.
“Subsidiary Guarantee” means any guarantee of the obligations of the Company under this Indenture and the Notes by any Subsidiary Guarantor.
“Subsidiary Guarantor” means E.A Viner International Co., Viner Finance Inc. and any Subsidiary of the Company required to guarantee the Notes pursuant to Section 4.15.
“Temporary Cash Investments” means any of the following:
(1)    direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof, in each case maturing within two years from the date of acquisition thereof;
(2)    certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition thereof, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);
(3)    repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank or trust company meeting the qualifications described in clause (2) above;
(4)    commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P;
(5)    readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency if both of the two named rating agencies cease publishing ratings of investments) in each case with maturities not exceeding two years from the date of acquisition;
(6)    Indebtedness issued by Persons (other than the Permitted Holders or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;
(7)    any investment funds investing at least 95% of its assets continuously invested in investments of the types described in clauses (1) through (6) above; and
(8)    instruments equivalent to those referred to in clauses (1) through (6) above denominated in euros or any other foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.
“Total Assets” means the total consolidated assets of the Company, the Restricted Subsidiaries and the Regulated Subsidiaries, as shown on the most recent balance sheet of the Company.
“Trade Payables” means, with respect to any Person, any accounts payable or any other Indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.
“Transaction Date” means, with respect to the Incurrence of any Indebtedness, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.
“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to October 1, 2022; provided, however, that if the period from such redemption date to October 1, 2022 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-777bbbb).
“Trustee” means The Bank of New York Mellon Trust Company, N.A., as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.
“Uniform Commercial Code” or “UCC” means the New York Uniform Commercial Code as in effect from time to time, provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“Unlegended Regulation S Global Note” means a permanent Global Note in the form of Exhibit A hereto, bearing the Global Note Legend, deposited with or on behalf of and registered in the name of the Depositary or its nominee and issued upon expiration of the Restricted Period.
“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.
“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A attached hereto, that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear the Private Placement Legend.
“Unrestricted Subsidiary” means (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary or Regulated Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that (A) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under Section 4.07 and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under Sections 4.07 and 4.09. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of this Indenture. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.
“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.
“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.
“Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary by such Person or one or more Wholly Owned Subsidiaries of such Person.
Section 1.02.    Other Definitions.

Term	Defined in Section
“Applicable Premium Deficit”	8.04
“Asset Sale Offer”	4.10
“Authentication Order”	2.02
“Change of Control Offer”	4.14
“Covenant Defeasance”	8.03
“DTC”	2.01
“Elected Amount”	4.22
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Fixed Amounts”	4.22
“Guaranteed Indebtedness”	4.15
“Incurrence-Based Amounts”	4.22
“LCT Election”	4.21
“LCT Test Date”	4.21
“Legal Defeasance”	8.02
“Mortgages”	12.12
“Note Register”	2.03
“Paying Agent”	2.03
“Registrar”	2.03
“Reinstatement Date”	4.20
“Restricted Payments”	4.07
“Suspended Covenants”	4.20
“Surviving Person”	5.01
“Suspension Date”	4.20
“Suspension Period”	4.20
“Testing Party”	4.21

Section 1.03.    Incorporation by Reference of Trust Indenture Act. Whenever this Indenture refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this Indenture.
The following Trust Indenture Act terms used in this Indenture have the following meanings:
“indenture securities” means the Notes and Subsidiary Guarantees;
“indenture security Holder” means a Holder of a Note;
“indenture to be qualified” means this Indenture;
“indenture trustee” or “institutional trustee” means the Trustee; and
“obligor” on the Notes and the Subsidiary Guarantees means the Company and the Subsidiary Guarantors, respectively, and any successor obligor upon the Notes and the Subsidiary Guarantees, respectively.
All other terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by SEC rule under the Trust Indenture Act have the meanings so assigned to them.
Section 1.04.    Rules of Construction. Unless the context otherwise requires:
(a)    a term has the meaning assigned to it;
(b)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
(c)    “or” is not exclusive;
(d)    words in the singular include the plural, and in the plural include the singular;
(e)    “will” shall be interpreted to express a command;
(f)    provisions apply to successive events and transactions;
(g)    references to sections of, or rules under, the Securities Act, Exchange Act or Trust Indenture Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;
(h)    unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;
(i)    (1) unsecured Indebtedness shall not be deemed to be subordinated or junior to secured Indebtedness merely because it is unsecured, (2) senior Indebtedness shall not be deemed to be subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral and (3) Indebtedness that is not guaranteed shall not be deemed to be subordinated or junior to Indebtedness that is guaranteed merely because of such guarantee; and
(j)    the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision.
Section 1.05.    Acts of Holders. (%3) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Company. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section 1.05.
(a)    The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.
(b)    The ownership of Notes shall be proved by the Note Register.
(c)    Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Note.
(d)    The Company may, in the circumstances permitted by the Trust Indenture Act, set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Company prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.
(e)    Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.
(f)    Without limiting the generality of the foregoing, a Holder, including DTC that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and DTC that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such depositary’s standing instructions and customary practices.
(g)    The Company may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of such depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.
ARTICLE 2
THE NOTES
Section 2.01.    General. (%3) The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes shall be in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.
The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Company, the Subsidiary Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.
Additional Notes ranking pari passu with the Initial Notes, including Exchange Notes, may be created and issued from time to time by the Company without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, waivers, amendments, offers to repurchase, redemption or otherwise as the Initial Notes; provided that the Company’s ability to issue Additional Notes shall be subject to the Company’s compliance with Section 4.09 hereof. Any Additional Notes shall be issued pursuant to an indenture supplemental to this Indenture.
(a)    Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.
(b)    Regulation S Global Notes. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of one or more Legended Regulation S Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as custodian for The Depository Trust Company (“DTC”) in New York, New York, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Company and authenticated by the Trustee as hereinafter provided. Following the termination of the Restricted Period, beneficial interests in the Legended Regulation S Global Note may be exchanged for beneficial interests in Unlegended Regulation S Global Notes pursuant to Section 2.06 and the Applicable Procedures. Simultaneously with the authentication of Unlegended Regulation S Global Notes, the Trustee shall cancel the Legended Regulation S Global Note. The aggregate principal amount of the Regulation S Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.
(c)    Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Global Notes that are held by Participants through Euroclear or Clearstream.
(d)    Form of Initial Notes. The Notes issued on the date of this Indenture shall initially be issued in the form of one or more Restricted Global Notes.
(e)    Terms. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.
Section 2.02.    Execution and Authentication. At least one Officer shall execute the Notes on behalf of the Company by manual or facsimile signature.
If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.
A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A attached hereto, as the case may be, by the manual or electronic signature of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.
On the Closing Date, the Trustee shall, upon receipt of a Company Order (an “Authentication Order”), authenticate and deliver the Initial Notes. In addition, at any time, from time to time, the Trustee shall upon receipt of an Authentication Order authenticate and deliver any Additional Notes and Exchange Notes for an aggregate principal amount specified in such Authentication Order for such Additional Notes or Exchange Notes issued hereunder. Such Authentication Order shall specify the amount of the Notes to be authenticated and, in case of any issuance of Additional Notes pursuant to Section 2.01 hereof, shall certify that such issuance is in compliance with Section 4.09 hereof.
The Trustee shall have the right to decline to authenticate and deliver any Additional Notes under this Section if the Trustee determines that such action may not lawfully be taken by the Company or if the Trustee in good faith by its board of directors or board of trustee, executive committee, or a trust committee of directors or trustees or Responsible Officers shall determine that such action would expose the Trustee to personal liability of any kind.
In authenticating the Notes of any series and accepting the additional responsibilities under this Indenture in relation to such Notes, the Trustee shall receive, and (subject to Section 7.01) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel, each prepared in accordance with Section 14.05 stating that the conditions precedent, if any, provided for in the Indenture have been complied with, and an Opinion of Counsel substantially to the effect that the Notes have been duly authorized and, if executed and authenticated in accordance with the provisions of the Indenture and delivered to and duly paid for by the purchasers thereof on the date of such opinion, would be entitled to the benefits of the Indenture and that this Indenture and such Notes would be valid and binding obligations of the Company and any other obligors, enforceable against the Company and such obligors in accordance with their respective terms, subject to customary exceptions, and covering such other matters as shall be specified therein and as shall be reasonably requested by the Trustee.
The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.
Section 2.03.    Registrar and Paying Agent. The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without prior notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.
The Company initially appoints DTC to act as Depositary with respect to the Global Notes.
The Company initially appoints the Trustee to act as the Paying Agent and Registrar for the Notes and to act as Custodian with respect to the Global Notes.
Section 2.04.    Paying Agent to Hold Money in Trust. The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or Additional Interest, if any, or interest on the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.
Section 2.05.    Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with Trust Indenture Act Section 312(a). If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Company shall otherwise comply with Trust Indenture Act Section 312(a).
Section 2.06.    Transfer and Exchange.
(a)    Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes shall be exchanged (or, in the case of clause (iii), exchangeable) by the Company for Definitive Notes if (i) the Depositary (A) notifies the Company that it is unwilling or unable to continue as Depositary for the Global Notes or (B) has ceased to be a clearing agency registered under the Exchange Act, and in each case the Company fails to appoint a successor Depositary within 120 days after the date of such notice from the Depositary; (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes, subject to the procedures of the Depositary; provided that in no event shall the Legended Regulation S Global Note be exchanged by the Company for Definitive Notes other than in accordance with Section 2.06(c)(ii); or (iii) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes. Upon the occurrence of any of the preceding events in (i) or (ii) or, upon the request of the Company in the case of (iii) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Section 2.07 and Section 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or Section 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except as provided in this Section 2.06. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f) hereof.
(b)    Transfer and Exchange of Beneficial Interests in the Global Notes. Registration of the transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Registration of transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:
(i)    Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Legended Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).
(ii)    All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all registrations of transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Legended Regulation S Global Note other than in accordance with Section 2.06(c)(ii). Upon consummation of an Exchange Offer by the Company in accordance with Section 2.06(f), the requirements of this Section 2.06(b)(ii) shall be deemed to have been satisfied upon receipt by the Registrar of the instructions contained in the Letter of Transmittal delivered by the Holder of such beneficial interests in the Restricted Global Notes. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Notes pursuant to Section 2.06(i).
(iii)    Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) hereof and the Registrar receives the following:
(A)    if the transferee shall take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; or
(B)    if the transferee shall take delivery in the form of a beneficial interest in a Legended Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.
(iv)    Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any Holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) hereof and:
(A)    such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal as provided in Section 2.06(f) hereof;
(B)    such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;
(C)    such transfer is effected by a Participating Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or
(D)    the Registrar receives the following:
(1)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or
(2)    if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this subparagraph (D), an Opinion of Counsel in form reasonably acceptable to the Registrar and the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
If any such transfer is effected pursuant to subparagraph (B) or (D) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, and the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel each stating that all conditions precedent provided for or relating to the authentication and delivery of such Unrestricted Global Note have been complied with, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (B) or (D) above.
Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.
(c)    Transfer or Exchange of Beneficial Interests for Definitive Notes.
(i)    Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events in clauses (i), (ii) or (iii) of Section 2.06(a) hereof and receipt by the Registrar of the following documentation:
(A)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;
(B)    if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;
(C)    if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;
(D)    if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;
(E)    if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or
(F)    if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(i) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.
(ii)    Beneficial Interests in Legended Regulation S Global Note to Definitive Notes. A beneficial interest in the Legended Regulation S Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to the expiration of the Restricted Period, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.
(iii)    Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events in clauses (i), (ii) or (iii) of Section 2.06(a) hereof and if:
(A)    such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of such beneficial interest, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal as provided in Section 2.06(f) hereof;
(B)    such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;
(C)    such transfer is effected by a Participating Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or
(D)    the Registrar receives the following:
(1)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or
(2)    if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this subparagraph (D), an Opinion of Counsel in form reasonably acceptable to the Registrar and the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
(iv)    Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events in clauses (i), (ii) or (iii) of Section 2.06(a) hereof and satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(i) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.
(d)    Transfer and Exchange of Definitive Notes for Beneficial Interests.
(i)    Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:
(A)    if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;
(B)    if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;
(C)    if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;
(D)    if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;
(E)    if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or
(F)    if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the applicable Restricted Global Note, in the case of clause (B) above, the applicable 144A Global Note, and in the case of clause (C) above, the applicable Regulation S Global Note.
(ii)    Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:
(A)    such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal as provided in Section 2.06(f) hereof;
(B)    such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;
(C)    such transfer is effected by a Participating Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or
(D)    the Registrar receives the following:
(1)    if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or
(2)    if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this subparagraph (D), an Opinion of Counsel in form reasonably acceptable to the Registrar and the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.
(iii)    Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.
If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (i), (ii)(B), (ii)(D) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, and the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel each stating that all conditions precedent provided for or relating to the authentication and delivery of such Unrestricted Global Note have been complied with, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.
(e)    Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):
(i)    Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:
(A)    if the transfer will be made to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;
(B)    if the transfer will be made pursuant to Rule 903 or Rule 904 then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or
(C)    if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications required by item (3) thereof, if applicable.
(ii)    Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:
(A)    such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal as provided in Section 2.06(f) hereof;
(B)    any such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;
(C)    any such transfer is effected by a Participating Broker‑Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or
(D)    the Registrar receives the following:
(1)    if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or
(2)    if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this subparagraph (D), an Opinion of Counsel in form reasonably acceptable to the Registrar and the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
(iii)    Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.
(f)    Exchange Offer. Upon the occurrence of the Exchange Offer in accordance with the Registration Rights Agreement, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, and an Officers’ Certificate and an Opinion of Counsel each stating that all conditions precedent provided for or relating to the authentication and delivery of such Unrestricted Global Note have been complied with, the Trustee shall authenticate (i) one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the Restricted Global Notes tendered for acceptance (as certified to the Trustee by the Company) by Persons that certify in the applicable Letters of Transmittal that (1) they are not an affiliate (within the meaning of Rule 405 under the Securities Act) of the Company, (2) they are not engaged in, and do not intend to engage in, and has no arrangement or understanding with any Person to participate in, a distribution of the Exchange Notes to be issued in the Exchange Offer and (3) they are acquiring the Exchange Notes in its ordinary course of business (4) if they are not a broker-dealer, that they are not engaged in and do not intend to engage in the distribution of the Exchange Notes and (5) if they are a broker-dealer and will receive the Exchange Notes for their own account in exchange for Notes that were acquired as a result of market-making or other trading activities, then they will deliver a Prospectus (as defined in the Registration Rights Agreement) in connection with any resale of the Exchange Notes, and accepted for exchange in the Exchange Offer and (ii) Unrestricted Definitive Notes in an aggregate principal amount equal to the principal amount of the Restricted Definitive Notes tendered for acceptance (as certified to the Trustee by the Company) by Persons that certify in the applicable Letters of Transmittal that (1) they are not an affiliate (within the meaning of Rule 405 under the Securities Act) of the Company, (2) they are not engaged in, and do not intend to engage in, and has no arrangement or understanding with any Person to participate in, a distribution of the Exchange Notes to be issued in the Exchange Offer and (3) they are acquiring the Exchange Notes in its ordinary course of business (4) if they are not a broker-dealer, that they are not engaged in and do not intend to engage in the distribution of the Exchange Notes and (5) if they are a broker-dealer and will receive the Exchange Notes for their own account in exchange for Notes that were acquired as a result of market-making or other trading activities, then they will deliver a Prospectus (as defined in the Registration Rights Agreement) in connection with any resale of the Exchange Notes, and accepted for exchange in the Exchange Offer. Concurrently with the issuance of such Exchange Notes, the Trustee shall cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly, and the Company shall execute and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail to the Persons designated by the Holders of Definitive Notes so accepted Unrestricted Definitive Notes in the applicable principal amount. Any Notes that remain outstanding after the consummation of the Exchange Offer, and Exchange Notes issued in connection with the Exchange Offer, shall be treated as a single class of securities under this Indenture.
(g)    Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:
(i)    Private Placement Legend.
(A)    Except as permitted below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:
“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF THIS NOTE BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE WHICH IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS NOTE HEREON (OR ANY PREDECESSOR OF THIS NOTE) (THE “RESALE RESTRICTION TERMINATION DATE”) ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (i) PURSUANT TO CLAUSE (D) PRIOR TO THE END OF THE 40 DAY DISTRIBUTION COMPLIANCE PERIOD WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR PURSUANT TO CLAUSE (E) PRIOR TO THE RESALE RESTRICTION TERMINATION DATE TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND (ii) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THIS NOTE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF A HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.”
(B)    Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii), (e)(iii) or (f) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.
(ii)    Global Note Legend. Each Global Note shall bear a legend in substantially the following form:
“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(i) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”
(h)    Regulation S Global Note Legend. The Regulation S Global Note shall bear a legend in substantially the following form:
THE RIGHTS ATTACHING TO THIS REGULATION S GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).
(i)    Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on the Schedule of Exchanges of Interests on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on the Schedule of Exchanges of Interests on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.
(j)    General Provisions Relating to Transfers and Exchanges.
(i)    To permit registrations of transfers and exchanges, the Company shall execute Global Notes and Definitive Notes, the Subsidiary Guarantors shall execute the notation of Guarantee, and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.
(ii)    No service charge shall be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company or the Trustee may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 2.10, 3.06, 4.10, 4.14 and 9.05 hereof).
(iii)    Neither the Registrar nor the Company shall be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.
(iv)    All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.
(v)    The Company shall not be required (1) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection, (2) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (3) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.
(vi)    Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest (including Additional Interest, if any) on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.
(vii)    Upon surrender for registration of transfer of any Note at the office or agency of the Company designated pursuant to Section 4.02 hereof, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.
(viii)    At the option of the Holder, subject to Section 2.06(a), Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and deliver, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.02 hereof.
(ix)    All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by electronic transmission.
Section 2.07.    Replacement Notes. If any mutilated Note is surrendered to the Trustee, the Registrar or the Company and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company and the Subsidiary Guarantors, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company and the Trustee may charge for their expenses in replacing a Note.
Every replacement Note is a contractual obligation of the Company and the Subsidiary Guarantors and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.
Section 2.08.    Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.
If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.
If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.
If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.
Section 2.09.    Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Affiliate of the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Company or any obligor upon the Notes or any Affiliate of the Company or of such other obligor. For the avoidance of doubt, in determining whether the Holders of at least 90% of the aggregate principal amount of the then outstanding Notes have validly tendered and not withdrawn Notes in any tender offer for the Notes, including any offers made pursuant to Section 4.10 or Section 4.14, Notes owned by an Affiliate of the Company or by funds controlled or managed by any Affiliate of the Company, or any successor thereof, shall be deemed to be outstanding for the purposes of such tender offer or other offer, as applicable.
Section 2.10.    Temporary Notes. Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.
Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.
Section 2.11.    Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of cancelled Notes according to its standard procedures. Certification of the disposition of all cancelled Notes shall be delivered to the Company upon written request. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.
Section 2.12.    Defaulted Interest. If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Trustee shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Trustee shall promptly notify the Company of such special record date. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall send to each Holder a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.
Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.
Section 2.13.    CUSIP and ISIN Numbers. The Company in issuing the Notes may use CUSIP numbers and/or ISIN numbers (if then generally in use) and, if so, the Trustee shall use CUSIP numbers and/or ISIN numbers in notices (including notices of redemption) as a convenience to Holders; provided, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice and that reliance may be placed only on the other identification numbers printed on the Notes, and any such notice or redemption shall not be affected by any defect in or omission of such numbers. The Company will as promptly as practicable notify the Trustee, in writing, of any change in the CUSIP number and ISIN numbers.
ARTICLE 3
REDEMPTION
Section 3.01.    Notices to Trustee. If the Company elects to redeem Notes pursuant to Section 3.07 hereof, it shall furnish to the Trustee, at least two Business Days before notice of redemption is required to be sent or caused to be sent to Holders pursuant to Section 3.03 hereof but not more than 60 days before a redemption date, an Officers’ Certificate setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of the Notes to be redeemed and (iv) the redemption price. If the redemption price is not known at the time such notice is to be given, the actual redemption price, calculated as described in the terms of the Notes, will be set forth in an Officers’ Certificate of the Company delivered to the Trustee no later than two Business Days prior to the Redemption Date.
Section 3.02.    Selection of Notes to be Redeemed or Purchased. If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Notes to be redeemed or purchased shall be selected in the case of Global Notes, in accordance with Applicable Procedures, and, in the case of Definitive Notes, by lot or by such other method as the Trustee shall deem to be fair and appropriate, unless otherwise required by law. In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 20 nor more than 60 days prior to the redemption date from the outstanding Notes not previously called for redemption or purchase.
The Trustee shall promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected shall be in amounts of $2,000 or whole multiples of $1,000 in excess of $2,000; no Notes of $2,000 or less can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not $2,000 or a multiple of $1,000 in excess thereof, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.
Section 3.03.    Notice of Redemption. The Company shall deliver or cause to be delivered notices of redemption at least 20 days but, subject to clause (i) below, not more than 90 days before the redemption date to each Holder of Notes to be redeemed at such Holder’s registered address, except that redemption notices may be mailed more than 90 days prior to a redemption date if the notice is issued in connection with Article 8 or Article 11 hereof.
The notice shall identify the Notes to be redeemed and shall state:
(a)    the redemption date;
(b)    the redemption price, or if not then known the manner of calculation;
(c)    if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note representing the same Indebtedness to the extent not redeemed will be issued in the name of the Holder of the Notes upon cancellation of the original Note;
(d)    the name and address of the Paying Agent;
(e)    that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;
(f)    that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;
(g)    the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;
(h)    the CUSIP number of ISIN number, if any, and that no representation is made as to the correctness or accuracy of the CUSIP number and ISIN number, if any, listed in such notice or printed on the Notes; and
(i)    if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption date may be extended or delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so extended or delayed.
At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided that the Company shall have delivered to the Trustee, at least 10 days (unless such shorter period shall be agreed to by the Trustee) before notice of redemption is required to be delivered or caused to be delivered to Holders pursuant to this Section 3.03, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.
Section 3.04.    Effect of Notice of Redemption. Once notice of redemption is sent in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price; provided, however, that any notice of redemption may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent (including, in the case of a redemption related to a sale of Capital Stock, the consummation of such sale). The Company will provide prompt written notice to the Trustee no later than 11:00 a.m. New York City time one business day prior to the date fixed for redemption rescinding or extending such redemption in the event that any such condition precedent shall not have occurred, and such redemption and notice of redemption shall be rescinded and of no force or effect, or extended, as applicable. Upon receipt of such notice from the Company rescinding or extending such redemption, the Trustee will promptly send a copy of such notice to the Holders of the Notes to be redeemed in the same manner in which the notice of redemption was given.
The notice, if delivered in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05 hereof, on and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.
Section 3.05.    Deposit of Redemption or Purchase Price. Prior to 10:00 a.m. (New York City time) on the redemption or purchase date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest (including Additional Interest, if any) on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.
If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or tendered for purchase. If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the redemption or purchase date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest accrued to the redemption or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.
Section 3.06.    Notes Redeemed or Purchased in Part. Upon surrender of a Note that is redeemed or purchased in part, the Company shall issue and the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same indebtedness to the extent not redeemed or purchased; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officers’ Certificate is required for the Trustee to authenticate such new Note.
Section 3.07.    Optional Redemption. (%3) The Company may redeem the Notes, in whole or in part, at any time on or after October 1, 2022. The redemption price for the Notes (expressed as a percentage of principal amount to be redeemed), will be as follows, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date:

If Redeemed During the 12-month period commencing July 1,	Redemption Price
2022………………………………………………	102.750%
2023………………………………………………	101.375%
2024 and thereafter……………………………….	100.000%

(b)    In addition, at any time prior to October 1, 2022 the Company may redeem up to 35% of the principal amount of the Notes with the Net Cash Proceeds of one or more sales of its Capital Stock (other than Disqualified Stock) at a redemption price of 105.50% of their principal amount, plus accrued interest and Additional Interest, if any, to, but not including, the redemption date; provided that at least 65% of the aggregate principal amount of Notes originally issued (calculated after giving effect to any issuance of Additional Notes) remains outstanding after each such redemption and notice of any such redemption is sent within 90 days of each such sale of Capital Stock.
(c)    At any time on or prior to October 1, 2022, the Company may redeem the Notes at its option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest (if any) to, but not including, the applicable redemption date.
(d)    However, no Note of $2,000 in principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount to be redeemed. A new Note in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note.
(e)    The Issuer may acquire Notes by means other than a redemption, whether pursuant to an issuer tender offer, open market purchase or otherwise, so long as the acquisition does not otherwise violate the terms of this Indenture.
(f)    In connection with any tender offer of the Notes at a price of at least 100% of the principal amount of the Notes tendered, plus accrued and unpaid interest thereon to, but excluding, the applicable tender settlement date, including an Offer to Purchase in connection with a Change of Control or an Asset Sale, if holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Company, or any third party making such tender offer in lieu of the Company, purchases all of the Notes validly tendered and not withdrawn by such holders, the Company or such third party may, upon not less than 20 nor more than 90 days’ prior notice, given not more than 20 days following such purchase date, redeem all Notes that remain outstanding following such purchase at a price equal to the price offered to each other holder in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest to but excluding the date of redemption.
(g)    Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.
Section 3.08.    Mandatory Redemption. The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.
ARTICLE 4
COVENANTS
Section 4.01.    Payment of Notes. The Company shall pay or cause to be paid the principal of, premium, if any, Additional Interest, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, Additional Interest, if any, and interest shall be considered paid on the date due if the Trustee or the Paying Agent, if other than the Company or a Subsidiary, holds as of noon Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.
The Company shall pay all Additional Interest, if any, in the same manner on the dates and in the amounts set forth in the Registration Rights Agreement. The Trustee shall have no responsibility for calculating Additional Interest or determining when Additional Interest is due.
The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest (without regard to any applicable grace period) at the same rate to the extent lawful.
Section 4.02.    Maintenance of Office or Agency. The Company shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co‑registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.
The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03 hereof.
Section 4.03.    SEC Reports and Reports to Holders. (%3) The Company shall deliver to the Trustee within 30 days after the filing of the same with the Securities and Exchange Commission, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.
(a)    Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC, to the extent permitted, and provide the Trustee and Holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act within 30 days after the time the Company would be required to file such information with the SEC (on the basis that the Company is a non-accelerated filer) if it were subject to Section 13 or 15(d) of the Exchange Act, provided that the Company need not file such reports or other information if, and so long as, it would not be required to do so pursuant to Rule 12h-5 under the Exchange Act.
(b)    Notwithstanding the foregoing, the Company shall be deemed to have furnished such reports referred to above to the Trustee and the Holders if the Company has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such reports shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).
(c)    Notwithstanding anything herein to the contrary, the Company shall not be deemed to have failed to comply with any of its agreements hereunder for purposes of Section 6.01(iv) until 120 days after the date any report hereunder is required to be filed with the SEC (or otherwise made available to holders or the Trustee) pursuant to this Section 4.03. To the extent any information required to be furnished pursuant to this Section 4.03 is furnished prior to the time that such failure to furnish such information results in an Event of Default, the Company will be deemed to have satisfied its obligations under this Section 4.03 with respect to such information and any Default with respect thereto shall be deemed to have been cured. The Trustee shall have no obligation to monitor when reports are filed or are required to be filed with the SEC.
(d)    To the extent not satisfied by the other provisions of this Section 4.03, for so long as any Notes remain outstanding, the Company will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
Section 4.04.    Compliance Certificate. (%3) The Company and each Subsidiary Guarantor (to the extent that such Subsidiary Guarantor is so required under the Trust Indenture Act) shall deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Closing Date, a certificate from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Company and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto).
(a)    When any Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Indebtedness of the Company or any Subsidiary gives any notice or takes any other action with respect to a claimed Default, the Company shall as soon as reasonably possible and in any event within 30 days after the Company becomes aware of the occurrence of a Default deliver to a Responsible Officer of the Trustee by registered or certified mail or by facsimile transmission an Officers’ Certificate specifying such event and what action the Company proposes to take with respect thereto.
Section 4.05.    Taxes. The Company shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.
Section 4.06.    Stay, Extension and Usury Laws. The Company and each of the Subsidiary Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Subsidiary Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.
Section 4.07.    Limitation on Restricted Payments. (%3) The Company shall not, and shall not permit any Restricted Subsidiary or Regulated Subsidiary to, directly or indirectly,
(1)    declare or pay any dividend or make any distribution on or with respect to its Capital Stock held by Persons other than the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries (other than (w) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock, (x) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries or Regulated Subsidiaries held by minority stockholders and (y) dividends or distributions on Preferred Stock the proceeds from the sale of which were invested in the business of such Subsidiary (or any Subsidiary of such Subsidiary));
(2)    purchase, call for redemption or redeem, retire or otherwise acquire for value any shares of Capital Stock of the Company or any Restricted Subsidiary or Regulated Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person (other than the Company, any Restricted Subsidiary or any Regulated Subsidiary);
(3)    make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Notes or any Indebtedness of a Subsidiary Guarantor that is subordinated in right of payment to a Subsidiary Guarantee (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (a) Indebtedness of the Company that is subordinated in right of payment to the Notes or any Indebtedness of a Subsidiary Guarantor that is subordinated in right of payment to a Subsidiary Guarantee in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (b) Indebtedness permitted under Section 4.09(b)(5); or
(4)    (i) with respect to the Company and any Restricted Subsidiary only, make any Investment, other than a Permitted Investment, in any Person, and (ii) with respect to any Regulated Subsidiary, make any Investment in an Unrestricted Subsidiary
(such payments or any other actions described in clauses (a)(1) through (a)(4) above being collectively “Restricted Payments”);
if, at the time of, and after giving effect to, the proposed Restricted Payment:
(A)    a Default or Event of Default shall have occurred and be continuing;
(B)    the Company could not Incur at least $1.00 of Indebtedness under Section 4.09(a);
(C)    the Subsidiary subject to the Restricted Payment, if any, is a Regulated Subsidiary that is not in compliance with applicable regulatory capital or other material requirements of its regulators, such as the SEC, the CFTC, or any applicable state, federal or self regulatory organization, or would fail to be in compliance with applicable regulatory requirements as a consequence of the payment; or
(D)    the aggregate amount of all Restricted Payments made after the Closing Date shall exceed the sum of:
(1)    50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning on July 1, 2017 and ending on the last day of such fiscal quarter preceding the Transaction Date for which internal financial statements are available plus
(2)    the aggregate Net Cash Proceeds received by the Company after the Closing Date as a capital contribution or from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company, including an issuance or sale permitted by this Indenture of Indebtedness of the Company for cash subsequent to the Closing Date upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Company, or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes) plus
(3)    an amount equal to the return on any Investment previously made as a Restricted Payment after the Closing Date (including any such return from repayments of principal on Indebtedness, dividends, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or Regulated Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income)), from the release of any Guarantee or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investments”), not to exceed, in each case, the amount of Investments previously made or deemed made as a Restricted Payment by the Company or any Restricted Subsidiary or Regulated Subsidiary in such Person or Unrestricted Subsidiary after the Closing Date.
(b)    The foregoing provision shall not be violated by reason of:
(i)    the payment of any dividend or redemption of any Capital Stock or redemption of the Indebtedness of the Company that is subordinated in right of payment within 60 days after the related date of declaration or call for redemption if, at said date of declaration or call for redemption, such payment or redemption would have complied with the provisions of this Indenture;
(ii)    the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes or any Subsidiary Guarantee including premiums (including tender premiums), accrued interest, Additional Interest, fees and expenses, with the proceeds of, or in exchange for, Indebtedness Incurred under Section 4.09(b)(5);
(iii)    the repurchase, redemption or other acquisition of Capital Stock of the Company, a Subsidiary Guarantor, a Restricted Subsidiary or a Regulated Subsidiary (or options, warrants or other rights to acquire such Capital Stock) or a dividend on such Capital Stock in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); provided that such options, warrants or other rights are not redeemable at the option of the holder, or required to be redeemed, in each case other than in connection with a Change of Control of the Company (provided that prior to any such repurchase, redemption or other acquisition in connection with a Change of Control, the Company has made an Offer to Purchase and purchased all Notes validly tendered for payment in accordance with Section 4.14), prior to the Stated Maturity of the Notes;
(iv)    the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness which is subordinated in right of payment to the Notes or any Subsidiary Guarantee in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of the Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); provided that such options, warrants or other rights are not redeemable at the option of the holder, or required to be redeemed, in each case other than in connection with a Change of Control of the Company (provided that prior to any such repurchase, redemption or other acquisition in connection with a Change of Control, the Company has made an Offer to Purchase and purchased all Notes validly tendered for payment in accordance with Section 4.14), prior to the Stated Maturity of the Notes;
(v)    payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets of the Company, any Restricted Subsidiary or any Regulated Subsidiary and that, in the case of the Company, comply with the provisions of this Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company;
(vi)    Investments acquired as a capital contribution to, or in exchange for, or out of the proceeds of a substantially concurrent offering of, Capital Stock (other than Disqualified Stock) of the Company;
(vii)    repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such Capital Stock represent a portion of the exercise price of such options or warrants and repurchases of Capital Stock or options to purchase Capital Stock in connection with the exercise of stock options, warrants, other incentive interests or other equity awards to the extent necessary to pay applicable withholding taxes;
(viii)    the repurchase, redemption or other acquisition of the Company’s Capital Stock (or options, warrants or other rights to acquire such Capital Stock) from Persons who are or were formerly officers, directors, consultants or employees of the Company and their Affiliates, heirs and executors; provided, however, that the aggregate amounts paid under this clause (viii) do not exceed $5.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the three succeeding calendar years subject to a maximum payment (without giving effect to the following proviso) of $15.0 million in any calendar year); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:
(A)    the cash proceeds received by the Company or any of the Restricted Subsidiaries or Regulated Subsidiaries from the sale of Capital Stock (other than Disqualified Stock) of the Company to members of management, directors or consultants of the Company and the Restricted Subsidiaries and Regulated Subsidiaries that occurs after the Closing Date; plus
(B)    the cash proceeds of key man life insurance policies received by the Company or any direct or indirect parent of the Company (to the extent contributed to the Company) or the Restricted Subsidiaries after the Closing Date; less
(C)    the amount of any Restricted Payments previously made pursuant to subclauses (A) and (B) of this second proviso of clause (viii); provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by subclauses (A) and (B) above in any calendar year;
(ix)    the repurchase of Common Stock of the Company, or the declaration or payment of dividends on Common Stock (other than Disqualified Stock) of the Company; provided that the aggregate amount of all such declarations, payments or repurchases pursuant to this clause (ix) shall not exceed $30.0 million in any fiscal year;
(x)    the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any of the Restricted Subsidiaries issued or Incurred in accordance with Section 4.09, but only to the extent that such dividend or distribution is included in the determination of Consolidated Fixed Charges for such period;
(xi)    the repurchase, redemption or other acquisition or retirement for value of any Indebtedness subordinated in right of payment to the Notes required pursuant to the provisions similar to those described in Section 4.10 and Section 4.14; provided there is a concurrent or prior made offer made to Holders of the Notes and all Notes tendered by Holders of the Notes in connection with such offer, as applicable, have been repurchased, redeemed or acquired for value;
(xii)    Restricted Payments by the Company or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock or debt securities that are convertible into, or exchangeable for, Capital Stock of any such Person;
(xiii)    any Restricted Payments, so long as the Consolidated Leverage Ratio is no more than 4.0 to 1.0 on a pro forma basis after giving effect to such Restricted Payment; or
(xiv)    other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (xiv) not to exceed $10.0 million;
provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (ix), (x), (xiii) or (xiv), no Default shall have occurred and be continuing or would occur as a consequence thereof.
(c)    Each Restricted Payment permitted pursuant to Section 4.07(b) (other than a Restricted Payment referred to in Section 4.07(b)(ii) and Section 4.07(b)(xii) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in Section 4.07(b)(iii) or Section 4.07(b)(iv) thereof, an Investment acquired as a capital contribution or in exchange for Capital Stock referred to in Section 4.07(b)(vi) thereof, the repurchase of Capital Stock referred to in Section 4.07(b)(vii) thereof, the repurchase of Common Stock referred to in Section 4.07(b)(ix) thereof, and the Net Cash Proceeds from any issuance of Capital Stock referred to in Section 4.07(b)(iii), Section 4.07(b)(iv) or Section 4.07(b)(vi)), shall be included in calculating whether the conditions of clause (D) of Section 4.07(a) have been met with respect to any subsequent Restricted Payments.
(d)    For purposes of determining compliance with this Section 4.07, (x) the amount, if other than in cash, of any Restricted Payment shall be shall be determined in good faith by the Company, and (1) in the case of property with a fair market value in excess of $5.0 million, shall be set forth in an Officers’ Certificate or (2) in the case of property with a fair market value in excess of $20.0 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of the Company and delivered to the Trustee and (y) if a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in the above clauses or the definition of Permitted Investment, including Section 4.07(a), the Company, in its sole discretion, may divide and classify, and from time to time may redivide and reclassify, such Restricted Payment if it would have been permitted at the time such Restricted Payment was made and at the time of such redivision or reclassification.
Section 4.08.    Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries or Regulated Subsidiaries.
(a)    The Company shall not, and shall not permit any Restricted Subsidiary or Regulated Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary or Regulated Subsidiary (other than any Subsidiary Guarantor) to:
(i)    pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary or Regulated Subsidiary owned by the Company or any other Restricted Subsidiary or Regulated Subsidiary;
(ii)    pay any Indebtedness owed to the Company or any other Restricted Subsidiary or Regulated Subsidiary;
(iii)    make loans or advances to the Company or any other Restricted Subsidiary or Regulated Subsidiary; or
(iv)    transfer any of its property or assets to the Company or any other Restricted Subsidiary or Regulated Subsidiary.
(b)    The foregoing provisions shall not restrict any encumbrances or restrictions:
(i)    existing on the Closing Date, including, without limitation, this Indenture, the Notes, the Subsidiary Guarantees, the Security Documents or any other indentures or agreements in effect on the Closing Date, and any amendments, supplements, extensions, refinancings, renewals or replacements of such indentures or agreements; provided that the encumbrances and restrictions in any such amendments, supplements, extensions, refinancings, renewals or replacements taken as a whole are no less favorable in any material respect to the Holders (as determined in good faith by Senior Management or the Board of Directors of the Company) than those encumbrances or restrictions that are then in effect and that are being amended, supplemented, extended, refinanced, renewed or replaced;
(ii)    existing under or by reason of applicable law, rule, regulation or order, including rules and regulations of and agreements with any regulatory authority having jurisdiction over the Company, any Restricted Subsidiary, or any Regulated Subsidiary, including, but not limited to the SEC, the CFTC and any self regulatory organization of which such Regulated Subsidiary is a member, or the imposition of conditions or requirements pursuant to the enforcement authority of any such regulatory authority;
(iii)    existing (A) with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary or any Regulated Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof or (B) with respect to any Unrestricted Subsidiary at the time it is designated or is deemed to become a Restricted Subsidiary, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired or designated, as the case may be, and any amendments, supplements, extensions, refinancings, renewals or replacements thereof; provided that the encumbrances and restrictions in any such amendments, supplements, extensions, refinancings, renewals or replacements taken as a whole are no less favorable in any material respect to the Holders (as determined in good faith by Senior Management or the Board of Directors of the Company) than those encumbrances or restrictions that are then in effect and that are being amended, supplemented, extended, refinanced, renewed or replaced;
(iv)    in the case of Section 4.08(a)(iv):
(A)    that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;
(B)    existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company, any Restricted Subsidiary or any Regulated Subsidiary not otherwise prohibited by this Indenture; or
(C)    arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary or Regulated Subsidiary in any manner material to the Company or any Restricted Subsidiary or Regulated Subsidiary taken as a whole;
(v)    with respect to a Restricted Subsidiary or Regulated Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary or Regulated Subsidiary;
(vi)    customary provisions in joint venture agreements and other similar agreements, relating solely to the relevant joint venture or other similar arrangement;
(vii)    restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;
(viii)    restrictions in other Indebtedness, Disqualified Stock or Preferred Stock of a Foreign Subsidiary permitted to be Incurred subsequent to the Closing Date pursuant to Section 4.09(b)(11) that are imposed solely on the Foreign Subsidiary party thereto;
(ix)    customary financial covenants, minimum net worth requirements or collateral coverage requirements in Securities Facilities that in the reasonable judgment of the Company do not impair its ability to comply with its obligations with respect to the Notes;
(x)    any encumbrance or restriction existing by reason of any Lien permitted to be incurred under the provisions of Section 4.12;
(xi)    any encumbrance or restriction pursuant to Hedging Obligations; and
(xii)    any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness, Disqualified Stock or Preferred Stock permitted to be Incurred or issued subsequent to the Closing Date pursuant to Section 4.09 or any Securities Facilities and any amendments, supplements, extensions, refinancings, renewals or replacements of such agreements or instruments; provided that such encumbrances or restrictions contained in any agreement or instrument will not materially affect the Company’s ability to make anticipated principal or interest payments on the Notes (as determined in good faith by Senior Management or the Board of Directors of the Company); provided further that the encumbrances and restrictions in any such amendments, supplements, extensions, refinancings, renewals or replacements taken as a whole are no less favorable in any material respect to the Holders (as determined in good faith by Senior Management or the Board of Directors of the Company) than those encumbrances or restrictions that are then in effect and that are being amended, supplemented, extended, refinanced, renewed or replaced.
Nothing contained in this Section 4.08 shall prevent the Company, any Restricted Subsidiary or any Regulated Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in Section 4.12 hereof or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries.
For purposes of determining compliance with this Section 4.08, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Company or a Restricted Subsidiary to other Indebtedness Incurred by the Company or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.
Section 4.09.    Limitation on Indebtedness and Issuances of Preferred Stock. (%3) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, Incur any Indebtedness or issue any shares of Disqualified Stock, and the Company shall not permit any Restricted Subsidiary to issue Preferred Stock; provided that the Company may Incur Indebtedness or issue shares of Disqualified Stock and any Subsidiary Guarantor may Incur Indebtedness or issue shares of Disqualified Stock or Preferred Stock if, after giving effect to the Incurrence of such Indebtedness or issuance of such Disqualified Stock or Preferred Stock and the receipt and application of the proceeds therefrom, the Consolidated Fixed Charge Coverage Ratio would be greater than 2.0:1.
(a)    Notwithstanding the foregoing, the Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following:
(1)    Indebtedness under any Credit Facility in an aggregate principal amount at any one time outstanding (with letters of credit, without duplication, being deemed to have a principal amount equal to the face amount and outstanding reimbursement amount thereunder) not to exceed $80.0 million;
(2)    Indebtedness represented by the Notes and the related Subsidiary Guarantees to be issued on the date of this Indenture and the Exchange Notes and the related Subsidiary Guarantees to be issued pursuant to the Registration Rights Agreement and Exchange Notes and related Subsidiary Guarantees issued in exchange for Additional Notes issued under this Indenture;
(3)    Indebtedness existing on the Closing Date (other than Indebtedness described under Section 4.09(b)(2));
(4)    purchase money Indebtedness (including with respect to Financing Leases) Incurred by the Company or any of the Restricted Subsidiaries, Disqualified Stock issued by the Company or any of the Restricted Subsidiaries and Preferred Stock issued by the Restricted Subsidiaries, in each case, after the Closing Date to acquire equipment or real or personal property in the ordinary course of business; provided that (A) the aggregate amount of all such Indebtedness at any time outstanding does not exceed the greater of (i) $20.0 million and (ii) 5% of Consolidated Net Worth, and (B) such Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued within 365 days after the acquisition of the asset financed;
(5)    (I) Indebtedness owed (A) to the Company or any Subsidiary Guarantor evidenced by an unsubordinated promissory note or (B) to any Restricted Subsidiary or Regulated Subsidiary; provided that (x) any event which results in any such Restricted Subsidiary or Regulated Subsidiary ceasing to be a Restricted Subsidiary or Regulated Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary or Regulated Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (5) and (y) if the Company (or any Subsidiary that is a Subsidiary Guarantor at the time such Indebtedness is Incurred) is the obligor on such Indebtedness, such Indebtedness must be expressly contractually subordinated in right of payment to the Notes, in the case of the Company, or the Subsidiary Guarantee, in the case of a Subsidiary Guarantor and (II) shares of Preferred Stock of a Restricted Subsidiary issued to the Company or any Restricted Subsidiary or Regulated Subsidiary; provided that (x) any event which results in any such Restricted Subsidiary or Regulated Subsidiary ceasing to be a Restricted Subsidiary or Regulated Subsidiary or (y) any subsequent transfer of such Preferred Stock (other than to the Company or another Restricted Subsidiary or Regulated Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (5);
(6)    Indebtedness Incurred or Disqualified Stock issued by the Company or any of the Restricted Subsidiaries or the issuance of Preferred Stock in exchange for, or the net proceeds of which are used to refinance, refund or defease then outstanding Indebtedness (other than Indebtedness outstanding under clause (1) or (5)), Disqualified Stock or Preferred Stock and any refinancings thereof in an amount up to the amount so refinanced, refunded or defeased (plus premiums (including tender premiums), accrued interest, Additional Interest, fees and expenses); provided that (a) Indebtedness the proceeds of which are used to refinance, refund or defease the Notes or Indebtedness that is subordinated in right of payment to, the Notes or a Subsidiary Guarantee shall only be permitted under this clause (6) if such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes or the Subsidiary Guarantee at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes or the Subsidiary Guarantee, (b) such new Indebtedness, Disqualified Stock or Preferred Stock determined as of the date of Incurrence or issuance of such new Indebtedness, Disqualified Stock or Preferred Stock does not mature prior to the Stated Maturity of the Indebtedness, Disqualified Stock or Preferred Stock to be refinanced or refunded, and the Average Life of such new Indebtedness, Disqualified Stock or Preferred Stock is at least equal to the remaining Average Life of the Indebtedness, Disqualified Stock or Preferred Stock to be refinanced, refunded or defeased and (c) such new Indebtedness, Disqualified Stock or Preferred Stock is Incurred or issued by the Company or a Subsidiary Guarantor or by the Restricted Subsidiary that is the obligor on the Indebtedness, Disqualified Stock or Preferred Stock to be refinanced, refunded or defeased;
(7)    the guarantee (A) by the Company or any of the Subsidiary Guarantors of Indebtedness of the Company or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this Section 4.09, and (B) by any Restricted Subsidiary that is not a Subsidiary Guarantor of Indebtedness of any other Restricted Subsidiary that is not a Subsidiary Guarantor, in each case that was permitted to be incurred by another provision of this Section 4.09;
(8)    Indebtedness, Disqualified Stock or Preferred Stock of (x) the Company or any of the Restricted Subsidiaries Incurred to finance an acquisition or (y) Persons that are acquired by the Company or any of the Restricted Subsidiaries or merged or amalgamated with or into the Company or a Restricted Subsidiary in accordance with the terms of this Indenture; provided, however, that after giving effect to such acquisition, merger or amalgamation and the Incurrence of such Indebtedness either:
(A)    the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in Section 4.09(a); or
(B)    the Consolidated Fixed Charge Coverage Ratio of the Company would be equal to or greater than immediately prior to such acquisition, merger or amalgamation;
(9)    Indebtedness issued by the Company or a Restricted Subsidiary to current or former officers, directors and employees thereof or any direct or indirect parent thereof, or their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Capital Stock of the Company to the extent permitted under Section 4.07(b)(viii), provided that such Indebtedness does not exceed $30.0 million at any one time outstanding;
(10)    Indebtedness of the Company or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to a Credit Facility incurred pursuant to Section 4.09(b)(1), in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;
(11)    Indebtedness of Foreign Subsidiaries in an aggregate amount at any time outstanding not to exceed $5.0 million; and
(12)    Indebtedness not otherwise permitted hereunder, not to exceed $75.0 million in the aggregate for the Company and its Restricted Subsidiaries.
(b)    Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that may be Incurred pursuant to this Section 4.09 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies or due to fluctuations in the value of commodities or securities which underlie such Indebtedness. Accrual of interest, the accretion of original issue discount or liquidation preference, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class shall not be considered an Incurrence of Indebtedness or issuance of Preferred Stock pursuant to this Section 4.09. For the purposes of determining compliance with any restriction on the Incurrence of Indebtedness, (x) the U.S dollar equivalent principal amount of any Indebtedness denominated in a foreign currency shall be calculated by the Company based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed, in the case of revolving credit debt and (y) the principal amount of any Indebtedness which is calculated by reference to any underlying security or commodity shall be calculated based on the relevant closing price of such commodity or security on the date such Indebtedness was Incurred.
(c)    For purposes of determining any particular amount of Indebtedness under this Section 4.09, (x) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (y) any Liens granted pursuant to the equal and ratable provisions referred to in Section 4.12 shall not be treated as Indebtedness. For purposes of determining compliance with this Section 4.09, if an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, including under clause (a), the Company, in its sole discretion, shall divide or classify, and from time to time may redivide or reclassify, all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.09.
(d)    Neither the Company nor any Subsidiary Guarantor shall Incur any Indebtedness if such Indebtedness is subordinate in right of payment to any other Indebtedness unless such Indebtedness is also subordinate in right of payment to the Notes or the applicable Subsidiary Guarantee to the same extent.
(e)    The Company shall not permit any Regulated Subsidiary (x) to Incur any Indebtedness the proceeds of which are not invested in the business of such Regulated Subsidiary (or any Subsidiary of such Regulated Subsidiary which is also a Regulated Subsidiary), and (y) to Incur any Indebtedness for the purpose, directly or indirectly, of dividending or distributing the proceeds of such Indebtedness to the Company or any Restricted Subsidiary; except that the Incurrence of Indebtedness by a Regulated Subsidiary that does not comply with (x) and (y) above shall be permitted provided that such Incurrence complies with Section 4.09(a) or Section 4.09(b) as if such provision applied to such Regulated Subsidiary.
Section 4.10.    Limitation on Asset Sales.
(a)    The Company shall not, and shall not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (1) the consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, in connection with such Asset Sale) received by the Company or such Restricted Subsidiary is at least equal to the fair market value (measured at the time of contractually agreeing to such Asset Sale) of the assets sold or disposed of, (2) at least 75% of the consideration (measured at the time of contractually agreeing to such Asset Sale) received (or to be received) consists of (a) Cash or Temporary Cash Investments, (b) Replacement Assets or (c) to the extent that any consideration received by the Company or any Restricted Subsidiary in such Asset Sale constitutes securities or other assets that are of a type or class that constitutes Collateral, such securities or other assets are added to the Collateral securing the Notes in the manner and to the extent required by this Indenture or any of the Security Documents; provided that the amount of:
(i)    any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the Notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) (i) that are assumed by the transferee of any such assets and from which the Company and all of its Restricted Subsidiaries have been validly released by all creditors in writing or (ii) in respect of which neither the Company nor any Restricted Subsidiary following such Asset Sale has any obligation,
(ii)    any Notes or other obligations or other securities or assets received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received), and
(iii)    any Designated Non-cash Consideration received by the Company or any of the Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of 1.0% of Total Assets and $25.0 million at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be Temporary Cash Investments for the purposes of this provision.
(b)    The Company shall not, and shall not permit any Restricted Subsidiary or Regulated Subsidiary to, consummate any Regulated Sale, unless (1) the consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, in connection with such Asset Sale) received by the Company, such Restricted Subsidiary or such Regulated Subsidiary is at least equal to the fair market value (measured at the time of contractually agreeing to such Asset Sale) of the assets sold or disposed of, (2) at least 75% of the consideration (measured at the time of contractually agreeing to such Asset Sale) received (or to be received) consists of (a) Cash or Temporary Cash Investments or (b) Replacement Assets; provided that the amount of:
(i)    any liabilities (as shown on the Company’s, such Restricted Subsidiary’s or such Regulated Subsidiary’s most recent balance sheet or in the Notes thereto) of the Company, any Restricted Subsidiary or any Regulated Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) (i) that are assumed by the transferee of any such assets and from which the Company, all of its Restricted Subsidiaries and all of its Regulated Subsidiaries have been validly released by all creditors in writing or (ii) in respect of which neither the Company nor any Restricted Subsidiary or Regulated Subsidiary following such Asset Sale has any obligation,
(ii)    any Notes or other obligations or other securities or assets received by the Company, such Restricted Subsidiary or such Regulated Subsidiary from such transferee that are converted by the Company, such Restricted Subsidiary or Regulated Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received), and
(iii)    any Designated Non-cash Consideration received by the Company, any of its Restricted Subsidiaries or any of its Regulated Subsidiaries in such Regulated Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of 1.0% of Total Assets and $25.0 million at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be Temporary Cash Investments for the purposes of this provision.
(c)    The Company shall or shall cause the relevant Restricted Subsidiary or Regulated Subsidiary to:
(i)    within 12 months after receipt of such Net Cash Proceeds,
(A)    apply an amount equal to such excess Net Cash Proceeds (i) to the extent such Net Cash Proceeds are from Asset Sales of Collateral or Regulated Sales of Collateral, to permanently repay, repurchase (and retire) or redeem the Notes or Pari Passu Lien Indebtedness and (ii) to the extent such Net Cash Proceeds are not from Asset Sales of Collateral or Regulated Sales of Collateral, to permanently repay, repurchase (and retire) or redeem unsubordinated Indebtedness (including the Notes) of the Company or any Restricted Subsidiary, or to redeem or repurchase Capital Stock of any Restricted Subsidiary or Regulated Subsidiary (in each case to the extent permitted by this Indenture), in each case owing to or owned by a Person other than the Company or any Affiliate of the Company; or
(B)    invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in Replacement Assets; provided that, to the extent the assets subject to such Asset Sale or Regulated Sale were Collateral, such Replacement Assets shall also be Collateral; and
(ii)    apply, not later than the end of such 12-month period referred to in Section 4.10(c)(i), such Net Cash Proceeds (to the extent not applied pursuant to Section 4.10(c)(i)) as provided in the following clauses of this Section 4.10; and
(iii)    any combination of the foregoing.
(d)    The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in Section 4.10(c) and not applied as so required by the end of such period shall constitute “Excess Proceeds.”
(e)    If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this Section 4.10 totals at least $15.0 million, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders (and, if required by the terms of any Pari Passu Lien Indebtedness, from the holders of such Pari Passu Lien Indebtedness) on a pro rata basis an aggregate principal amount of Notes (and Pari Passu Lien Indebtedness) equal to the Excess Proceeds on such date, at a purchase price equal to 100% of their principal amount, plus, in each case, accrued interest (if any) and Additional Interest (if any) to, but not including, the Payment Date (an “Asset Sale Offer”).
(f)    To the extent that the aggregate amount of Notes and Pari Passu Lien Indebtedness so validly tendered and not properly withdrawn pursuant to an Offer to Purchase is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for any other purpose which is permitted by this Indenture.
(g)    If the aggregate principal amount of Notes surrendered by Holders thereof and other Pari Passu Lien Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Notes and Pari Passu Lien Indebtedness will be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Lien Indebtedness. Upon completion of such Offer to Purchase, the amount of Excess Proceeds shall be reset to zero.
(h)    Other than as specifically provided in this Section 4.10, any purchase pursuant to this Section 4.10 shall be made pursuant to the provisions of Sections 3.02, 3.05 and 3.06 hereof.
Section 4.11.    Limitation on Transactions with Shareholders and Affiliates.
(a)    The Company shall not, and shall not permit any Restricted Subsidiary or Regulated Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any Affiliate of the Company or any Affiliates of any Restricted Subsidiary or Regulated Subsidiary involving aggregate consideration in excess of $2.5 million, except:
(i)    upon fair and reasonable terms not materially less favorable to the Company or such Restricted Subsidiary or Regulated Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not an Affiliate; and
(ii)    if the transaction involves aggregate consideration in excess of $20.0 million, the Company delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Company approving such transaction and set forth in an Officers’ Certificate certifying that such transaction complies with clause (i) above.
(b)    The provisions of Section 4.11(a) hereof shall not limit, and shall not apply to:
(1)    transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Company, a Restricted Subsidiary or a Regulated Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking, accounting, valuation or appraisal firm stating that the transaction is fair to the Company or such Restricted Subsidiary or Regulated Subsidiary from a financial point of view;
(2)    any transaction solely among the Company, its Restricted Subsidiaries or its Regulated Subsidiaries or any combination thereof or any entity that becomes a Restricted Subsidiary or Regulated Subsidiary as part of such transaction or transactions in compliance with this Indenture;
(3)    transactions or payments pursuant to any employee, officer or director compensation or benefit plans, employment agreements, indemnification agreements or any similar arrangements entered into in the ordinary course of business or approved in good faith by the Board of Directors of the Company;
(4)    any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes;
(5)    any sale of shares of Capital Stock (other than Disqualified Stock) of the Company;
(6)    the granting or performance of registration rights under a written agreement and approved by the Board of Directors of the Company, containing customary terms, taken as a whole (as determined by the Board of Directors of the Company);
(7)    loans to an Affiliate who is an officer, director or employee of the Company, a Restricted Subsidiary or a Regulated Subsidiary by a Regulated Subsidiary in the ordinary course of business in accordance with Sections 7 and 13(k) of the Exchange Act;
(8)    brokerage products and services typically offered to our customers on substantially the same terms and conditions as those offered to our customers;
(9)    any Permitted Investments or any Restricted Payments not prohibited by Section 4.07;
(10)    any agreement as in effect as of the Closing Date, or any amendment, modification or extension thereto (so long as any such amendment, modification or extension, taken as a whole, is not materially less favorable to the Company, the Restricted Subsidiaries and Regulated Subsidiaries, as applicable than the agreement in effect on the date of this Indenture (as determined by the Board of Directors of the Company in good faith));
(11)    (a) transactions in the ordinary course with entities in which the Company or a Subsidiary of the Company is the general partner or managing member pursuant to Investments contemplated by clause 17 of the definition of Permitted Investments and (b) transactions related to or in respect of the sponsorship or co-sponsorship of special purpose acquisition companies by the Company, a Restricted Subsidiary or a Regulated Subsidiary;
(12)    transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, Capital Stock in, or controls, such Person; or
(13)    pledges of Equity Interests of Unrestricted Subsidiaries.
Section 4.12.    Limitation on Liens.
The Company shall not, and shall not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind on any asset now owned or hereafter acquired, except (x) Permitted Liens and (y) any other Lien on any asset or property that is not required to constitute Collateral if the Notes and Subsidiary Guarantees are equally and ratably secured with (or on a senior basis to, if such Lien in this clause (y) secures any Indebtedness that is subordinated in right of payment to the Notes or such Subsidiary Guarantee) the Obligations secured by such Lien.
Any Lien created for the benefit of the Holders of the Notes pursuant to clause (y) of the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the initial Lien which release and discharge in the case of any sale of any such asset or property shall not affect any Lien that the Trustee may have on the proceeds from such sale.
Section 4.13.    Corporate Existence. Subject to Article 5 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (1) its corporate existence and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary and (2) the rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries; provided that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if the Company in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole.
Section 4.14.    Repurchase of the Notes upon a Change of Control.
(a)    The Company must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of their principal amount, plus accrued interest (if any) and Additional Interest (if any) to, but not including, the Payment Date (a “Change of Control Offer”).
(b)    The Company shall not be required to make an Offer to Purchase upon the occurrence of a Change of Control, if (1) a third party makes an offer to purchase the Notes in the manner, at the times and price and otherwise in compliance with the requirements of this Indenture applicable to an Offer to Purchase for a Change of Control and purchases all Notes validly tendered and not withdrawn in such offer to purchase or (2) notice of redemption has been given pursuant to this Indenture as described in Section 3.07 unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control.
(c)    Other than as specifically provided in this Section 4.14, any purchase pursuant to this Section 4.14 shall be made pursuant to the provisions of Sections 3.02, 3.05 and 3.06 hereof.
Section 4.15.    Future Subsidiary Guarantees.
(a)    The Company shall not permit any Restricted Subsidiary that is not a Subsidiary Guarantor, directly or indirectly, to Guarantee any Indebtedness (“Guaranteed Indebtedness”) of the Company or any Restricted Subsidiary (other than a Foreign Subsidiary), unless (1) such Restricted Subsidiary, to the extent permitted by law, within 30 days of the date on which such Restricted Subsidiary guaranteed such other Indebtedness executes and delivers a Subsidiary Guarantee, becomes a party to the applicable Security Documents and, to the extent required by the Security Agreement, executes and delivers such security instruments, financing statements and certificates as may be necessary to vest in the Collateral Agent a perfected first priority security interest on a pari passu basis with the Liens securing any Pari Passu Lien Indebtedness (subject to Permitted Liens) in properties and assets that constitute Collateral as security for the Notes or the Subsidiary Guarantees and as may be necessary to have such property or asset added to the applicable Collateral as required under the Security Documents and this Indenture, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such properties and assets to the same extent and with the same force and effect and (2) such Restricted Subsidiary waives and shall not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee until the Notes have been paid in full. The obligations of any such future Subsidiary Guarantor shall be limited so as not to constitute a fraudulent conveyance or fraudulent transfer under applicable federal or state laws.
If the Guaranteed Indebtedness is (A) pari passu in right of payment with the Notes or any Subsidiary Guarantee, then the Guarantee of such Guaranteed Indebtedness shall be pari passu in right of payment with, or subordinated to, the Subsidiary Guarantee or (B) subordinated in right of payment to the Notes or any Subsidiary Guarantee, then the Guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes or the Subsidiary Guarantee.
(b)    Notwithstanding the foregoing, any future Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged:
(1)    as set forth under Section 10.06 hereof; or
(2)    upon the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.
Section 4.16.    Limitation on Lines of Business. The Company shall not, and shall not permit any Restricted Subsidiary or Regulated Subsidiary to, engage in any business other than a Related Business, except to an extent that so doing would not be material to the Company and its Restricted Subsidiaries and Regulated Subsidiaries taken as a whole.
Section 4.17.    Further Assurances. Each of the Company and the Subsidiary Guarantors shall at its own expense, promptly execute and deliver all further instruments and documents, and take all further action, that is required by applicable law, in order to perfect any security interest granted or purported to be granted thereby or to enable the Collateral Agent to exercise and enforce its rights and remedies under such Security Documents with respect to any of the Collateral. Under the terms of the Security Agreement, each of the Company and the Subsidiary Guarantors authorizes (but does not obligate) the filing by the Collateral Agent of financing or continuation statements, or amendments, and the Company and the Subsidiary Guarantors shall execute and deliver to the Collateral Agent such other instruments or notices, as is required by applicable law, in order to perfect and preserve the security interest granted or purported to be granted under the Security Agreement.
Section 4.18.    Information Regarding Collateral. (%3) The Company shall furnish to the Collateral Agent, with respect to the Company or any Subsidiary Guarantor, prompt written notice of any change in such Person’s (1) legal name, (2) jurisdiction of organization or formation, (3) identity or corporate structure or (4) organizational identification number. The Company and the Subsidiary Guarantors shall agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Company also agrees promptly to notify the Collateral Agent if any material portion of the Collateral is damaged, destroyed or condemned.
(a)    Each year, at the time of delivery of the certificate required to be delivered pursuant to Section 4.04, the Company shall deliver to the Trustee an Officers’ Certificate setting forth the information required pursuant to the schedules required by the Security Documents or confirming that there has been no change in such information since the date of the prior annual financial statements.
Section 4.19.    Impairment of Security Interest. Subject to the rights of the holders of Permitted Liens, the Company shall not, and shall not permit any of the Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission would reasonably be expected to have the result of materially impairing the security interest with respect to the Collateral, except as expressly permitted (or pursuant to a transaction not prohibited) by the terms of this Indenture or the Security Documents. The Company shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Security Documents in any way that would be adverse to the Holders in any material respect, except as permitted by Article 9 or 12 hereof or the Security Documents.
Section 4.20.    Suspension Of Certain Covenants. (%3) Following the first day (the “Suspension Date”) that the Notes have Investment Grade Status and the Company has delivered written notice of such Investment Grade Status to the Trustee then, beginning on that date, the Company and the Restricted Subsidiaries shall not be subject to Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.15 and 4.16 (collectively, the “Suspended Covenants”).
(b)    If at any time the Company is downgraded from Investment Grade Status, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reinstatement Date”) and be applicable pursuant to the terms of the Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until the Company subsequently attains Investment Grade Status and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Company maintains Investment Grade Status); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist or have occurred under this Indenture, the Notes, the Subsidiary Guarantees or any of the Security Documents with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), or any actions taken at any time pursuant to any contractual obligation arising prior to the Reinstatement Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reinstatement Date is referred to as the “Suspension Period”.
(c)    On the Reinstatement Date, all Indebtedness Incurred during the Suspension Period (or deemed Incurred in connection with a Limited Condition Transaction entered into during the Suspension Period) shall be deemed to have been outstanding on the Closing Date, so that it is classified as permitted under Section 4.09(b)(3). Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under Section 4.07 shall be made as though Section 4.07 had been in effect since the Closing Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period shall reduce the amount available to be made as Restricted Payments under Section 4.07(a) to the extent such Restricted Payments were not otherwise permitted to be made pursuant to Section 4.07(b)(i) through Section 4.07(b)(xiv); provided, that the amount available to be made as Restricted Payments on the Reinstatement Date under Section 4.07 shall not be reduced below zero solely as a result of such Restricted Payments made during a Suspension Period. The Company will provide the Trustee with written notice of the commencement of any Suspension Period or Reinstatement Date. Until the Trustee receives such notice, it shall be entitled to assume no such Suspension Period or Reinstatement Date, as applicable, has occurred.
Section 4.21.    Limited Condition Transactions.
(a)    In connection with any action being taken solely in connection with a Limited Condition Transaction, for purposes of:
(i)    determining compliance with any provision of this Indenture that requires the calculation of the Consolidated Fixed Charge Coverage Ratio, Consolidated Leverage Ratio or Secured Leverage Ratio;
(ii)    determining whether a Default or Event of Default shall have occurred and be continuing (or any subset of Defaults or Events of Default); or
(iii)    testing availability under baskets, ratios or financial metrics under this Indenture (including those measured as a percentage of Consolidated EBITDA, Consolidated Fixed Charges, Consolidated Net Worth or Total Assets or by reference to Section 4.07(a)(D));
in each case, at the option of the Company, any of its Restricted Subsidiaries, any of its Regulated Subsidiaries or any successor entity of any of the foregoing (including a third party) (the “Testing Party,” and the election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted under the Indenture, shall be deemed to be (a) the date the definitive agreements (or, if applicable, a binding offer or launch of a “ certain funds” tender offer), notice (which may be conditional) or declaration with respect to such Limited Condition Transaction are entered into, provided or made, as applicable, or the date that an Officers’ Certificate is given with respect to the designation of a Subsidiary as restricted or unrestricted, or (b) with respect to sales in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies (or similar law or practice in other jurisdictions), the date on which a “Rule 2.7 announcement” of a firm intent to make an offer or similar announcement or determination in another jurisdiction subject to laws similar to the United Kingdom City Code on Takeovers and Mergers (as applicable, the “LCT Test Date”) is made, and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any acquisitions, Investments, the Incurrence or issuance of Indebtedness, Disqualified Stock, Preferred Stock or Liens and the use of proceeds thereof, Restricted Payments and Asset Sales) as if they had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date, the Company could have taken such action on the relevant LCT Test Date in compliance with such ratio, basket or financial metric, such ratio, basket or financial metric shall be deemed to have been complied with.
(b)    For the avoidance of doubt, if the Testing Party has made an LCT Election and any of the ratios, baskets or financial metrics for which compliance was determined or tested as of the LCT Test Date are exceeded or not complied with as a result of fluctuations in any such ratio, basket or financial metrics, including due to fluctuations in Consolidated Fixed Charges, Adjusted Consolidated Net Income or Consolidated EBITDA of the Company, the target company or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such ratios, baskets or financial metrics will not be deemed to have been exceeded as a result of such fluctuations and such baskets, ratios or financial metrics shall not be tested at the consummation of the Limited Condition Transaction except as contemplated in clause (a) of the immediately succeeding proviso; provided, however, that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, the Testing Party may elect, in its sole discretion, to re-determine all such baskets, ratios and financial metrics on the basis of such financial statements, in which case such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date, (b) if any ratios or financial metrics improve or baskets increase as a result of such fluctuations, such improved ratios, financial metrics or baskets may be utilized and (c) Consolidated Fixed Charges with respect to any Indebtedness expected to be Incurred in connection with such Limited Condition Transaction will, for purposes of the Consolidated Fixed Charge Coverage Ratio, be calculated using an assumed interest rate based on the available documentation therefor, as determined by the Testing Party in good faith (or, if no such documentation is available, using an assumed interest rate as reasonably determined by the Testing Party in good faith).
(c)    If the Testing Party has made an LCT Election for any Limited Condition Transaction, then, in connection with any subsequent calculation of the ratios, baskets or financial metrics on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated, or (ii) the date that the definitive agreement, notice or declaration for such Limited Condition Transaction is abandoned, terminated or expires without consummation of such Limited Condition Transaction, any such ratio, basket or financial metric shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any Incurrence of Indebtedness or Liens and the use of proceeds thereof) have been consummated.
(d)    For the avoidance of doubt, if the Testing Party has exercised its option pursuant to this Section 4.21 and any Default or Event of Default occurs following the LCT Test Date (including any new LCT Test Date) for the applicable Limited Condition Transaction and prior to or on the date of the consummation of such Limited Condition Transaction, any such Default or Event of Default shall be deemed not to have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted under the Indenture.
Section 4.22.    Certain Compliance Determinations.
(a)    For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any Fixed Amounts, Incurrence-Based Amounts or financial ratio, test covenant, calculation or measurement (including Consolidated Fixed Charge Coverage Ratio, Consolidated Fixed Charges, Consolidated Interest Expense, Consolidated Leverage Ratio, Consolidated Net Worth, Adjusted Consolidated Net Income, Total Assets, Consolidated EBITDA and Secured Leverage Ratio), such Fixed Amounts, Incurrence-Based Amounts or financial ratio, test, covenant, calculation or measurement shall be calculated at the time such action is taken (subject to Section 4.21), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such Fixed Amounts, Incurrence-Based Amounts or financial ratio, test, covenant, calculation or measurement occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.
(b)    Notwithstanding anything in this Indenture to the contrary, with respect to any amounts Incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture (including any covenant), including in connection with any Limited Condition Transaction, that does not require compliance with a financial ratio or test (including Secured Leverage Ratio, Consolidated Leverage Ratio, Consolidated Net Worth and/or Consolidated Fixed Charge Coverage Ratio) (any such amounts, the “Fixed Amounts”) substantially concurrently (or in connection with the same Limited Condition Transaction) with any amounts Incurred or transactions entered into (or consummated) in reliance on a provision of the Indenture that requires compliance with a financial ratio or test (including Secured Leverage Ratio, Consolidated Leverage Ratio, Consolidated Net Worth and/or Consolidated Fixed Charge Coverage Ratio) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts.
(c)    Notwithstanding anything in this Indenture to the contrary, so long as an action was taken (or not taken) in reliance upon a basket, ratio or test under this Indenture that was calculated or determined in good faith by a responsible financial or accounting officer of the Company based upon financial information available to such officer at such time and such action (or inaction) was permitted under this Indenture at the time of such calculation or determination, any subsequent restatement, modification or adjustments made to such financial information (including any restatement, modification or adjustment that would have caused such basket, ratio or test to be exceeded as a result of such action or inaction) shall not result in any Default or Event of Default under this Indenture.
(d)    For purposes of the calculation of the Secured Debt Ratio and Consolidated Fixed Charge Coverage Ratio, in connection with the Incurrence of any Indebtedness pursuant to Section 4.09(a), such Person may elect to treat all or any portion of the commitment (such amount elected until revoked as described below, the “Elected Amount”) under any Indebtedness which is to be Incurred (or any commitment in respect thereof) or secured by such Lien (whether by the Company, its Restricted Subsidiaries or any third party), as the case may be, as being Incurred or secured, as the case may be, as of the date of determination and (i) any subsequent Incurrence of such Indebtedness under such commitment that was so treated (so long as the total amount under such Indebtedness does not exceed the Elected Amount) shall not be deemed, for purposes of this calculation, to be an Incurrence of additional Indebtedness or an additional Lien at such subsequent time, (ii) such Person may revoke an election of an Elected Amount and (iii) for subsequent calculations of the Secured Debt Ratio, Consolidated Leverage Ratio and Consolidated Fixed Charge Coverage Ratio, the Elected Amount (if any) shall be deemed to be outstanding, whether or not such amount is actually outstanding.
Article 5
SUCCESSORS
Section 5.01.    Consolidation, Merger and Sale of Assets.
The Company shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into it unless:
(i)    it shall be the continuing Person, or the Person (if other than it) formed by such consolidation or into which it is merged or that acquired or leased such property and assets of the Company (the “Surviving Person”) shall be an entity organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the Company’s obligations under this Indenture, the Security Documents and the Notes and, to the extent required by and subject to the limitations set forth in the Security Documents, shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the Surviving Person, together with such financing statements or comparable documents to the extent required by and subject to the limitations set forth in the Security Documents, as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions; provided, that if such Surviving Person shall not be a corporation, such entity shall organize or have a Wholly Owned Subsidiary in the form of a corporation organized and validly existing under the laws of the United States or any jurisdiction thereof, and shall cause such corporation to expressly assume, as a party to the supplemental indenture referenced above, as a co-obligor, each of such Surviving Person’s obligations under this Indenture, the Security Documents and the Notes;
(ii)    immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;
(iii)    immediately after giving effect to such transaction on a pro forma basis the Company or the Surviving Person, as the case may be, (1) could Incur at least $1.00 of Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in Section 4.09(a) or (2) the Consolidated Fixed Charge Coverage Ratio would be greater than or equal to such ratio for the Company immediately prior to such transaction;
(iv)    it delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; and
(v)    each Subsidiary Guarantor, unless such Subsidiary Guarantor is the Person with which the Company has entered into a transaction under this Section 5.01, shall have by amendment to its Subsidiary Guarantee confirmed that its Subsidiary Guarantee shall apply to the obligations of the Company or the Surviving Person in accordance with the Notes and this Indenture;
provided, however, that clause (iii) above does not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution delivered to the Trustee, the principal purpose of such transaction is to change the state of organization or convert the form of organization of the Company to another form, and any such transaction shall not have as one of its purposes the evasion of the foregoing limitation.
Section 5.02.    Successor Corporation Substituted. Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with Section 5.01 hereof, the successor corporation formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the Company shall refer instead to the successor corporation and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; provided that the predecessor Company shall not be relieved from the obligation to pay the principal of and interest and Additional Interest, if any, on the Notes except in the case of a sale, assignment, transfer, conveyance or other disposition of all of the Company’s assets that meets the requirements of Section 5.01 hereof.
Article 6
DEFAULTS AND REMEDIES
Section 6.01.    Events of Default. Each of the following is an “Event of Default”:
(i)    default in the payment of the principal of (or premium, if any, on) any Notes when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;
(ii)    default in the payment of interest or Additional Interest (as required by the Registration Rights Agreement) on any Note when the same becomes due and payable, and such default continues for a period of 30 days;
(iii)    default in the performance or breach of the provisions of this Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Company or the failure by the Company to make or consummate an Offer to Purchase in accordance with Section 4.10 or Section 4.14;
(iv)    the Company or any Subsidiary Guarantor defaults in the performance of or breaches any other covenant or agreement in this Indenture, under the Notes (other than a default specified in clause (i), (ii) or (iii) above) or under the Security Documents and such default or breach continues for a period of 60 consecutive days after written notice by the Trustee or the Holders of 30% or more in aggregate principal amount of the Notes;
(v)    there occurs with respect to any issue or issues of Indebtedness of the Company or any Significant Subsidiary having an outstanding principal amount of $25.0 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created:
(A)    an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 60 days of such acceleration; or
(B)    the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within applicable grace periods;
(vi)    any final judgment or order (not covered by insurance), that is non‑appealable, for the payment of money in excess of $25.0 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self‑insurance or retention as not so covered) shall be rendered against the Company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 45 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $25.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;
(vii)    a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days;
(viii)    the Company or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors;
(ix)    failure by any Regulated Significant Subsidiary to meet the minimum capital requirements imposed by applicable regulatory authorities, and such condition continues for a period of 30 days after the Company or such Regulated Subsidiary first becomes aware of such failure;
(x)    the Company or any Subsidiary that holds Capital Stock of a Regulated Significant Subsidiary shall become ineligible to hold such Capital Stock by reason of a statutory disqualification or otherwise;
(xi)    the Commission shall revoke the registration of any Regulated Significant Subsidiary as a broker-dealer under the Exchange Act or any such Regulated Significant Subsidiary shall fail to maintain such registration;
(xii)    the Examining Authority (as defined in Rule 15c3-1) for any Regulated Significant Subsidiary shall suspend (and shall not reinstate within 10 days) or shall revoke such Regulated Significant Subsidiary’s status as a member organization thereof;
(xiii)    the occurrence of any event of acceleration in a subordination agreement, as defined in Appendix D to Rule 15c3-1 of the Exchange Act, to which the Company or any Regulated Significant Subsidiary is a party;
(xiv)    any Subsidiary Guarantor repudiates its obligations under its Subsidiary Guarantee or, except as permitted by this Indenture, any Subsidiary Guarantee is determined to be unenforceable or invalid or shall for any reason cease to be in full force and effect; or
(xv)    with respect to any Collateral having a fair market value in excess of $10.0 million, individually or in the aggregate, the failure of the security interest with respect to such Collateral under the Security Documents, at any time, to be in full force and effect for any reason other than in accordance with the terms of the Security Documents and the terms of this Indenture and other than the satisfaction in full of all obligations under this Indenture and discharge of this Indenture if such failure continues for 30 days, except in each case for the failure or loss of perfection resulting from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents.
Section 6.02.    Acceleration. Subject to the terms of the Security Documents, if an Event of Default (other than an Event of Default specified in Section 6.01(vii) or (viii) that occurs with respect to the Company or any Subsidiary Guarantor) occurs and is continuing under this Indenture, the Trustee or the Holders of at least 30% in aggregate principal amount of the Notes, then-outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest and Additional Interest, if any, on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest and Additional Interest, if any, shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in Section 6.01(v) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to Section 6.01(v) shall be remedied or cured by the Company or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in Section 6.01(vii) or (viii) occurs with respect to the Company, the principal of, premium, if any, and accrued interest and Additional Interest, if any, on the Notes then-outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.
Section 6.03.    Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes, the Subsidiary Guarantees or this Indenture.
The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.
Section 6.04.    Waiver of Past Defaults. The Holders of at least a majority in principal amount of the outstanding Notes by written notice to the Company and to the Trustee, may waive all past Defaults or Events of Default and rescind and annul a declaration of acceleration and its consequences if (x) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived, (y) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (z) all outstanding fees and expenses of the Trustee incurred in connection with such Default or Event of Default have been paid. Upon any such waiver, such Default or Event of Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.
Section 6.05.    Control by Majority. Subject to the terms of the Intercreditor Agreement, if applicable, the Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes.
Section 6.06.    Limitation on Suits. A Holder may not pursue any remedy with respect to this Indenture or the Notes unless:
(a)    the Holder gives the Trustee written notice of a continuing Event of Default;
(b)    the Holders of at least 30% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;
(c)    such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;
(d)    the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and
(e)    during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.
However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest or Additional Interest (if any) on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.
The Trustee shall, within 90 days of the occurrence of a Default, give to the Holders of the Notes notice of all uncured Defaults known to it, but the Trustee may withhold such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such Holders, except in the case of a Default in the payment of the principal of or interest or Additional Interest (if any) on any of the Notes.
Section 6.07.    Rights of Holders of Notes to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, and Additional Interest, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an Asset Sale Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.
Section 6.08.    Collection Suit by Trustee. If an Event of Default specified in 6.01(i) or (ii) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company or Subsidiary Guarantors for the whole amount of principal of, premium, if any, and Additional Interest, if any, and interest remaining unpaid on the Notes and Subsidiary Guarantees and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
Section 6.09.    Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Company, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.
Section 6.10.    Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.
Section 6.11.    Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.
Section 6.12.    Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes including the Subsidiary Guarantors), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding. The Trustee may, on behalf of the Holders, vote for the election of a trustee in bankruptcy or similar official and be a member of a creditors’ or other similar committee.
Section 6.13.    Priorities. If either the Trustee or the Collateral Agent collects any money pursuant to this Article 6 or Article 12, as applicable, or if proceeds are received by the Collateral Agent if any Collateral is sold or otherwise realized upon by the Collateral Agent in connection with any foreclosure, collection or other enforcement of Liens granted to the Collateral Agent in the Security Documents, in any such case, or after an Event of Default any money or other property distributable in respect of the Company’s or any other obligor’s obligations under this Indenture, it shall, subject to the terms of the Intercreditor Agreement (if applicable), pay out the money in the following order:
(a)    ratably to the Trustee, the Collateral Agent and their respective agents and attorneys for fees, expenses and other amounts due and owing to it under this Indenture and the Security Documents, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and Collateral Agent and the costs and expenses of collection;
(b)    to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and Additional Interest, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and Additional Interest, if any, and interest, respectively; and
(c)    to the Company or to such party as a court of competent jurisdiction shall direct including a Subsidiary Guarantor, if applicable.
The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.13.
Section 6.14.    Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.
Article 7
TRUSTEE
Section 7.01.    Duties of Trustee. (a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.
(k)    Except during the continuance of an Event of Default:
(i)    the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
(ii)    in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.
(l)    The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:
(i)    this paragraph does not limit the effect of paragraph (b) of this Section 7.01;
(ii)    the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and
(iii)    the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.
(m)    Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.
(n)    The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense.
(o)    The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.
Section 7.02.    Rights of Trustee. (%3) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit.
(b)    Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both subject to the other provisions of this Indenture. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on any Officers’ Certificate, Opinion of Counsel, resolution of the Board of Directors, or other certificate or statement delivered to the Trustee pursuant to the terms of this Indenture. The Trustee may consult with counsel of its selection and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.
(c)    The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.
(d)    The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.
(e)    Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.
(f)    None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.
(g)    The Trustee shall not be deemed to have notice of any Default or Event of Default except for, subject to Section 4.01, any Event of Default occurring pursuant to Section 6.01(i) and (ii) (provided that the Trustee is the Paying Agent for the Notes at the time of such Event of Default) or unless written notice of any event which is in fact such a Default or Event of Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.
(h)    In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.
(i)    The Trustee shall have no responsibility for any actions taken or not taken by the Depositary.
(j)    The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, to each Agent, and each agent, custodian and other Person employed to act hereunder (including, but not limited to, the Collateral Agent with respect to this Indenture and the Security Documents).
(k)    In the event the Company is required to pay Additional Interest, the Company shall provide written notice to the Trustee of the Company’s obligation to pay Additional Interest no later than 15 days prior to the next Interest Payment Date, which notice shall set forth the amount of the Additional Interest to be paid by the Company. The Trustee shall not at any time be under any duty or responsibility to any Holders to determine whether the Additional Interest is payable and the amount thereof.
(l)    The Trustee may request that the Company and any Subsidiary Guarantor deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers (with specimen signatures) authorized at such times to take specific actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person specified as so authorized in any such certificate previously delivered and not superseded.
(m)    The permissive rights of the Trustee set forth herein shall not be construed as duties.
Section 7.03.    Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest as defined by the Trust Indenture Act it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign as provided in the Trust Indenture Act. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.
Section 7.04.    Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes or the Subsidiary Guarantees, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication. The Trustee shall not be responsible for and makes no representation as to the existence, genuineness, value or protection of any Collateral, for the legality, effectiveness or sufficiency of any Security Document, or for the creation, perfection, priority, sufficiency or protection of any Liens securing the Notes and Note Obligations. The Trustee shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any Lien or security interest in the Collateral or for the preservation of rights against third parties in relation to the Collateral.
Section 7.05.    Notice of Defaults. If a Default occurs and is continuing and if a Responsible Officer of the Trustee has written notice of such Default, the Trustee shall mail or electronically transmit to Holders of Notes a notice of the Default within 90 days after it occurs. Except in the case of a Default relating to the payment of principal, premium, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.
Section 7.06.    Reports by Trustee to Holders of the Notes. Within 60 days after each March 15, beginning with the March 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall send to the Holders of the Notes a brief report dated as of such reporting date that complies with Trust Indenture Act Section 313(a) (but if no event described in Trust Indenture Act Section 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with Trust Indenture Act Section 313(b)(1) and 313(b)(2). The Trustee shall also send all reports as required by Trust Indenture Act Section 313(c).
A copy of each report at the time of its delivery to the Holders of Notes shall be sent to the Company and filed with the SEC and each stock exchange on which the Notes are listed in accordance with Trust Indenture Act Section 313(d). The Company shall promptly notify the Trustee in writing when the Notes are listed on any stock exchange.
Section 7.07.    Compensation and Indemnity. The Company shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.
The Company and the Subsidiary Guarantors, jointly and severally, shall indemnify the Trustee for, and hold the Trustee harmless against, any and all loss, damage, claims, liability or expense (including reasonable attorneys’ fees and expenses) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing this Indenture against the Company or any of the Subsidiary Guarantors (including this Section 7.07) or defending itself against any claim whether asserted by any Holder, the Company or any Subsidiary Guarantor, or liability in connection with the acceptance, exercise or performance of any of its rights, powers or duties hereunder). The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee may have separate counsel and the Company shall pay the fees and expenses of such counsel. The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct or negligence.
The obligations of the Company and the Subsidiary Guarantors under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.
Notwithstanding the provisions of Section 4.12 hereof, to secure the payment obligations of the Company and the Subsidiary Guarantors in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.
When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(vii) or (viii) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.
Section 7.08.    Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08. The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:
(a)    the Trustee fails to comply with Section 7.10 hereof;
(b)    the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;
(c)    a custodian or public officer takes charge of the Trustee or its property; or
(d)    the Trustee becomes incapable of acting.
If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.
If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Company’s expense), the Company or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.
If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall send a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.
Section 7.09.    Successor Trustee by Merger, etc. If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.
Section 7.10.    Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.
This Indenture shall always have a Trustee who satisfies the requirements of Trust Indenture Act Sections 310(a)(1), (2) and (5). The Trustee is subject to Trust Indenture Act Section 310(b).
Section 7.11.    Preferential Collection of Claims Against Company. The Trustee is subject to Trust Indenture Act Section 311(a), excluding any creditor relationship listed in Trust Indenture Act Section 311(b). A Trustee who has resigned or been removed shall be subject to Trust Indenture Act Section 311(a) to the extent indicated therein.
Article 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE
Section 8.01.    Option to Effect Legal Defeasance or Covenant Defeasance. The Company may, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate and at any time, elect to have either Section 8.02 or Section 8.03 hereof applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.
Section 8.02.    Legal Defeasance and Discharge. Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company and the Subsidiary Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to the Security Documents, the Intercreditor Agreement and all outstanding Notes and Subsidiary Guarantees on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Notes, this Indenture including that of the Subsidiary Guarantors (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), the Security Documents and the Intercreditor Agreement, except for the following provisions which shall survive until otherwise terminated or discharged hereunder:
(a)    the rights of Holders of Notes issued under this Indenture to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to this Indenture referred to in Section 8.04 hereof;
(b)    the Company’s obligations with respect to Notes issued under this Indenture concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;
(c)    the rights, powers, trusts, duties and immunities of the Trustee and Collateral Agent, and the Company’s obligations in connection therewith; and
(d)    this Article 8.
Section 8.03.    Covenant Defeasance. Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and the Subsidiary Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under Sections 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18 and 4.19 and Section 5.01(ii) and Section 5.01(iii) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(iii), 6.01(iv), 6.01(v), 6.01(vi), 6.01(vii) (solely with respect to Significant Subsidiaries) and 6.01(viii) (solely with respect to Significant Subsidiaries), 6.01(ix), 6.01(x), 6.01(xi), 6.01(xii), 6.01(xiii), 6.01(xiv) and 6.01(xv) hereof shall not constitute Events of Default.
Section 8.04.    Conditions to Legal or Covenant Defeasance. The following shall be the conditions to the application of either Section 8.02 or Section 8.03 hereof to the outstanding Notes:
In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:
(a)    the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants without consideration of any reinvestment of interest, to pay the principal of, premium, if any, and interest due on the Notes issued under this Indenture on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on the Notes; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium, calculated as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officers’ Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;
(b)    in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions;
(i)    the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling; or
(ii)    since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law;
in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders shall not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(c)    in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the Holders shall not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(d)    no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit or the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;
(e)    such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any Credit Facility or any other material agreement or instrument (other than this Indenture) to which, the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith);
(f)    the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or any Subsidiary Guarantor or others; and
(g)    the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.
Section 8.05.    Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.06 hereof, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or a Subsidiary Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and Additional Interest, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.
The Company and the Subsidiary Guarantors, jointly and severally, shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.
Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized investment bank, appraisal firm or independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.
Section 8.06.    Repayment to Company. Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium and Additional Interest, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium and Additional Interest, if any, or interest has become due and payable shall be paid to the Company on its written request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease.
Section 8.07.    Reinstatement. If the Trustee or Paying Agent is unable to apply any United States dollars or Government Securities in accordance with Section 8.02 or Section 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or Section 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or Section 8.03 hereof, as the case may be; provided that, if the Company makes any payment of principal of, premium and Additional Interest, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.
Article 9
AMENDMENT, SUPPLEMENT AND WAIVER
Section 9.01.    Without Consent of Holders of Notes. Notwithstanding Section 9.02 hereof, the Company, any Subsidiary Guarantor (with respect to a Subsidiary Guarantee or this Indenture to which it is a party), the Trustee and, in the case of the Security Documents, the Collateral Agent, may amend or supplement this Indenture, any Security Document and any Subsidiary Guarantee or Notes or the Intercreditor Agreement without the consent of any Holder in order to:
(a)    cure any ambiguity, defect, mistake or inconsistency in this Indenture;
(b)    comply with the provisions described under Section 5.01 or Section 4.15 hereto;
(c)    comply with any requirements of the SEC in connection with the qualification of this Indenture under the Trust Indenture Act;
(d)    evidence and provide for the acceptance of appointment by a successor Trustee;
(e)    make any change that would provide any additional rights or benefits to the Holders or make any change that, in the good faith opinion of the Board of Directors of the Company as evidenced by a board resolution delivered to the Trustee, does not materially and adversely affect the rights of any Holder;
(f)    provide for uncertificated Notes in addition to or in replacement of certificated Notes;
(g)    provide for the issuance of Additional Notes in accordance with the Indenture;
(h)    add or release Subsidiary Guarantees with respect to the Notes, in each case, in accordance with the applicable provisions of this Indenture;
(i)    add additional assets as Collateral or release Collateral, in each case, in accordance with the applicable provisions of the Indenture and the Security Documents;
(j)    enter into additional or supplemental Security Documents in accordance with the applicable provisions of the Indenture and Security Documents; or
(k)    conform the text of this Indenture, the Notes, the Subsidiary Guarantees or the Security Documents to any provision of the “Description of the Notes” section of the Offering Memorandum; or
(l)    to provide for the accession of any parties to the Security Documents and Intercreditor Agreement (and other amendments that are administrative or ministerial in nature) in connection with the issuance or incurrence of Pari Passu Lien Indebtedness.
Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Company and the Subsidiary Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise. Notwithstanding the foregoing, no Opinion of Counsel shall be required in connection with the addition of a Subsidiary Guarantor under this Indenture upon execution and delivery by such Subsidiary Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto, and delivery of an Officers’ Certificate.
Section 9.02.    With Consent of Holders of Notes. Except as provided below in this Section 9.02, the Company, the Subsidiary Guarantors, the Trustee and, in the case of the Security Documents, the Collateral Agent, may amend or supplement this Indenture, the Intercreditor Agreement, any Security Document, the Notes and the Subsidiary Guarantees with the consent of the Holders of at least a majority in principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium and Additional Interest, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Intercreditor Agreement, any Security Document, the Subsidiary Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.08 hereof and Section 2.09 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.
Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Company in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.
It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.
After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall mail or electronically transmit to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.
Without the consent of each affected Holder of Notes, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):
(a)    change the Stated Maturity of the principal of, or any installment of interest on, any Note;
(b)    reduce the principal amount of, or premium, if any, or interest on, any Note;
(c)    change the optional redemption dates or optional redemption prices of the Notes from that stated under Section 3.07;
(d)    change the place or currency of payment of principal of, or premium, if any, or interest on, any Note;
(e)    impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the redemption date) of any Note;
(f)    waive a default in the payment of principal of, premium, if any, or interest on the Notes or modify any provision of the Indenture relating to modification or amendment thereof;
(g)    reduce the percentage or aggregate principal amount of outstanding Notes the consent of the Holders of which is necessary to modify or amend this Indenture;
(h)    release any Subsidiary Guarantor from its Subsidiary Guarantee, except as provided in the Indenture;
(i)    reduce the percentage or aggregate principal amount of outstanding Notes the consent of the Holders of which is necessary for waiver of compliance with the Indenture or for waiver of Defaults; or
(j)    release all or substantially all of the Collateral, other than in accordance with the Indenture and the Security Documents.
Section 9.03.    Compliance with Trust Indenture Act. Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental indenture that complies with the Trust Indenture Act as then in effect.
Section 9.04.    Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.
The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement, or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.
Section 9.05.    Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.
Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.
Section 9.06.    Trustee to Sign Amendments, etc. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amendment, supplement or waiver until the Board of Directors approves it. In executing any amendment, supplement or waiver, the Trustee shall be entitled to receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 14.04 hereof, an Officers’ Certificate and an Opinion of Counsel each stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the valid and binding obligation of the Company and any Subsidiary Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including Section 9.03). Notwithstanding the foregoing, no Opinion of Counsel shall be required for the Trustee to execute any amendment or supplement adding a new Subsidiary Guarantor under this Indenture.
Article 10
SUBSIDIARY GUARANTEES
Section 10.01.    Guarantee. Subject to the terms and provisions set forth in the Security Agreement, each of the Subsidiary Guarantors hereby, jointly and severally with each other Subsidiary Guarantor, unconditionally and irrevocably guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and the Collateral Agent and their respective successors and assigns, on a senior secured basis, the prompt payment and performance by the Company when due (whether at the Stated Maturity, by acceleration or otherwise) of each and all of the Company’s Obligations.
Section 10.02.    Limitation on Liability. Each Subsidiary Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Subsidiary Guarantee of such Subsidiary Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Subsidiary Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Subsidiary Guarantors hereby irrevocably agree that the obligations of each Subsidiary Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Subsidiary Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under this Article 10, result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not being voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Each Subsidiary Guarantor that makes a payment under its Subsidiary Guarantee shall be entitled upon payment in full of all guaranteed obligations under this Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.
Section 10.03.    Execution and Delivery. To evidence its Subsidiary Guarantee set forth in Section 10.01 hereof, each Subsidiary Guarantor hereby agrees that a notation of such Subsidiary Guarantee substantially in the form included in Exhibit A shall be executed on behalf of such Subsidiary Guarantor by manual or facsimile signature by its Chief Executive Officer or President, one of its Vice Presidents or one of its Assistant Vice Presidents on each Note authenticated and delivered by the Trustee and that this Indenture shall be executed on behalf of such Subsidiary Guarantor by its President, one of its Vice Presidents or one of its Assistant Vice Presidents.
Each Subsidiary Guarantor hereby agrees that its Subsidiary Guarantee set forth in Section 10.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Subsidiary Guarantee on the Notes.
If an Officer whose signature is on this Indenture or on a notation of such Subsidiary Guarantee no longer holds that office at the time the Trustee authenticates the Note on which the Subsidiary Guarantee is endorsed, such Subsidiary Guarantee shall be valid nevertheless.
The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Subsidiary Guarantee set forth in this Indenture on behalf of the Subsidiary Guarantors.
If required by Section 4.15 hereof, the Company shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 4.15 hereof and this Article 10, to the extent applicable.
Section 10.04.    Benefits Acknowledged. Each Subsidiary Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Subsidiary Guarantee are knowingly made in contemplation of such benefits.
Section 10.05.    Subrogation. Each Subsidiary Guarantor shall be subrogated to all rights of Holders of Notes against the Company in respect of any amounts paid by such Subsidiary Guarantor pursuant to the provisions of Section 10.01; provided that, if an Event of Default has occurred and is continuing, none of the Subsidiary Guarantors shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under this Indenture or the Notes shall have been paid in full.
Section 10.06.    Release of Guarantees. A Subsidiary Guarantee by a Subsidiary Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Subsidiary Guarantor, the Company or the Trustee is required for the release of such Subsidiary Guarantor’s Subsidiary Guarantee, upon:
(a)    any sale, exchange or transfer (by merger or otherwise) of the Capital Stock of such Subsidiary Guarantor, following which such Subsidiary Guarantor ceases to be a direct or indirect Subsidiary of the Company if such sale or disposition either does not constitute an Asset Sale or does constitute an Asset Sale effected in compliance with the covenants set forth in Sections 4.10 and 5.01.
(b)    if such Subsidiary Guarantor is dissolved or liquidated;
(c)    the designation of any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of this Indenture; or
(d)    the exercise by the Company of its Legal Defeasance option as described under Section 8.02 or Covenant Defeasance option as described under Section 8.03 or the discharge of the Company’s obligations under this Indenture in accordance with the terms of this Indenture.
Article 11
SATISFACTION AND DISCHARGE
Section 11.01.    Satisfaction and Discharge.
(a)    This Indenture shall be discharged and shall cease to be of further effect as to all Notes, when either:
(i)    all Notes that have been authenticated and delivered, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or
(ii)    all such Notes not theretofore delivered to such Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company and the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with such Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium, calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officers’ Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;
(b)    no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit or the granting of Liens in connection therewith) with respect to this Indenture or the Notes issued thereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound (other than an instrument to be terminated contemporaneously with or prior to the borrowing of funds to be applied to make such deposit and the granting of Liens in connection therewith); and
(c)    the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.
In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Upon discharge of this Indenture, the Security Documents will automatically terminate and cease to be of further effect and all Liens on the Collateral granted under the Security Documents will be released.
Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to Section 11.01(a), the provisions of Section 7.07, Section 8.06 and Section 11.02 hereof shall survive.
Section 11.02.    Application of Trust Money. Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium and Additional Interest, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.
If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Subsidiary Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Company has made any payment of principal of, premium and Additional Interest, if any, or interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.
Article 12
SECURITY
Section 12.01.    Collateral and Security Documents. The due and punctual payment of the principal of and interest on the Notes when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest on the Notes and performance of all other Obligations of the Company and the Subsidiary Guarantors to the Holders, the Trustee or the Collateral Agent under this Indenture, the Notes and the Security Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Security Documents, which define the terms of the Liens that secure the Company’s and Subsidiary Guarantors’ Obligations, subject to the terms of the Security Agreement. The Trustee and the Company hereby acknowledge and agree that the Collateral Agent holds the Collateral as agent for the benefit of the Secured Parties pursuant to the terms of the Security Documents. Each Holder, by accepting a Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) as the same may be in effect or may be amended, supplemented or modified from time to time in accordance with their terms and this Indenture, and authorizes and directs the Collateral Agent to enter into the Security Documents and to perform its obligations and exercise its rights thereunder in accordance therewith; provided, however, that if any of the provisions of the Security Documents limit, qualify or conflict with the duties imposed by the provisions of the Trust Indenture Act, the Trust Indenture Act shall control. The Company shall deliver to the Collateral Agent copies of all documents pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 12.01, to assure and confirm to the Collateral Agent the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Company shall, and shall cause its Subsidiaries to, use their commercially reasonable efforts to take any and all actions reasonably required to cause the Security Documents to create and maintain, as security for the Obligations, a valid and enforceable perfected Lien and security interest in and on all of the Collateral (subject to the terms of the Security Agreement), in favor of the Collateral Agent for the benefit of the Secured Parties. The Company shall, and shall cause its Subsidiaries to, and each such Subsidiary shall, make all filings (including filings of continuation statements and amendments to financing statements that may be necessary to continue the effectiveness of such financing statements) and take all other actions as are necessary or required by the Security Documents to maintain (at the sole cost and expense of the Company and its Subsidiaries) the security interest created by the Security Documents in the Collateral (other than with respect to any Collateral the security interest in which is not required to be perfected under the Security Documents) as a perfected security interest with the priority set forth in the Security Documents and subject only to Permitted Liens.
Section 12.02.    Recordings and Opinions. (%3) To the extent applicable, the Company shall cause Trust Indenture Act Section 314(d), relating to the release of property or securities subject to the Lien of the Security Documents and Trust Indenture Act Section 314(b), to be complied with.
(a)    Any release of Collateral permitted by Section 12.03 hereof will be deemed not to impair the Liens under this Indenture and the Security Documents in contravention thereof. Any certificate or opinion required by Trust Indenture Act Section 314(d) shall be made by an Officer or legal counsel, as applicable, of the Company except in cases where Trust Indenture Act Section 314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected by the Company.
(b)    Notwithstanding anything to the contrary in this Section 12.02, the Company shall not be required to comply with all or any portion of Trust Indenture Act Section 314(d) if it reasonably determines that under the terms of Trust Indenture Act Section 314(d) or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Trust Indenture Act Section 314(d) is inapplicable to any release or series of releases of the Collateral. Without limiting the generality of the foregoing, the Company and the Subsidiary Guarantors may, subject to the other provisions of this Indenture, among other things, without any release or consent by the Secured Parties, conduct ordinary course activities with respect to the Collateral, including, without limitation, (i) selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Lien of the Security Documents that has become worn out, defective, obsolete or not used or useful in the business; (ii) abandoning, terminating, canceling, releasing or making alterations in or substitutions of any leases or contracts subject to the Lien of this Indenture or any of the Security Documents; (iii) surrendering or modifying any franchise, license or permit subject to the Lien of the Security Documents that it may own or under which it may be operating; (iv) altering, repairing, replacing, changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances; (v) granting a license of any intellectual property; (vi) selling, transferring or otherwise disposing of inventory in the ordinary course of business; (vii) collecting accounts receivable in the ordinary course of business as permitted by Section 4.10 hereof; (viii) making cash payments (including for the repayment of Indebtedness or interest) from cash that is at any time part of the Collateral in the ordinary course of business that are not otherwise prohibited by this Indenture and the Security Documents; and (ix) abandoning any intellectual property that is no longer used or useful in the Company’s or the Subsidiary Guarantors’ businesses.
Section 12.03.    Release of Collateral. Subject to Sections 12.02(b) and 12.04 hereof, the Liens on the Collateral securing the Notes will automatically and without the need for any further action by any Person be released (and upon receipt of an Officers’ Certificate stating that such release is permitted by the Indenture and Security Documents and all conditions precedent to such release have been complied with, the Collateral Agent will execute and deliver such documents and instruments (in form and substance reasonably satisfactory to the Collateral Agent) as the Company and the Subsidiary Guarantors may request to evidence such release without the consent of the Holders):
(a)    in whole or in part, as applicable, as to all or any portion of property subject to such Liens which has been taken by eminent domain, condemnation or other similar circumstances;
(b)    in whole upon:
(i)    satisfaction and discharge of this Indenture; or
(ii)    a Legal Defeasance or Covenant Defeasance of this Indenture as described in Article 8;
(c)    in part, as to any property that (a) is sold, transferred or otherwise disposed of by the Company or any Subsidiary Guarantor (other than to the Company or another Subsidiary Guarantor) in a transaction not prohibited by this Indenture at the time of such sale, transfer or disposition or (b) is owned or at any time acquired by a Subsidiary Guarantor that has been released from its Subsidiary Guarantee in accordance with this Indenture, concurrently with the release of such Subsidiary Guarantee (including in connection with the designation of a Subsidiary Guarantor as an Unrestricted Subsidiary); and
(d)    in part, in accordance with the applicable provisions of the Security Documents.
Section 12.04.    Certificates of the Trustee. In the event that the Company wishes to release Collateral in accordance with this Indenture and the Security Documents at a time when the Trustee is not itself also the Collateral Agent and the Company has delivered the certificates and documents required by the Security Documents and Section 12.03 hereof, the Trustee shall, based on an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), upon which the Trustee may conclusively rely, deliver a certificate to the Collateral Agent authorizing the Collateral Trustee to execute the applicable release documentation. The Trustee, however, shall have no duty to confirm the legality, genuineness, accuracy, contents or validity of such documents (or any signature appearing therein).
Section 12.05.    Suits to Protect the Collateral. Subject to the provisions of Article 7 hereof and the Security Documents, the Trustee, following an Event of Default, in its sole discretion, on behalf of the Holders, or the Holders holding a majority of the aggregate principal amount of the Notes may or may direct the Collateral Agent to take all actions it deems necessary or appropriate in order to:
(a)    enforce any of the terms of the Security Documents; and
(b)    collect and receive any and all amounts payable in respect of the obligations hereunder.
Subject to the provisions of the Security Documents, the Collateral Agent shall have power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Collateral Agent, in its sole discretion, may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Lien on the Collateral or be prejudicial to the interests of the Holders or the Trustee). Nothing in this Section 12.05 shall be considered to impose any such duty or obligation to act on the part of the Collateral Agent.
Section 12.06.    Authorization of Receipt of Funds by the Trustee Under the Security Documents. Subject to the provisions of the Security Documents, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.
Section 12.07.    Purchase Protected. In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article 12 to be sold be under any obligation to ascertain or inquire into the authority of the Company or the applicable Subsidiary Guarantor to make any such sale or other transfer.
Section 12.08.    Powers Exercisable by Receiver or Trustee. In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 12 upon the Company or a Subsidiary Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or a Subsidiary Guarantor or of any officer or officers thereof required by the provisions of this Article 12; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.
Section 12.09.    Release Upon Termination of the Company’s Obligations. In the event that the Company delivers to the Collateral Agent, in form and substance reasonably acceptable to it, an Officers’ Certificate certifying that (i) payment in full of the principal of, together with accrued and unpaid interest (including Additional Interest, if any) on, the Notes and all other Obligations under this Indenture, the Subsidiary Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid or (ii) the Company shall have exercised its Legal Defeasance option or its Covenant Defeasance option, in each case in compliance with the provisions of Article 8, the Collateral Agent shall (A) execute and deliver such documents and instruments (in form and substance reasonably satisfactory to the Collateral Agent) as the Company shall request to evidence its release of the Liens on the Collateral, and (B) cause to be done all acts, at the sole cost and expense of the Company, reasonably necessary to release such Lien as requested by the Company in writing as soon as reasonably practicable.
Section 12.10.    Collateral Agent. (a) The Trustee and each of the Holders by acceptance of the Notes hereby designates and appoints The Bank of New York Mellon Trust Company, N.A., as its agent under this Indenture and the Security Documents and the Trustee and each of the Holders by acceptance of the Notes hereby irrevocably authorizes The Bank of New York Mellon Trust Company, N.A. to take such action on its behalf under the provisions of this Indenture and the Security Documents and to exercise such rights and powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Indenture and the Security Documents, together with such powers as are reasonably incidental thereto. The Collateral Agent agrees to act as such on the express conditions contained in this Section 12.10. The provisions of this Section 12.10 are solely for the benefit of the Collateral Agent and none of the Trustee, any of the Holders nor the Company or any of the Subsidiary Guarantors shall have any rights as a third party beneficiary of any of the provisions contained herein other than as expressly provided in this Section 12.10 and in Section 12.03. Notwithstanding any provision to the contrary contained elsewhere in this Indenture and the Security Documents, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Collateral Agent have or be deemed to have any fiduciary relationship with the Trustee, any Holder or the Company or any Subsidiary Guarantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture and the Security Documents or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
(b)    None of the Collateral Agent or any of its agents or employees shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or under or in connection with any Security Document or the transactions contemplated thereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Company or any Subsidiary Guarantor, contained in this or any Indenture, or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this or any other Indenture or the Security Documents, or the validity, effectiveness, genuineness, enforceability or sufficiency of this or any other Indenture or the Security Documents, or for any failure of the Company or any Subsidiary Guarantor or any other party to this Indenture or the Security Documents to perform its obligations hereunder or thereunder. None of the Collateral Agent or any of its agents or employees shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this or any other Indenture or the Security Documents or to inspect the properties, books or records of the Company or any Subsidiary Guarantor.
(c)    The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this or any other Indenture or the Security Documents in accordance with a request or consent of the Trustee and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.
(d)    The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Collateral Agent shall have received written notice from the Trustee or the Company referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article 6 (subject to this Section 12.10); provided, however, that unless and until the Collateral Agent has received any such request, the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.
(e)    The Bank of New York Mellon Trust Company, N.A. and its Affiliates (and any successor Collateral Agent and its Affiliates) may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with the Company and the Subsidiary Guarantors as though it was not the Collateral Agent hereunder and without notice to or consent of the Trustee. The Trustee and the Holders acknowledge that, pursuant to such activities, The Bank of New York Mellon Trust Company, N.A. or its Affiliates (and any successor Collateral Agent and its Affiliates) may receive information regarding the Company and the Subsidiary Guarantors (including information that may be subject to confidentiality obligations in favor of the Company and the Subsidiary Guarantors) and acknowledge that the Collateral Agent shall not be under any obligation to provide such information to the Trustee or the Holders. Nothing herein shall impose or imply any obligation on the part of The Bank of New York Mellon Trust Company, N.A. (or any successor Collateral Agent) to advance funds.
(f)    The Collateral Agent may resign at any time upon thirty (30) days prior written notice to the Trustee and the Company, such resignation to be effective upon the acceptance of a successor agent to its appointment as Collateral Agent. If the Collateral Agent resigns under this Indenture, the Company shall appoint a successor Collateral Agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Collateral Agent (as stated in the notice of resignation), the Collateral Agent may appoint, with the consent of the Company, a successor Collateral Agent. If no successor Collateral Agent is appointed and consented to by the Company pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Collateral Agent shall be entitled to petition at the expense of the Company a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor Collateral Agent hereunder, such successor Collateral Agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent, and the term “Collateral Agent” shall mean such successor Collateral Agent, and the retiring Collateral Agent’s appointment, powers and duties as the Collateral Agent shall be terminated. After the retiring Collateral Agent’s resignation hereunder, the provisions of this Section 12.10 (and Sections 12.11 and 12.13) shall continue to inure to its benefit and the retiring Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Indenture.
(g)    The institution acting as the Trustee shall initially act as Collateral Agent, and the Trustee shall be authorized to appoint co-Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Security Documents, neither the Collateral Agent nor any of its officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own willful misconduct or gross negligence.
(h)    The Collateral Agent is authorized and directed to (i) enter into the Security Documents, (ii) bind the Holders on the terms as set forth in the Security Documents and (iii) perform and observe its obligations under the Security Documents.
(i)    The Trustee agrees that it shall not (and shall not be obliged to), and shall not instruct the Collateral Agent to, unless specifically requested to do so by Holders holding a majority of the aggregate principal amount of the Notes, take or cause to be taken any action to enforce its rights under this Indenture or against the Company and the Subsidiary Guarantors, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.
(j)    If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article 6, the Trustee shall promptly turn the same over to the Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Collateral Agent.
(k)    The Trustee and the Collateral Agent are each Holder’s agents for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control. Should the Trustee obtain possession or control of any such Collateral, upon request from the Company, the Trustee shall notify the Collateral Agent thereof, and shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.
(l)    The Collateral Agent shall have no obligation whatsoever to assure that the Collateral exists or is owned by the Company and the Subsidiary Guarantors or is cared for, protected or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Grantor’s property constituting collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent pursuant to this Indenture or any Security Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may (but shall not be obligated to) act in any manner it may deem appropriate, in its sole discretion given the Collateral Agent’s own interest in the Collateral, and that the Collateral Agent shall have no duty or liability whatsoever to the Trustee or any Holder as to any of the foregoing. The Collateral Agent shall not be responsible for and makes no representation as to the existence, genuineness, value or protection of any Collateral, for the legality, effectiveness or sufficiency of any Security Document, or for the creation, perfection, priority, sufficiency or protection of any Liens securing the Notes and Note Obligations. Notwithstanding anything herein or in the Security Documents to the contrary, the Collateral Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any Lien or security interest in the Collateral or for the preservation of any rights against third parties with respect to the Collateral.
(m)    The Collateral Agent is authorized to obey and comply, in any manner it or its counsel deems appropriate, with all writs, order, judgments, awards, decrees issued or process entered by any court or arbitral tribunal with respect to this Indenture and the Security Documents and if the Collateral Agent so complies, it shall not be liable to any party hereto or to any other party or person notwithstanding that any such writ, order, judgment, award, decree or process may be subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without competent jurisdiction.
(n)    Beyond the exercise of reasonable care in the custody of the Collateral in its possession, the Collateral Agent will have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto. The Collateral Agent will be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property, and the Collateral Agent will not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent in good faith.
(o)    In the event that the Collateral Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Collateral Agent’s sole discretion may cause the Collateral Agent to be considered an “owner or operator” under any environmental laws or otherwise cause the Collateral Agent to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, the Collateral Agent reserves the right, instead of taking such action, either to resign as Collateral Agent or to arrange for the transfer of the title or control of the asset to a court appointed receiver. Collateral Agent will not be liable to any person for any environmental claims or any environmental liabilities or contribution actions under any federal, state or local law, rule or regulation by reason of Collateral Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any hazardous materials into the environment.
Section 12.11.    Compensation and Indemnification. The Collateral Agent shall be entitled to the compensation and indemnification set forth in Section 7.07 (with the references to the Trustee therein being deemed to refer to the Collateral Agent).
Section 12.12.    After Acquired Real Property.
If after the date of this Indenture the Company or any Subsidiary Guarantor becomes the owner of any Qualifying Real Property, the Company or such Subsidiary Guarantor shall execute and deliver, within 90 days of such acquisition, each of the following documents listed below, which shall be in form and substance customary for transactions of this type, as reasonably determined by an Officer of the Company, with respect to such Qualifying Real Property; provided, for the avoidance of doubt, that the Collateral Agent shall not be responsible for the failure of any Person to deliver the documents below, for monitoring such delivery or for the content or correctness of any document delivered to it:
(a)    Insurance. Policies or certificates of insurance (including evidence of flood insurance, if any) covering such Qualifying Real Property, which policies or certificates shall be in form and substance customary for such endorsements, as determined in good faith by an Officer of the Company, and list the Collateral Agent as additional insured and/or loss payee and mortgagee and shall otherwise bear endorsements of such type and in such amounts as the Company determines, in its sole good faith judgment, are customarily carried under similar circumstances for properties engaged in the same or similar businesses as the Company and the Subsidiary Guarantors;
(b)    Mortgages. Fully executed counterparts of the mortgages, deeds of trust or deeds to secure debt evidencing the liens on such real property that will secure the Notes in form and substance customary for such transactions, as reasonably determined by an Officer of the Company, and, in each case, with such schedules and including such provisions as shall be necessary to conform such documents to applicable local or foreign law or as shall be customary under applicable local or foreign law (the “Mortgages”), as reasonably determined by an Officer of the Company, which Mortgages shall cover each such Qualifying Real Property, together with evidence that a counterpart of the Mortgage with respect to such Qualifying Real Property has been delivered to the title insurance company for recording in all places to the extent necessary to effectively create a valid and enforceable first priority mortgage lien on such Qualifying Real Property in favor of the Collateral Agent for its benefit and the benefit of the Secured Parties (subject to Permitted Liens);
(c)    Fixture filings. Fixture filings under the Uniform Commercial Code on Form UCC-1 for filing under the Uniform Commercial Code in the appropriate jurisdiction to the extent necessary to perfect the security interests in fixtures purported to be created by the Mortgage with respect to such Qualifying Real Property listing the Collateral Agent as secured party, for its benefit and the benefit of the Secured Parties (unless the applicable Mortgage is sufficient to constitute a fixture filing under applicable law);
(d)    Counsel Opinions. One or more opinions of counsel in the applicable jurisdiction of such Qualifying Real Property addressed to the Collateral Agent with respect to the enforceability of the Mortgage with respect thereto and the creation and perfection of the security interest purported to be created thereby in favor of the Collateral Agent for the benefit of the Secured Parties, and an opinion of counsel for the Company or the relevant Subsidiary Guarantor regarding due authorization, execution and delivery of such Mortgage.
Section 12.13.    Security Agreement and Other Security Documents. The Collateral Agent is hereby directed and authorized to execute and deliver the Security Agreement and any other Security Document in which it is named as a party. It is hereby expressly acknowledged and agreed that, in doing so, the Collateral Agent is not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under or pursuant to, any Security Document, the Collateral Agent shall have all of the rights, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements).
Article 13
RANKING OF NOTE LIENS
Section 13.01.    Relative Rights. Nothing in this Indenture or the Security Agreement will:
(a)    impair, as between the Company and Holders, the obligation of the Company, which is absolute and unconditional, to pay principal of, premium and interest on such Notes in accordance with their terms or to perform any other obligation of the Company or any Subsidiary Guarantor under this Indenture, the Notes, the Subsidiary Guarantees and any Security Documents;
(b)    restrict the right of any Holder to sue for payments that are then due and owing, in a manner not inconsistent with the provisions of the Security Agreement;
(c)    prevent the Trustee or any Holder from exercising against the Company or any Subsidiary Guarantor any of its other available remedies upon a Default or Event of Default (other than its rights as a secured party, which are subject to the Security Documents); or
(d)    restrict the right of the Trustee or any Holder:
(i)    to file and prosecute a petition seeking an order for relief in an involuntary bankruptcy case as to the Company or any Subsidiary Guarantor or otherwise to commence, or seek relief commencing, any insolvency or liquidation proceeding involuntarily against the Company or any Subsidiary Guarantor;
(ii)    to make, support or oppose any request for an order for dismissal, abstention or conversion in any insolvency or liquidation proceeding;
(iii)    to make, support or oppose, in any insolvency or liquidation proceeding, any request for an order extending or terminating any period during which the debtor (or any other Person) has the exclusive right to propose a plan of reorganization or other dispositive restructuring or liquidation plan therein;
(iv)    to seek the creation of, or appointment to, any official committee representing creditors (or certain of the creditors) in any insolvency or liquidation proceeding and, if appointed, to serve and act as a member of such committee without being in any respect restricted or bound by, or liable for, any of the obligations under this Article 13;
(v)    to seek or object to the appointment of any professional person to serve in any capacity in any insolvency or liquidation proceeding or to support or object to any request for compensation made by any professional person or others therein;
(vi)    to make, support or oppose any request for order appointing a trustee or examiner in any insolvency or liquidation proceeding; or
(vii)    otherwise to make, support or oppose any request for relief in any insolvency or liquidation proceeding that it is permitted by law to make, support or oppose:
(A)    as if it were a holder of unsecured claims; or
(B)    as to any matter relating to any plan of reorganization or other restructuring or liquidation plan or as to any matter relating to the administration of the estate or the disposition of the case or proceeding (in each case set forth in this clause (B) except as set forth in the Security Agreement).
Article 14
MISCELLANEOUS
Section 14.01.    Trust Indenture Act Controls. If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by Trust Indenture Act Section 318(c), the imposed duties shall control.
Section 14.02.    Notices. Any notice or communication by the Company, any Subsidiary Guarantor or the Trustee to the others is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), fax or overnight air courier guaranteeing next day delivery, to the others’ address:
If to the Company and/or any Subsidiary Guarantor:
Oppenheimer Holdings Inc.
85 Broad Street
New York, NY 10004
Attention: General Counsel
Telephone: (212) 668-8000
Facsimile: 212-668-8081
E:mail: dennis.mcnamara@opco.com
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention: Michael J. Schwartz, Esq.
Telephone: 212-735-3000
Facsimile: 212-735-2000
E-mail: michael.schwartz@skadden.com
If to the Trustee or the Collateral Agent:
The Bank of New York Mellon Trust Company, N.A.
500 Ross Street, 12th Floor
Pittsburgh, PA 15262
Attention: Corporate Trust Administration
Telephone: 412-236-3719
Facsimile: 412-234-8377
Email: logan.zamperini@bnymellon.com
The Company, any Subsidiary Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.
The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods, provided, however, that the Trustee shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The Company agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.
All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; when receipt acknowledged, if faxed; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; provided that any notice or communication delivered to the Trustee or the Collateral Agent shall be deemed effective upon only actual receipt thereof.
Any notice or communication to a Holder shall be mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in Trust Indenture Act Section 313(c), to the extent required by the Trust Indenture Act. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event or any other communication (including any notice of redemption or repurchase) to a holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary (or its designee) pursuant to the standing instructions from the Depositary or its designee, including by electronic mail in accordance with accepted practices at the Depositary.
If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it; provided that any notices or communications to the Trustee or the Collateral Agent shall be deemed effective only upon actual receipt thereof.
If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.
Section 14.03.    Communication by Holders of Notes with Other Holders of Notes. Holders may communicate pursuant to Trust Indenture Act Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Subsidiary Guarantors, the Trustee, the Registrar and anyone else shall have the protection of Trust Indenture Act Section 312(c).
Section 14.04.    Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company or any of the Subsidiary Guarantors to the Trustee to take any action under this Indenture, the Company or such Subsidiary Guarantor, as the case may be, shall furnish to the Trustee:
(a)    An Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 14.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and
(b)    An Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 14.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.
Section 14.05.    Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04 hereof or Trust Indenture Act Section 314(a)(4)) shall comply with the provisions of Trust Indenture Act Section 314(e) and shall include:
(a)    a statement that the Person making such certificate or opinion has read such covenant or condition;
(b)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
(c)    a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officers’ Certificate as to matters of fact); and
(d)    a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.
Section 14.06.    Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

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Section 14.07.    No Personal Liability of Directors, Officers, Employees and Stockholders. No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor or any of their parent companies shall have any liability for any obligations of the Company or the Subsidiary Guarantors under the Notes, the Subsidiary Guarantees or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
Section 14.08.    Governing Law. THIS INDENTURE, THE NOTES AND ANY SUBSIDIARY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
Section 14.09.    Waiver of Jury Trial. EACH OF THE ISSUER, THE SUBSIDIARY GUARANTORS, THE COLLATERAL AGENT, THE TRUSTEE AND EACH HOLDER BY ACCEPTING A NOTE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 14.10.    Force Majeure. In no event shall the Trustee or Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes, epidemics, pandemics or similar outbreaks of infectious disease or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.
Section 14.11.    No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.
Section 14.12.    Successors. All agreements of the Company in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Subsidiary Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.03 hereof.
Section 14.13.    Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 14.14.    Counterpart Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Indenture, any supplemental indenture, any Global Note or in any other certificate, agreement or document related to this Indenture shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper- based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.
Section 14.15.    Table of Contents, Headings, etc. The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
Section 14.16.    Qualification of Indenture. The Company and the Subsidiary Guarantors shall qualify this Indenture under the Trust Indenture Act in accordance with the terms and conditions of the Registration Rights Agreement and shall pay all reasonable costs and expenses (including attorneys’ fees and expenses for the Company, the Subsidiary Guarantors and the Trustee) incurred in connection therewith, including, but not limited to, costs and expenses of qualification of this Indenture and the Notes and printing this Indenture and the Notes. The Trustee shall be entitled to receive from the Company and the Subsidiary Guarantors any such Officers’ Certificates, Opinions of Counsel or other documentation as it may reasonably request in connection with any such qualification of this Indenture under the Trust Indenture Act.
Section 14.17.    Patriot Act. The parties hereto acknowledge that, in accordance with Section 326 of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended, modified or supplemented from time to the, the “USA Patriot Act”), the Trustee, like all financial institutions, is required to obtain, verify and record information that identifies each person or legal entity that opens an account. The parties to this Indenture agree that they will provide the Trustee with such information as the Trustee may request in order for the Trustee to satisfy the requirements of the USA Patriot Act.
Section 14.18.    Submission to Jurisdiction. The Company and each Subsidiary Guarantor hereby irrevocably submits to the jurisdiction of any New York State court sitting in the Borough of Manhattan in the City of New York or any federal court sitting in the Borough of Manhattan in the City of New York in respect of any suit, action or proceeding arising out of or relating to this Indenture, the Security Documents, the Subsidiary Guarantees and the Notes, and irrevocably accepts for itself and in respect of its property, generally and unconditionally, jurisdiction of the aforesaid courts.
Section 14.19.    Taxes. Each of the Company and the Trustee agree, in order to comply with applicable tax laws, rules and regulations (inclusive of directives, guidelines and interpretations promulgated by competent authorities) in effect from time to time (“Applicable Law”), (i) to cooperate and to provide the other with such reasonable information as each may have in its possession about Holders so the Trustee can determine whether it has tax related obligations under Applicable Law and (ii) that the Trustee shall be entitled to make any withholding or deduction from payments under the Indenture to the extent necessary to comply with Applicable Law, for which the Trustee shall not have any liability. To the extent such amounts are withheld or deducted and remitted to the appropriate taxing authority, they shall be treated for purposes of the Indenture as having been paid to the party in respect of which such amounts were deducted or withheld. The terms of this Section shall survive the termination of this Indenture.
[Signatures on following page]

OPPENHEIMER HOLDINGS INC. By: /s/ Albert G. Lowenthal Name: Albert G. Lowenthal Title: Chief Executive Officer and Chairman
SUBSIDIARY GUARANTORS: E.A. VINER INTERNATIONAL CO By: /s/ Albert G. Lowenthal Name: Albert G. Lowenthal Title: Chief Executive Officer and Chairman
VINER FINANCE INC. By: /s/ Albert G. Lowenthal Name: Albert G. Lowenthal Title: Chief Executive Officer and Chairman

3

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee By: /s/ Mitchell L. Brumwell Name: Mitchell L. Brumwell Title: Vice President
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Collateral Agent By: /s/ Mitchell L. Brumwell Name: Mitchell L. Brumwell Title: Vice President

Signature Page to Indenture (Senior Secured Notes)

EXHIBIT A
[Face of Note]
THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(i) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF THIS NOTE BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE WHICH IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS NOTE HEREON (OR ANY PREDECESSOR OF THIS NOTE) (THE “RESALE RESTRICTION TERMINATION DATE”) ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE

Exhibit A-1

ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (i) PURSUANT TO CLAUSE (D) PRIOR TO THE END OF THE 40 DAY DISTRIBUTION COMPLIANCE PERIOD WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR PURSUANT TO CLAUSE E) PRIOR TO THE RESALE RESTRICTION TERMINATION DATE TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND (ii) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THIS NOTE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF A HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.
[Additional Language of Regulation S Note]
THE RIGHTS ATTACHING TO THIS REGULATION S GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).

CUSIP [    ]
ISIN [    ]
[[RULE 144A][REGULATION S] GLOBAL NOTE
5.50% Senior Secured Notes due 2025
No. [A][S]-___    [$______________]
OPPENHEIMER HOLDINGS INC.
promises to pay to CEDE & CO. or registered assigns, the principal sum of ______________________ United States Dollars (or such principal amount as may be set forth in the attached Schedule of Exchanges of Interests in the Global Note) on October 1, 2025, and to pay interest thereon as hereinafter set forth.
Interest Payment Dates: October 1 and April 1
Record Dates: September 15 and March 15

Reference is made to the further provisions of this Note contained on the reverse side of this Note, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS HEREOF, the Company has caused this instrument to be duly executed.
Dated: [●], 2020

OPPENHEIMER HOLDINGS INC. By: Name: Title:

This is one of the Notes referred to in the within-mentioned Indenture:

Dated: ________________	THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee By: Authorized Signatory

[Back of Note]
5.50% Senior Secured Notes due 2025
Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
1.    INTEREST. Oppenheimer Holdings Inc., a Delaware corporation, promises to pay interest on the principal amount of this Note at 5.50% per annum from September 22, 2020 until maturity and shall pay the Additional Interest, if any, payable pursuant to the Registration Rights Agreement referred to below. The Company will pay interest and Additional Interest, if any, semi-annually in arrears on October 1 and April 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that the first Interest Payment Date shall be April 1, 20213. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest, if any, (without regard to any applicable grace periods) from time to time on demand at the interest rate on the Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
2.    METHOD OF PAYMENT. The Company will pay interest on the Notes and Additional Interest, if any, to the Persons who are registered Holders of Notes at the close of business on the September 15 or March 15 (whether or not a Business Day), as the case may be, next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payment of interest and Additional Interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders, provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium and Additional Interest, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.
3.    PAYING AGENT AND REGISTRAR. Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to the Holders. The Company or any of its Subsidiaries may act in any such capacity.
4.    INDENTURE. The Company issued the Notes under an Indenture, dated as of September 22, 2020 (the “Indenture”), among Oppenheimer Holdings Inc., the Subsidiary Guarantors named therein, the Trustee and the Collateral Agent. This Note is one of a duly authorized issue of Notes of the Company designated as its 5.50% Senior Secured Notes due 2025. The Company shall be entitled to issue Additional Notes pursuant to Sections 2.01 and 4.09 of the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.
5.    OPTIONAL REDEMPTION.
(a)    Except as described below under clauses 5(b) and 5(c) hereof, the Notes will not be redeemable at the Company’s option before October 1, 2022.
(b)    At any time prior to October 1, 2022, the Company may redeem the Notes at its option, in whole at any time or in part from time to time, upon not less than 20 nor more than 90 days’ prior notice delivered to each Holder of Notes, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, but not including, the date of redemption (the “Redemption Date”), subject to the rights of Holders of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date.
(c)    At any time prior to October 1, 2022 the Company may redeem up to 35% of the principal amount of the Notes with the Net Cash Proceeds of one or more sales of its Capital Stock (other than Disqualified Stock) at a redemption price of 105.50% of their principal amount, plus accrued interest and Additional Interest, if any, to, but not including, the redemption date; provided that at least 65% of the aggregate principal amount of Notes originally issued (calculated after giving effect to any issuance of Additional Notes) remains outstanding after each such redemption and notice of any such redemption is mailed within 90 days of each such sale of Capital Stock.
(d)    On and after October 1, 2022, the Company may redeem the Notes, in whole or in part, upon not less than 20 nor more than 90 days’ prior notice with a copy to the Trustee, to each Holder of Notes, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon and Additional Interest, if any, to, but not including, the applicable Redemption Date, subject to the right of Holders of Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on October 1 of each of the years indicated below:

Year	Percentage
2022	102.75%
2023	101.375%
2024 and thereafter	100%

(e)    In connection with any tender offer of the Notes at a price of at least 100% of the principal amount of the Notes tendered, plus accrued and unpaid interest thereon to, but excluding, the applicable tender settlement date, including an Offer to Purchase in connection with a Change of Control or an Asset Sale, if holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Company, or any third party making such tender offer in lieu of the Company, purchases all of the Notes validly tendered and not withdrawn by such holders, the Company or such third party may, upon not less than 20 nor more than 90 days’ prior notice, given not more than 30 days following such purchase date, redeem all Notes that remain outstanding following such purchase at a price equal to the price offered to each other holder in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest to but excluding the date of redemption.
(f)    Any redemption pursuant to this paragraph 5 shall be made pursuant to the provisions of Sections 3.01 through 3.07 of the Indenture.
(g)    Any redemption and notice of redemption may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent (including, in the case of a redemption related to a sale of Capital Stock, the consummation of such sale). The Company will provide prompt written notice to the Trustee no later than 11:00 a.m. New York City time one Business Day prior to the date fixed for redemption rescinding or extending such redemption in the event that any such condition precedent shall not have occurred, and such redemption and notice of redemption shall be rescinded and of no force or effect, or extended, as applicable. Upon receipt of such notice from the Company rescinding or extending such redemption, the Trustee will promptly send a copy of such notice to the holders of the Notes to be redeemed in the same manner in which the notice of redemption was given.
6.    MANDATORY REDEMPTION. The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.
7.    NOTICE OF REDEMPTION. Subject to Section 3.03 of the Indenture, notice of redemption will be sent at least 20 days but, subject to clause 5(g) above, not more than 90 days before the Redemption Date (except that redemption notices may be sent more than 90 days prior to a Redemption Date if the notice is issued in connection with Article 8 or Article 11 of the Indenture) to each Holder whose Notes are to be redeemed. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000 in excess of $2,000, unless all of the Notes held by a Holder are to be redeemed. On and after the Redemption Date and deposit of the redemption price with the Paying Agent interest ceases to accrue on Notes or portions thereof called for redemption. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount to be redeemed. A new Note in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note.
8.    OFFERS TO REPURCHASE.
(a)    If a Change of Control occurs, the Company must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of their principal amount, plus accrued interest (if any) and Additional Interest (if any) to, but not including, the Payment Date. The Change of Control Offer shall be made in accordance with Section 4.14 of the Indenture.
(b)    If the Company or any of its Restricted Subsidiaries consummates an Asset Sale or the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries consummates a Regulated Sale, and, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this covenant totals at least $15 million, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders (and, if required by the terms of any Pari Passu Lien Indebtedness, from the holders of such Pari Passu Lien Indebtedness) on a pro rata basis an aggregate principal amount of Notes (and Pari Passu Lien Indebtedness) equal to the Excess Proceeds on such date, at a purchase price equal to 100% of their principal amount, plus, in each case, accrued interest (if any) and Additional Interest (if any) to, but not including, the Payment Date.
To the extent that the aggregate amount of Notes and Pari Passu Lien Indebtedness so validly tendered and not properly withdrawn pursuant to an Offer to Purchase is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for any other purpose which is permitted by the Indenture.
If the aggregate principal amount of Notes surrendered by Holders thereof and other Pari Passu Lien Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Notes will be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Lien Indebtedness. Upon completion of such Offer to Purchase, the amount of Excess Proceeds will be reset to zero.
9.    DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.
10.    PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.
11.    AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Subsidiary Guarantees or the Notes may be amended or supplemented as provided in the Indenture.
12.    DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 30% in principal amount of the Notes then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may declare the principal, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. If an Event of Default specified in clause (vii) or (viii) of Section 6.01 of the Indenture occurs with respect to the Company, the principal of, premium, if any, and accrued interest on the Notes then-outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. Holders may not enforce the Indenture, the Notes or the Subsidiary Guarantees except as provided in the Indenture. Subject to certain limitations, the Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. The Trustee shall, within 90 days of the occurrence of a default, give to the Holders of the Notes notice of all uncured defaults known to it, but the Trustee may withhold such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such Holders, except in the case of a default in the payment of the principal of or interest or Additional Interest (if any) on any of the Notes. The Holders of a majority in aggregate principal amount of the Notes then outstanding, by written notice to the Trustee, may, on behalf of the Holders of all of the Notes, waive all past Defaults or Events of Default and rescind and annul a declaration of acceleration and its consequences if (x) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (y) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. Upon any such waiver, such Default or Event of Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. The Company and each Subsidiary Guarantor (to the extent that such Subsidiary Guarantor is so required under the Trust Indenture Act) is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required as soon as reasonably possible and in any event within 30 days after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default and what action the Company proposes to take with respect thereto.
13.    AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual or electronic signature of the Trustee.
14.    ADDITIONAL RIGHTS OF HOLDERS OF RESTRICTED GLOBAL NOTES AND RESTRICTED DEFINITIVE NOTES. In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes shall have all the rights set forth in the Registration Rights Agreement, dated as of September 22, 2020, among Oppenheimer Holdings Inc., the Subsidiary Guarantors named therein and the other parties named on the signature pages thereof (the “Registration Rights Agreement”), including the right to receive Additional Interest (as defined in the Registration Rights Agreement).
15.    GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THE NOTES AND THE SUBSIDIARY GUARANTEES.
16.    CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers and ISIN numbers to be printed on the Notes and the Trustee may use CUSIP numbers and ISIN numbers in notices (including notices of redemption) as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice and reliance may be placed only on the other identification numbers placed thereon.
17.    GUARANTEE. The Company’s obligations under the Notes are fully and unconditionally guaranteed, jointly and severally, by the Subsidiary Guarantors.
18.    COLLATERAL. The Notes and any Subsidiary Guarantee by a Subsidiary Guarantor are secured by a security interest in the Collateral under certain Security Documents.
The Company will furnish to any Holder upon written request and without charge a copy of the Indenture, the Security Documents and/or the Registration Rights Agreement. Requests may be made to the Company at the following address:
Oppenheimer Holdings Inc.
85 Broad Street
New York, NY 10004
Attention: General Counsel

ASSIGNMENT FORM
To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)
and irrevocably appoint
to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature: (Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:
* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE
If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:
[   ] Section 4.10    [   ] Section 4.14
If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:
$_______________

Date:	Your Signature: (Sign exactly as your name appears on the face of this Note) Tax Identification No.:

Signature Guarantee*:
* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*
The initial outstanding principal amount of this Global Note is $__________. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Note Custodian

[FORM OF NOTATION ON NOTE RELATING TO SUBSIDIARY GUARANTEE]
SUBSIDIARY GUARANTEE
E.A. Viner International Co. and Viner Finance Inc. (the “Subsidiary Guarantors”) have jointly and severally, unconditionally guaranteed (such guarantee by each Subsidiary Guarantor being referred to herein as the “Subsidiary Guarantee”), that (i) the principal of, interest, premium and Additional Interest, if any, on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders, the Trustee and the Collateral Agent all in accordance with the terms set forth under Article 10 of the Indenture, and (ii) in case of any extension of time of payment or renewal of any Notes or any other such obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.
The obligations of each Subsidiary Guarantor to the Holders, the Trustee and the Collateral Agent pursuant to this Subsidiary Guarantee and the Indenture are expressly set forth in Article 10 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Subsidiary Guarantees.
No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor or any of their parent companies shall have any liability for any obligations of the Company or the Subsidiary Guarantors under the Notes, the Subsidiary Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
Each holder of a Note by accepting a Note agrees that any Subsidiary Guarantor named below shall have no further liability with respect to its Subsidiary Guarantee if such Subsidiary Guarantor otherwise ceases to be liable in respect of its Subsidiary Guarantee in accordance with the terms of the Indenture. The Obligations of each Subsidiary Guarantor under its Subsidiary Guarantee shall be limited to the extent necessary to insure that it does not constitute a fraudulent conveyance under applicable law.
Capitalized terms used but not defined herein have the respective meanings set forth in the Indenture.

The Subsidiary Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Notes upon which the Subsidiary Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual or electronic signature of one of its authorized officers.

E.A. VINER INTERNATIONAL CO. By: Name: Title:
VINER FINANCE INC. By: Name: Title:

EXHIBIT B
FORM OF CERTIFICATE OF TRANSFER
Oppenheimer Holdings Inc.
The Bank of New York Mellon Trust Company, N.A., as Trustee
500 Ross Street, 12th Floor
Pittsburgh, PA 15262
Attention: Corporate Trust Administration
Telephone: 412-236-3719
Facsimile Telecopy: 412-234-8377
Email: logan.zamperini@bnymellon.com
Re: 5.50% Senior Secured Notes due 2025
Reference is hereby made to the Indenture, dated as of September 22, 2020 (the “Indenture”), among Oppenheimer Holdings Inc., a Delaware corporation, the Subsidiary Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee and Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
_______________ (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $___________ in such Note[s] or interests (the “Transfer”), to _______________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:
[CHECK ALL THAT APPLY]
1.    [  ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE 144A GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Definitive Note and in the Indenture and the Securities Act.
2.    [  ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN A LEGENDED REGULATION S GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Legended Regulation S Global Note and/or the Definitive Note and in the Indenture and the Securities Act.
3.    [  ] CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):
(a)    [  ] such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;
or
(b)    [  ] such Transfer is being effected to the Company or a subsidiary thereof;
or
(c)    [  ] such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.
4.    [  ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.
(a)    [  ] CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.
(b)    [  ] CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and, in the case of a transfer from a Restricted Global Note or a Restricted Definitive Note, the Transferor hereby further certifies that (a) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (b) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (c) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (d) the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person, and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.
(c)    [  ] CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor] By: Name: Title:
[Medallion Stamp Guarantee] Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:
[CHECK ONE OF (a) OR (b)]

(a)	[ ] a beneficial interest in the:

(i)	[ ] 144A Global Note (CUSIP [•]), or

(ii)	[ ] Regulation S Global Note (CUSIP [•]), or

(b)	[ ] a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:
[CHECK ONE]

(a)	[ ] a beneficial interest in the:

(i)	[ ] 144A Global Note (CUSIP [•]), or

(ii)	[ ] Regulation S Global Note (CUSIP [•]), or

(iii)	[ ] Unrestricted Global Note (CUSIP [•]); or

(b)	[ ] a Restricted Definitive Note; or

(c)	[ ] an Unrestricted Definitive Note,
in accordance with the terms of the Indenture.

EXHIBIT C
FORM OF CERTIFICATE OF EXCHANGE
Oppenheimer Holdings Inc.
The Bank of New York Mellon Trust Company, N.A., as Trustee
500 Ross Street, 12th Floor
Pittsburgh, PA 15262
Attention: Corporate Trust Administration
Telephone: 412-236-3719
Facsimile Telecopy: 412-234-8377
Email: logan.zamperini@bnymellon.com
Re: 5.50% Senior Secured Notes due 2025
Reference is hereby made to the Indenture, dated as of September 22, 2020 (the “Indenture”), among Oppenheimer Holdings Inc., a Delaware corporation, the Subsidiary Guarantors named therein and The Bank of New York Mellon Trust Company, N.A. as Trustee and Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
___________ (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $__________ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:
1)    EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE
a)    [  ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
b)    [  ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
c)    [  ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
d)    [  ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
2)    EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES
a)    [  ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.
b)    [  ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] [ ] 144A Global Note [ ] Regulation S Global Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.
This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor] By: Name: Title:
[Medallion Stamp Guarantee] Dated:

EXHIBIT D
[FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT SUBSIDIARY GUARANTORS]
Supplemental Indenture (this “Supplemental Indenture”), dated as of __________, among __________________ (the “Guaranteeing Subsidiary”), a subsidiary of Oppenheimer Holdings Inc., a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) and Collateral Agent.
W I T N E S S E T H
WHEREAS, the Company and each of the Subsidiary Guarantors (as defined in the Indenture referred to below) have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of September 22, 2020, providing for the issuance of 5.50% Senior Secured Notes due 2025 (the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Subsidiary Guarantee”); and
WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
(1)    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
(2)    Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees as follows: Along with all Subsidiary Guarantors named in the Indenture, to jointly and severally unconditionally guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and Collateral Agent and their respective successors and assigns, on a senior secured basis, the prompt payment and performance by the Company when due (whether at Stated Maturity, by acceleration or otherwise) of each and all of the Company’s Obligations.
Pursuant to Section 10.02 of the Indenture, after giving effect to all other contingent and fixed liabilities that are relevant under any applicable Bankruptcy Law or fraudulent conveyance laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under Article 10 of the Indenture, this new Subsidiary Guarantee shall be limited to the maximum amount permissible such that the obligations of such Guaranteeing Subsidiary under this Subsidiary Guarantee will not be voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.
(3)    Execution and Delivery. The Guaranteeing Subsidiary agrees that the Subsidiary Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Subsidiary Guarantee on the Notes.
(4)    Releases.
The Subsidiary Guarantee of the Guaranteeing Subsidiary shall be automatically and unconditionally released and discharged, and no further action by the Guaranteeing Subsidiary, the Company or the Trustee is required for the release of the Guaranteeing Subsidiary’s Subsidiary Guarantee, upon:
(a)    any sale, exchange or transfer (by merger or otherwise) of the Capital Stock of such Guaranteeing Subsidiary, following which such Guaranteeing Subsidiary ceases to be a direct or indirect Subsidiary of the Company if such sale or disposition either does not constitute an Asset Sale or does constitute an Asset Sale effected in compliance with the covenants set forth in Sections 4.10 and 5.01.
(b)    if such Guaranteeing Subsidiary is dissolved or liquidated;
(c)    the designation of any Restricted Subsidiary that is a Guaranteeing Subsidiary as an Unrestricted Subsidiary in compliance with the applicable provisions of this Indenture; or
(d)    the exercise by the Company of its Legal Defeasance option or Covenant Defeasance option as described under Section 8.03 or the discharge of the Company’s obligations under this Indenture in accordance with the terms of this Indenture.
(5)    No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Guaranteeing Subsidiary shall have any liability for any obligations of the Company or the Subsidiary Guarantors (including the Guaranteeing Subsidiary) under the Notes, any Subsidiary Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
(6)    Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
(7)    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
(8)    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
(9)    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.
(10)    Benefits Acknowledged. The Guaranteeing Subsidiary’s Subsidiary Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Subsidiary Guarantee are knowingly made in contemplation of such benefits.
(11)    Subrogation. The Guaranteeing Subsidiary shall be subrogated to all rights of Holders of Notes against the Company in respect of any amounts paid by the Guaranteeing Subsidiary pursuant to the provisions of Section 2 hereof and Section 10.01 of the Indenture; provided that, if an Event of Default has occurred and is continuing, the Guaranteeing Subsidiary shall not be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under the Indenture or the Notes shall have been paid in full.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[GUARANTEEING SUBSIDIARY] By: Name: Title:
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee By: Name: Title:
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Collateral Agent By: Name: Title:

EXHIBIT E
[FORM OF]
PARI PASSU INTERCREDITOR AGREEMENT
among
OPPENHEIMER HOLDINGS INC.,
the other Grantors party hereto,
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Collateral Agent for the Existing Secured Parties
[    ],
as the Initial Additional Collateral Agent
and
each additional Authorized Representative from time to time party hereto dated as of [ ], 20[ ]

PARI PASSU INTERCREDITOR AGREEMENT dated as of [ ], 20[ ] (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among Oppenheimer Holdings Inc., a Delaware corporation (the “Company”), the other Grantors (as defined below) party hereto, The Bank of New York Mellon Trust Company, N.A. as collateral agent for the Existing Secured Parties (together with its successors and assigns in such capacity, the “Existing Collateral Agent”), [INSERT NAME AND CAPACITY], as collateral agent for the Initial Additional Pari Passu Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Additional Collateral Agent”) and each additional Authorized Representative from time to time party hereto for the Additional Pari Passu Secured Parties of the Series with respect to which it is acting in such capacity.
In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Existing Collateral Agent (for itself and on behalf of the Existing Secured Parties), the Initial Additional Collateral Agent (for itself and on behalf of the Initial Additional Pari Passu Secured Parties) and each additional Authorized Representative (for itself and on behalf of the Additional Pari Passu Secured Parties of the applicable Series) agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.01    Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Indenture or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:
“Accreted Value” means at any time, with respect to any Pari Passu Obligation issued with an original issue discount, “accreted value” of such Pari Passu Obligation at such time representing the stated principal or face amount thereof reduced by that portion of the related original issue discount corresponding to the ratio of the remaining term thereof to the original term thereof.
“Additional Pari Passu Documents” means, with respect to any Series of Additional Pari Passu Obligations, the loan agreements, credit agreements, indentures or other agreements evidencing or governing such Additional Pari Passu Obligations, including the Initial Additional Pari Passu Documents and each other agreement entered into for the purpose of securing any Series of Additional Pari Passu Obligations.
“Additional Pari Passu Obligations” means, with respect to any Series of Additional Pari Passu Obligations, (a) all principal of, and interest (including, without limitation, any post‑petition interest) payable with respect to, such Additional Pari Passu Obligations, (b) all other amounts payable to the related Additional Pari Passu Secured Parties under the related Additional Pari Passu Documents and (c) any renewals of extensions of the foregoing.
“Additional Pari Passu Secured Party” means the holders of any Additional Pari Passu Obligations and any Authorized Representative with respect thereto and shall include the Initial Additional Pari Passu Secured Parties and the Initial Additional Collateral Agent.
“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Applicable Authorized Representative” means (i) until the occurrence of the Non‑Controlling Authorized Representative Enforcement Date (if any), the Controlling Authorized Representative and (ii) from and after the occurrence of the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.
“Authorized Representative” means (i) in the case of any Existing Secured Obligations or the Existing Secured Parties, the Existing Collateral Agent, (ii) in the case of the Initial Additional Pari Passu Obligations or the Initial Additional Pari Passu Secured Parties, the Initial Additional Collateral Agent and (iii) in the case of any Series of Additional Pari Passu Obligations or Additional Pari Passu Secured Parties that become subject to this Agreement after the date hereof, the Authorized Representative named for such Series in the applicable Joinder Agreement (it being understood that in the event only one lender or other Person holds all of the Pari Passu Obligations in respect of any Series, such lender or Person shall be the Authorized Representative of such Series upon becoming subject to this Agreement).
“Bankruptcy Case” has the meaning assigned to such term in Section 2.05(b).
“Bankruptcy Code” means Title 11 of the United States Code, as amended.
“Bankruptcy Law” means the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.
“Collateral” means all assets and properties subject to Liens created pursuant to any Pari Passu Security Document to secure one or more Series of Pari Passu Obligations.
“Company” has the meaning assigned to such term in the introductory paragraph hereof.
“Controlling Authorized Representative” means the Authorized Representative of the Series of Pari Passu Obligations that constitutes the largest Outstanding Amount of all then‑outstanding Pari Passu Obligations.
“Controlling Secured Parties” means the Series of Pari Passu Secured Parties whose Authorized Representative is the Controlling Authorized Representative.
“DIP Financing” has the meaning assigned to such term in Section 2.05(b).
“DIP Financing Liens” has the meaning assigned to such term in Section 2.05(b).
“DIP Lenders” has the meaning assigned to such term in Section 2.05(b).
“Discharge” means, with respect to any Shared Collateral and any Series of Pari Passu Obligations, that such Series of Pari Passu Obligations is no longer secured by such Shared Collateral pursuant to the terms of the applicable Secured Credit Documents. The term “Discharged” shall have a corresponding meaning.
“Event of Default” means an “Event of Default” as defined in any Secured Credit Document.
“Existing Collateral Agent” has the meaning assigned to such term in the introductory paragraph hereof, and shall include any successor Collateral Agent pursuant to the Indenture and the Security Agreement.
“Existing Secured Obligations” means “Note Obligations” as defined in the Indenture.
“Existing Secured Parties” means the “Secured Parties” as defined in the Security Agreement.
“Grantors” means the Company and each Subsidiary of the Company which has granted a security interest pursuant to any Pari Passu Security Document to secure any Series of Pari Passu Obligations. The Grantors existing on the date hereof are set forth in Annex I hereto.
“Impairment” has the meaning assigned to such term in Section 1.03.
“Indenture” means that certain Indenture dated as of September 22, 2020, among the Company, the Subsidiary Guarantors identified therein and The Bank of New York Mellon Trust Company, N.A., as trustee and as collateral agent.
“Initial Additional Collateral Agent” has the meaning assigned to such term in the introductory paragraph to this Agreement.
“Initial Additional Pari Passu Documents” means that certain [[Credit Agreement] [Indenture] dated as of [ ], 20[ ], among the Company, [the Subsidiary Guarantors identified therein,] [ ], as [administrative agent], and [ ], as [collateral agent]] and any notes, security documents and other operative agreements evidencing or governing such Indebtedness, including any agreement entered into for the purpose of securing the Initial Additional Pari Passu Obligations.
“Initial Additional Pari Passu Obligations” means the Additional Pari Passu Obligations pursuant to the Initial Additional Pari Passu Documents.
“Initial Additional Pari Passu Secured Parties” means the holders of any Initial Additional Pari Passu Obligations and the Initial Additional Collateral Agent.
“Insolvency or Liquidation Proceeding” means:
(A)    any case commenced by or against the Company or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Company or any other Grantor or any similar case or proceeding relative to the Company or any other Grantor or their respective creditors, as such, in each case whether or not voluntary;
(B)    any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or
(C)    any other proceeding of any type or nature in which substantially all claims of creditors of the Company or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.
“Intervening Creditor” shall have the meaning assigned to such term in Section 2.01.
“Joinder Agreement” means a supplement to this Agreement in the form of Exhibit A hereof required to be delivered by an Authorized Representative to each other Authorized Representative pursuant to Section 5.13 hereof in order to establish an additional Series of Additional Pari Passu Obligations and become Additional Pari Passu Secured Parties hereunder.
“Major Non-Controlling Authorized Representative” means, with respect to any Shared Collateral, the Authorized Representative of the Series of Pari Passu Obligations that constitutes the second largest Outstanding Amount of any then-outstanding Series of Pari Passu Obligations with respect to such Shared Collateral.
“New York UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.
“Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, any Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.
“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative, the date which is 90 days (throughout which 90 day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (i) an Event of Default that has occurred and is continuing (under and as defined in the Indenture and in the Additional Pari Passu Document under which such Non-Controlling Authorized Representative is the Authorized Representative) and (ii) each Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the Indenture and in the Additional Pari Passu Document under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (y) the Pari Passu Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the Indenture or the applicable Additional Pari Passu Document; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred if (1) with respect to any Shared Collateral at any time the Applicable Authorized Representative has commenced and is diligently pursuing any enforcement action with respect to such Shared Collateral or (2) with respect to the Shared Collateral of an applicable Grantor, at any time the Grantor which has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.
“Non-Controlling Secured Parties” means, with respect to any Shared Collateral, the Pari Passu Secured Parties which are not Controlling Secured Parties with respect to such Shared Collateral.
“Outstanding Amount” means, with respect to the Indenture or any Secured Credit Document for any Series of Pari Passu Obligations, at any time, an amount equal to the sum of (without duplication) (i) with respect to the Notes, the aggregate outstanding principal amount at such time, (ii) with respect to any other loans or other advances outstanding under such Secured Credit Document at such time, the aggregate outstanding principal amount thereof or, if such other loans or advances outstanding under such Secured Credit Document were issued with an original issue discount, the Accreted Value thereof, in each case at such time, (iii) the aggregate undrawn amount of all outstanding letters of credit to the extent then available to be drawn and (iv) the aggregate unexpired and uncanceled commitments to extend credit under such Secured Credit Document at such time that, when funded, would constitute Pari Passu Obligations.
“Pari Passu Obligations” means, collectively, (i) the Existing Secured Obligations, (ii) the Initial Additional Pari Passu Obligations and (iii) each Series of other Additional Pari Passu Obligations.
“Pari Passu Secured Parties” means (i) the Existing Secured Parties, (ii) the Initial Additional Pari Passu Secured Parties and (iii) the other Additional Pari Passu Secured Parties with respect to each Series of other Additional Pari Passu Obligations.
“Pari Passu Security Documents” means each security agreement, pledge agreement, deed of trust, mortgage and other agreement entered into with respect to the Shared Collateral in favor of any Authorized Representative for purposes of securing the Pari Passu Obligations and each financing statement and other document or instrument delivered to create, perfect or continue the Liens thereby created.
“Possessory Collateral” means any Shared Collateral in the possession or control of the Existing Collateral Agent (or its agents or bailees) or any other Authorized Representative, to the extent that possession or control thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession of the Existing Collateral Agent or any other Authorized Representative under the terms of the Pari Passu Security Documents.
“Proceeds” has the meaning assigned to such term in Section 2.01 hereof.
“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part, whether pursuant to one or more agreements), including by adding or replacing lenders, creditors, agents, the Company and/or the Subsidiary Guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees and advisors of such Person and such Person’s Affiliates.
“Secured Credit Document” means (i) the Indenture, the Notes, the Subsidiary Guarantees and the Security Documents (as defined in the Indenture), (ii) each Initial Additional Pari Passu Document and (iii) each Additional Pari Passu Document.
“Security Agreement” means the Security Agreement, dated as of September 22, 2020, among the Company, the other Grantors party thereto and the Existing Collateral Agent.
“Senior Class Debt” shall have the meaning assigned to such term in Section 5.13.
“Senior Class Debt Parties” shall have the meaning assigned to such term in Section 5.13.
“Senior Class Debt Representative” shall have the meaning assigned to such term in Section 5.13.
“Senior Lien” means the Liens on the Collateral in favor of the Pari Passu Secured Parties under the Pari Passu Security Documents.
“Series” means (a) with respect to the Pari Passu Secured Parties, each of (i) the Existing Secured Parties (in their capacities as such), (ii) the Initial Additional Pari Passu Secured Parties (in their capacity as such) and (iii) the Additional Pari Passu Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Additional Pari Passu Secured Parties) and (b) with respect to any Pari Passu Obligations, each of (i) the Existing Secured Obligations, (ii) the Initial Additional Pari Passu Obligations and (iii) the Additional Pari Passu Obligations incurred pursuant to any Additional Pari Passu Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Additional Pari Passu Obligations).
“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of Pari Passu Obligations (or their respective Authorized Representatives) hold a valid and perfected security interest at such time. If more than two Series of Pari Passu Obligations are outstanding at any time and the holders of less than all Series of Pari Passu Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of Pari Passu Obligations that hold a valid security interest in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.
Section 1.02    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (c) the words “herein”, “hereof and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (e) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) the term “or” is not exclusive.
Section 1.03    Impairments. It is the intention of the Pari Passu Secured Parties of each Series that the holders of Pari Passu Obligations of such Series (and not the Pari Passu Secured Parties of any other Series) bear the risk of (a) any determination by a court of competent jurisdiction that (x) any of the Pari Passu Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations, (y) any of the Pari Passu Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of Pari Passu Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Pari Passu Obligations) on a basis ranking prior to the security interest of such Series of Pari Passu Obligations but junior to the security interest of any other Series of Pari Passu Obligations or (b) the existence of any Collateral for any other Series of Pari Passu Obligations that is not Shared Collateral (any such condition referred to in the foregoing clauses (a) or (b) with respect to any Series of Pari Passu Obligations, an “Impairment” of such Series). In the event of any Impairment with respect to any Series of Pari Passu Obligations, the results of such Impairment shall be borne solely by the holders of such Series of Pari Passu Obligations, and the rights of the holders of such Series of Pari Passu Obligations (including, without limitation, the right to receive distributions in respect of such Series of Pari Passu Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such Pari Passu Obligations subject to such Impairment. Additionally, in the event the Pari Passu Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such Pari Passu Obligations or the Indenture, Pari Passu Security Documents or Additional Pari Passu Documents, as applicable, governing such Pari Passu Obligations shall refer to such obligations or such documents as so modified.
ARTICLE 2
PRIORITIES AND AGREEMENTS WITH RESPECT TO SHARED COLLATERAL
Section 2.01    Priority of Claims. (a) Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of Pari Passu Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the Pari Passu Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.03), each Pari Passu Secured Party hereby agrees that the Liens securing each Series of Pari Passu Obligations on any Shared Collateral shall be of equal priority.
(b)    Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.03), if an Event of Default has occurred and is continuing and (i) any Authorized Representative is taking action to enforce rights in respect of any Shared Collateral (an “Enforcement Action”), (ii) any distribution is made to any Pari Passu Secured Party in respect of any Shared Collateral in any Bankruptcy Case of the Company or any other Grantor (a “Bankruptcy Distribution”) or (iii) any Pari Passu Secured Party receives any payment in respect of Pari Passu Obligations pursuant to any security agreement or intercreditor agreement (other than this Agreement) with respect to any Shared Collateral or the proceeds of any sale, collection or other liquidation of any such Shared Collateral by any Pari Passu Secured Party pursuant to any such agreement (an “Other Intercreditor Payment”), then the proceeds of (A) any such Enforcement Action, (B) any such Bankruptcy Distribution and/or (C) any such Other Intercreditor Payment (subject, in the case of each of clauses (A), (B) and (C), to the sentence immediately following) (all proceeds described in the preceding clauses (A), (B) and (C), and all proceeds thereof being collectively referred to as “Proceeds”), shall be applied (i) FIRST, to the payment of all amounts owing to each Authorized Representative (in its capacity as such) and, with respect to the Existing Secured Obligations, the Trustee pursuant to the terms of any Secured Credit Document, (ii) SECOND, subject to Section 1.03, to the payment in full of the Pari Passu Obligations of each Series on a pro rata basis and (iii) THIRD, after payment of all Pari Passu Obligations, to the Company and the other Grantors or their successors or assigns, as their interests may appear, or to whosoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct. Notwithstanding the foregoing, with respect to any Shared Collateral for which a third party (other than a Pari Passu Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of Pari Passu Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of Pari Passu Obligations (such third party an “Intervening Creditor”), the value of any Shared Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of Pari Passu Obligations with respect to which such Impairment exists.
Section 2.02    Actions with Respect to Shared Collateral; Prohibition on Contesting Liens. (a) With respect to any Shared Collateral, (i) only the Applicable Authorized Representative shall direct each other Authorized Representative to act or refrain from acting with respect to the Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), (ii) no Authorized Representative shall follow any instructions with respect to such Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Authorized Representative (or any other Pari Passu Secured Party other than the Applicable Authorized Representative) and (iii) no Non-Controlling Authorized Representative or other Pari Passu Secured Party (other than the Applicable Authorized Representative) shall, or shall instruct the Applicable Authorized Representative to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any Pari Passu Security Document, applicable law or otherwise, it being agreed that only the Applicable Authorized Representative, acting in accordance with the applicable Pari Passu Security Documents, shall be entitled to instruct each Authorized Representative to take any such actions or exercise any such remedies with respect to Shared Collateral. No Non-Controlling Authorized Representative or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by, or at the direction of, the Applicable Authorized Representative or Controlling Secured Party or any other exercise by the Applicable Authorized Representative or Controlling Secured Party of any rights and remedies relating to the Shared Collateral. The foregoing shall not be construed to limit the rights and priorities of any Pari Passu Secured Party or Authorized Representative with respect to any collateral not constituting Shared Collateral. Each Non-Controlling Authorized Representative hereby agrees to act in accordance with the instructions of the Applicable Authorized Representative.
(b)    Each of the Authorized Representatives agrees that it will not accept any Lien on any collateral for the benefit of any Series of Pari Passu Obligations other than pursuant to the Pari Passu Security Documents (except for funds (x) deposited for the discharge or defeasance of the Indenture or any Additional Pari Passu Document or (y) deposited into an escrow account in accordance with the terms of the applicable Additional Pari Passu Document to cash collateralize letters of credit issued under such Additional Pari Passu Document), and by executing this Agreement (or a Joinder Agreement), each Authorized Representative and the Series of Pari Passu Secured Parties for which it is acting hereunder agree to be bound by the provisions of this Agreement and the other Pari Passu Security Documents applicable to it.
Section 2.03    No Interference; Payment Over. Subject to Section 1.03, (a) each of the Pari Passu Secured Parties agrees that (i) it will not (and hereby waives any right to) challenge, question or contest, or support any other Person in challenging, questioning or contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), (x) the perfection, priority, validity, attachment or enforceability of any Lien held by or on behalf of any of the Pari Passu Secured Parties in all or any part of the Collateral, (y) the validity or enforceability of any Pari Passu Obligations of any Series or any Pari Passu Security Document or (z) the validity or enforceability of the priorities, rights or duties established by, or any other provision of, this Agreement; (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Applicable Authorized Representative, (iii) except as provided in Section 2.02, it shall have no right to (A) direct the Applicable Authorized Representative or any other Pari Passu Secured Party to exercise any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Applicable Authorized Representative or any other Pari Passu Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Applicable Authorized Representative or any other Pari Passu Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and none of the Applicable Authorized Representative or any other Pari Passu Secured Party shall be liable for any action taken or omitted to be taken by such Applicable Authorized Representative or other Pari Passu Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement, (v) it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Authorized Representative or any other Pari Passu Secured Party to enforce this Agreement.
(b)    Each Pari Passu Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral, pursuant to any Pari Passu Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each Series of the Pari Passu Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other Pari Passu Secured Parties and promptly transfer such Shared Collateral, proceeds or payment, as the case may be, to the Applicable Authorized Representative, to be distributed in accordance with the provisions of Section 2.01 hereof.
Section 2.04    Automatic Release of Liens; Amendments to Pari Passu Security Documents. (a) If, at any time the Applicable Authorized Representative, acting in accordance with this Agreement and the applicable Secured Credit Documents, forecloses upon or otherwise exercises remedies against any Shared Collateral resulting in a sale or disposition thereof, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of each Authorized Representative for the benefit of each Series of Pari Passu Secured Parties upon such Shared Collateral will automatically be released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01 hereof.
(b)    Each Pari Passu Secured Party agrees that the Applicable Authorized Representative may enter into any amendment, consent, waiver or other modification (and, upon request by the Applicable Authorized Representative, each Authorized Representative shall sign a consent to such amendment, consent, waiver or other modification) to any Pari Passu Security Document to which it is a party (including to release Liens securing any Series of Pari Passu Obligations), so long as the Applicable Authorized Representative receives an Officers’ Certificate of the Company (upon which such Applicable Authorized Representative can conclusively rely) stating that such amendment, consent, waiver or other modification is permitted by the terms of such Pari Passu Security Document, and any such amendment, consent, waiver or other modification shall apply automatically to any comparable provision of each comparable Pari Passu Security Document without the consent of any Authorized Representative and without any action by the Company or any Grantor, unless such amendment, consent, waiver or other modification adversely affects one Series of Pari Passu Secured Parties in a manner different than such amendment, consent, waiver or other modification affects other Series. Additionally, each Pari Passu Secured Party agrees that each Authorized Representative may enter into any amendment, consent, waiver or other modification (and, upon request by such Authorized Representative, each other Authorized Representative shall sign a consent to such amendment, consent, waiver or other modification) to any Pari Passu Security Document to which it is a party (including to release Liens securing such Series of Pari Passu Obligations) so long as (x) such amendment, consent, waiver or other modification is in accordance with the Secured Credit Document pursuant to which such Series of Pari Passu Obligations was incurred and (y) such amendment, consent, waiver or other modification does not adversely affect the Pari Passu Secured Parties of any other Series. Notwithstanding the foregoing, no amendment, consent, waiver or other modification to any Pari Passu Security Document entered into by any Authorized Representative pursuant to this Section 2.04(b) will release all or substantially all of the Shared Collateral from the Liens under the Pari Passu Security Documents without the written consent of each Authorized Representative; provided that, to the extent the release of all or substantially all of the Shared Collateral from the Liens under the applicable Pari Passu Security Documents relates solely to one or more (but not all) Series of Pari Passu Obligations (and such release is permitted under, and in accordance with the Secured Credit Documents or the Pari Passu Security Documents, as the case may be, applicable to such Series), such release shall not require the prior written consent of any Authorized Representative of any other Series of Pari Passu Obligations (it being understood that the Liens securing such other Series of Pari Passu Obligations shall not be affected by such release and shall remain in effect).
(c)    So long as all required documentation is provided under the applicable Pari Passu Security Documents, each Authorized Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Applicable Authorized Representative to evidence and confirm any release of Shared Collateral or amendment to any Pari Passu Security Document provided for in this Section.
Section 2.05    Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings. (a) This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against the Company or any other Grantor.
(b)    If the Company and/or any other Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor(s)-in possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or the use of cash collateral under Section 363 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, each Pari Passu Secured Party agrees that it will raise no objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless any Controlling Secured Party, or an Authorized Representative of any Controlling Secured Party, shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will agree to subordinate (and will not object to or otherwise contest the subordination of) its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any Pari Passu Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the Pari Passu Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the Pari Passu Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-a-vis all the other Pari Passu Secured Parties (other than any Liens of the Pari Passu Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the Pari Passu Secured Parties of each Series are granted Liens on any additional collateral pledged to any Pari Passu Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-a-vis the Pari Passu Secured Parties as set forth in this Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the Pari Passu Obligations, such amount is applied pursuant to Section 2.01 of this Agreement, and (D) if any Pari Passu Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01 of this Agreement; provided that the Pari Passu Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the Pari Passu Secured Parties of such Series or its Authorized Representative that shall not constitute Shared Collateral; and provided, further, that the Pari Passu Secured Parties receiving adequate protection shall not object to any other Pari Passu Secured Party receiving adequate protection comparable to any adequate protection granted to such Pari Passu Secured Parties in connection with a DIP Financing or use of cash collateral.
Section 2.06    Reinstatement. In the event that any of the Pari Passu Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under Title 11 of the United Stated Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article 2 shall be fully applicable thereto until all such Pari Passu Obligations shall again have been paid in full in cash.
Section 2.07    Insurance. As between the Pari Passu Secured Parties, the Applicable Authorized Representative, acting pursuant to its Pari Passu Security Documents, shall have the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.
Section 2.08    Refinancings. The Pari Passu Obligations of any Series may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing transaction under any Secured Credit Document) of any Pari Passu Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative of the holders of any such Pari Passu Obligations so Refinanced shall have executed a Joinder Agreement on behalf of the holders of such Pari Passu Obligations.
Section 2.09    Existing Collateral Agent as Gratuitous Bailee for Perfection. (a) The Existing Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral that is in its possession or control (or in the possession or control of its agents or bailees) for the benefit of, and on behalf of, each other Authorized Representative and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Pari Passu Security Documents, in each case, subject to the terms and conditions of this Section 2.09. Pending delivery to the Existing Collateral Agent, each other Authorized Representative agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession for the benefit of, and on behalf of, each other Authorized Representative and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Pari Passu Security Documents, in each case, subject to the terms and conditions of this Section 2.09.
(b)    The duties or responsibilities of the Existing Collateral Agent and each other Authorized Representative under this Section 2.09 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral for the benefit of, and on behalf of, each other Authorized Representative for purposes of perfecting by possession the Lien held by such Authorized Representative therein.
ARTICLE 3
EXISTENCE AND AMOUNTS OF LIENS AND OBLIGATIONS
Section 3.01    Determinations with Respect to Amounts of Liens and Obligations. Whenever any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any Pari Passu Obligations of any Series, or the Shared Collateral subject to any Lien securing the Pari Passu Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative and shall be entitled to make such determination on the basis of the information so furnished; provided, however, that if an Authorized Representative shall fail or refuse reasonably promptly to provide the requested information, the requesting Authorized Representative shall be entitled to make any such determination by such method as it may deem appropriate, including by reliance upon a certificate of the Company. Each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any Pari Passu Secured Party or any other person as a result of such determination.
Section 3.02    Applicable Authorized Representative. As of the date of this Agreement, the [______________] is the Applicable Authorized Representative. The Company shall deliver a certificate to each Authorized Representative certifying which Authorized Representative is the Authorized Representative of the Series of Pari Passu Obligations that constitutes the largest outstanding principal amount of any then-outstanding Series of Pari Passu Obligations with respect to the Shared Collateral. Such certificate shall be delivered (a) on each anniversary of this Agreement and (b) promptly upon the Company becoming aware that a new Authorized Representative has become the Authorized Representative of the Series of Pari Passu Obligations that constitutes the largest outstanding principal amount of any then-outstanding Series of Pari Passu Obligations with respect to the Shared Collateral. Notwithstanding anything herein to the contrary, the failure of the Company to deliver such certificate shall not alter any of the provisions set forth in this Agreement.
Section 3.03    Concerning the Existing Collateral Agent. Notwithstanding any term herein to the contrary, it is hereby expressly agreed and acknowledged that the agreements set forth herein by the Existing Collateral Agent are made solely in its capacity as Collateral Agent under the Indenture and as Collateral Agent under the Security Agreement pursuant to the provisions of the Indenture and the direction of the Grantors and the holders of the Notes (as defined in the Indenture) therein contained, and not in its individual capacity. The Existing Collateral Agent shall not have any duties, obligations, or responsibilities under this Agreement except as expressly set forth herein, and shall have the benefit of all exculpatory provisions, presumptions, indemnities, protections, benefits, immunities or reliance rights contained in the Indenture and in the Security Documents in the acceptance, execution, delivery and performance of this Agreement as though fully set forth herein.
ARTICLE 4
THE APPLICABLE AUTHORIZED REPRESENTATIVE
Section 4.01    Authority. Each Non-Controlling Secured Party acknowledges and agrees that the Applicable Authorized Representative shall be entitled to sell, transfer or otherwise dispose of or deal with any Shared Collateral and direct each other Authorized Representative to act or refrain from acting with respect to the Shared Collateral as provided herein and in the Pari Passu Security Documents, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of the Pari Passu Obligations held by them. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Applicable Authorized Representative or any other Pari Passu Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the Pari Passu Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any Pari Passu Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non‑Controlling Secured Parties from such realization, sale, disposition or liquidation. Each of the Pari Passu Secured Parties waives any claim it may now or hereafter have against the Authorized Representative of any other Series of Pari Passu Obligations or any other Pari Passu Secured Party of any other Series arising out of (i) any actions which any Authorized Representative or any Pari Passu Secured Party takes or omits to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Pari Passu Obligations from any account debtor, Subsidiary Guarantor or any other party) in accordance with this Agreement or the Pari Passu Security Documents or any other agreement related thereto or to the collection of the Pari Passu Obligations or the valuation, use, protection or release of any security for the Pari Passu Obligations, (ii) any election by any Applicable Authorized Representative or any holders of Pari Passu Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law by, the Company or any of its Subsidiaries, as debtor-in-possession, except in each such case arising from the gross negligence or willful misconduct of such party as finally determined in a non-appealable order by a court of competent jurisdiction. Notwithstanding any other provision of this Agreement, the Applicable Authorized Representative shall not accept any Shared Collateral in full or partial satisfaction of any Pari Passu Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Authorized Representative representing holders of Pari Passu Obligations for whom such Collateral constitutes Shared Collateral.
Section 4.02    Rights as a Pari Passu Secured Party. (a) The Applicable Authorized Representative hereunder shall have the same rights and powers in its capacity as a Pari Passu Secured Party under any Series of Pari Passu Obligations that it holds as any other Pari Passu Secured Party of such Series and may exercise the same as though it were not the Applicable Authorized Representative, and the term “Pari Passu Secured Party” or “Pari Passu Secured Parties” or (as applicable) “Existing Secured Party”, “Existing Secured Parties”, “Additional Pari Passu Secured Party” or “Additional Pari Passu Secured Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Applicable Authorized Representative hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Applicable Authorized Representative hereunder and without any duty to account therefor to any other Pari Passu Secured Party.
Section 4.03    Exculpatory Provisions. The Applicable Authorized Representative shall not have any duties or obligations except those expressly set forth herein and in the other Pari Passu Security Documents. Without limiting the generality of the foregoing, the Applicable Authorized Representative:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Pari Passu Security Documents; provided that the Applicable Authorized Representative shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Applicable Authorized Representative to liability or that is contrary to any Pari Passu Security Document or applicable law;
(c)    shall not, except as expressly set forth herein and in the other Pari Passu Security Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Applicable Authorized Representative or any of its Affiliates in any capacity;
(d)    shall not be liable for any action taken or not taken by it (i) in the absence of its own gross negligence or willful misconduct or (ii) in reliance on a certificate of an authorized officer of the Company stating that such action is permitted by the terms of this Agreement. The Applicable Authorized Representative shall be deemed not to have knowledge of any Event of Default under any Series of Pari Passu Obligations unless and until written notice describing such Event Default is given to a Responsible Officer of the Applicable Authorized Representative by the Authorized Representative of such Pari Passu Obligations or the Company; and
(e)    shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Pari Passu Security Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Pari Passu Security Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Pari Passu Security Documents, (v) the value or the sufficiency of any Collateral for any Series of Pari Passu Obligations, or (vi) the satisfaction of any condition set forth in any Secured Credit Document, other than to confirm receipt of items expressly required to be delivered to the Applicable Authorized Representative.
Section 4.04    Reliance by Applicable Authorized Representative. The Applicable Authorized Representative shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Applicable Authorized Representative also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Applicable Authorized Representative may consult with legal counsel (who may be counsel for the Company or any of its Subsidiaries), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 4.05    Delegation of Duties. The Applicable Authorized Representative may perform any and all of its duties and exercise its rights and powers hereunder or under any other Pari Passu Security Document by or through one or more sub-agents appointed by the Applicable Authorized Representative and shall not be responsible for the acts or omissions of such sub-agents so long as they are appointed with due care. The Applicable Authorized Representative and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Applicable Authorized Representative and any such sub-agent.
Section 4.06    Non-Reliance on Applicable Authorized Representative and Other Pari Passu Secured Parties. Each Pari Passu Secured Party acknowledges that it has, independently and without reliance upon any Authorized Representative or any other Pari Passu Secured Party or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Secured Credit Documents. Each Pari Passu Secured Party also acknowledges that it will, independently and without reliance upon any Authorized Representative or any other Pari Passu Secured Party or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Secured Credit Document or any related agreement or any document furnished hereunder or thereunder.
Section 4.07    Collateral and Guaranty Matters. Each of the Pari Passu Secured Parties irrevocably authorizes the Applicable Authorized Representative:
(a)    to release any Lien on any property granted to or held by any Authorized Representative under any Pari Passu Security Document in accordance with Section 2.04 or upon receipt of a written request from the Company stating that the release of such Lien is permitted by the terms of each then existing Secured Credit Document; and
(b)    to release any Grantor from its obligations under the Pari Passu Security Documents upon receipt of a written request from the Company stating that such release is permitted by the terms of each then extant Secured Credit Document.
ARTICLE 5
MISCELLANEOUS
Section 5.01    Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(a)    if to the Existing Collateral Agent, to it at The Bank of New York Mellon Trust Company, N.A., 500 Ross Street, 12th Floor, Pittsburgh, PA 15262, Attention: Corporate Trust Administration, Telephone: 412-236-3719, Facsimile: 412-234-8377, Email: logan.zamperini@bnymellon.com;
(b)    if to the Initial Additional Collateral Agent, to it at [ ];
(c)    if to the Company, to it at Oppenheimer Holdings Inc., 85 Broad Street, New York, NY 10004, Attention: General Counsel, Telephone: (212) 668-8000, Facsimile: 212-668-8081, E:mail: dennis.mcnamara@opco.com; and
(d)    if to any other Additional Authorized Representative, to it at the address set forth in the applicable Joinder Agreement.
Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 5.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 5.01. As agreed to in writing among the Collateral Agent and each Authorized Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.
Section 5.02    Waivers; Amendment; Joinder Agreements. (a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.
(b)    Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative (and with respect to any such termination, waiver, amendment or modification which by the terms of this Agreement requires the Company’s consent or which increases the obligations or reduces the rights of the Company or any other Grantor, with the consent of the Company).
(c)    Notwithstanding the foregoing, without the consent of any Pari Passu Secured Party, any Authorized Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.13 of this Agreement and upon such execution and delivery, such Authorized Representative and the Additional Pari Passu Secured Parties and Additional Pari Passu Obligations of the Series for which such Authorized Representative is acting shall be subject to the terms hereof and the terms of the other Pari Passu Security Documents applicable thereto.
(d)    Notwithstanding the foregoing, without the consent of any other Authorized Representative or Pari Passu Secured Party, the Existing Collateral Agent may effect amendments and modifications to this Agreement to the extent necessary to reflect any incurrence of any Additional Pari Passu Obligations in compliance with the Indenture.
Section 5.03    Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other Pari Passu Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.
Section 5.04    Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.
Section 5.05    Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
Section 5.06    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
Section 5.07    Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.
Section 5.08    Submission to Jurisdiction Waivers; Consent to Service of Process. Each Authorized Representative, on behalf of itself and the Pari Passu Secured Parties of the Series for whom it is acting, irrevocably and unconditionally:
(a)    submits for itself and its property in any legal action or proceeding arising out of or relating to this Agreement and the Pari Passu Security Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the United States District Court for the Southern District of New York, and appellate courts from any thereof;
(b)    consents that any such action or proceeding may be brought in such courts and waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;
(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Authorized Representative) at the address referred to in 5.01;
(d)    agrees that nothing herein shall affect the right of any other party hereto (or any Pari Passu Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any Pari Passu Secured Party) to sue in any other jurisdiction; and
(e)    waives, to the maximum extent permitted by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any indirect, special, consequential or punitive damages (as opposed to direct or actual damages) including lost profits.
Section 5.09    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.
Section 5.10    Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
Section 5.11    Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the other Pari Passu Security Documents or Additional Pari Passu Documents the provisions of this Agreement shall control.
Section 5.12    Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Pari Passu Secured Parties in relation to one another. None of the Company, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Sections 2.04, 2.05, 2.08, 2.09 or Article 5) is intended to or will amend, waive or otherwise modify the provisions of the Indenture or any Additional Pari Passu Documents), and none of the Company or any other Grantor may rely on the terms hereof (other than Sections 2.04, 2.05, 2.08, 2.09 or Article 5). Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the Pari Passu Obligations as and when the same shall become due and payable in accordance with their terms.
Section 5.13    Additional Senior Debt. To the extent, but only to the extent permitted by the provisions of the Indenture and the Additional Pari Passu Documents, the Company may incur Additional Pari Passu Obligations. Any such additional class or series of Additional Pari Passu Obligations (the “Senior Class Debt”) may be secured by a Lien and may be Guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Additional Pari Passu Documents, if and subject to the condition that the Authorized Representative of any such Senior Class Debt (each, a “Senior Class Debt Representative”), acting on behalf of the holders of such Senior Class Debt (such Authorized Representative and holders in respect of any Senior Class Debt being referred to as the “Senior Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iii) of the immediately succeeding paragraph.
In order for a Senior Class Debt Representative to become a party to this Agreement,
(i)    such Senior Class Debt Representative and each Grantor shall have executed and delivered an instrument substantially in the form of Exhibit A pursuant to which such Senior Class Debt Representative becomes an Authorized Representative hereunder, and the Senior Class Debt in respect of which such Senior Class Debt Representative is the Representative and the related Senior Class Debt Parties become subject hereto and bound hereby;
(ii)    the Company shall have delivered to each Authorized Representative true and complete copies of each of the Additional Pari Passu Documents relating to such Senior Class Debt, certified as being true, correct and complete by an Officer;
(iii)    the Additional Pari Passu Documents, as applicable, relating to such Senior Class Debt shall provide that each Senior Class Debt Party with respect to such Senior Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Senior Class Debt.
Each security agreement with respect to such Senior Class Debt shall include the following language:
Notwithstanding anything herein to the contrary, the exercise of any right or remedy by [           ] in its capacity as [collateral agent] hereunder are subject to the provisions of the pari passu Intercreditor Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Oppenheimer Holdings Inc., the other grantors party thereto, the collateral agent for the existing secured parties named therein, the initial additional collateral agent named therein and each additional authorized representative from time to time party thereto. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.
Section 5.14    Integration. This Agreement together with the other Secured Credit Documents and the Pari Passu Security Documents represents the agreement of each of the Grantors and the Pari Passu Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor or any Pari Passu Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents or the Pari Passu Security Documents.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. as Existing Collateral Agent, By: Name: Title:
[_______] as Initial Additional Collateral Agent, By: Name: Title:
OPPENHEIMER HOLDINGS INC. By: Name: Title:
THE GRANTORS LISTED ON ANNEX I HERETO, By: Name: Title:

ANNEX I
Grantors
[TO COME]

Exhibit A-2

EXHIBIT A
[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [ ] dated as of [____], 20[ ] to the PARI PASSU INTERCREDITOR AGREEMENT dated as of [____], 20[ ] (as amended, restated, supplemented or otherwise modified from time to time, the “Pari Passu Intercreditor Agreement”), among Oppenheimer Holdings Inc., a Delaware corporation (“the Company”), certain subsidiaries of the Company (each a “Grantor”), [ ], as Authorized Representative for the Existing Secured Parties, [_______], as Initial Additional Collateral Agent, and the additional Authorized Representatives from time to time a party thereto.
A.    Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Pari Passu Intercreditor Agreement.
B.    As a condition to the ability of the Company or any Grantor to incur Additional Pari Passu Obligations and to secure such Senior Class Debt with the Senior Lien, in each case under and pursuant to the Pari Passu Security Documents, the Senior Class Debt Representative in respect of such Senior Class Debt is required to become an Authorized Representative under, and such Senior Class Debt and the Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Pari Passu Intercreditor Agreement. Section 5.13 of the Pari Passu Intercreditor Agreement provides that such Senior Class Debt Representative may become an Authorized Representative under, and such Senior Class Debt and such Senior Class Debt Parties may become subject to and bound by, the Pari Passu Intercreditor Agreement, pursuant to the execution and delivery by the Senior Class Representative of an instrument in the form of this Supplement and the satisfaction of the other conditions set forth in Section 5.13 of the Pari Passu Intercreditor Agreement. The undersigned Senior Class Debt Representative (the “New Representative”) is executing this Representative Supplement in accordance with the requirements of the Pari Passu Intercreditor Agreement.
Accordingly, the New Representative agrees as follows:
SECTION 1.    In accordance with Section 5.13 of the Pari Passu Intercreditor Agreement, the New Representative by its signature below becomes an Authorized Representative under, and the related Senior Class Debt and Senior Class Debt Parties become subject to and bound by, the Pari Passu Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as an Authorized Representative, and the New Representative, on behalf of itself and such Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Pari Passu Intercreditor Agreement applicable to it as an Authorized Representative and to the Senior Class Debt Parties that it represents as Additional Pari Passu Secured Parties. Each reference to a “Authorized Representative” in the Pari Passu Intercreditor Agreement shall be deemed to include the New Representative. The Pari Passu Intercreditor Agreement is hereby incorporated herein by reference.
SECTION 2.    The New Representative represents and warrants to the other Pari Passu Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable

Exhibit E-3

against it in accordance with the terms of such Agreement and (iii) the Additional Pari Passu Documents relating to such Senior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Senior Class Debt Parties in respect of such Senior Class Debt will be subject to and bound by the provisions of the Pari Passu Intercreditor Agreement as Additional Pari Passu Secured Parties.
SECTION 3.    This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Applicable Authorized Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Representative Supplement.
SECTION 4.    Except as expressly supplemented hereby, the Pari Passu Intercreditor Agreement shall remain in full force and effect.
SECTION 5.    THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
SECTION 6.    In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Pari Passu Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 7.    All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Pari Passu Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.
SECTION 8.    The Company agrees to reimburse the Applicable Authorized Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Applicable Authorized Representative.

Exhibit E-4

IN WITNESS WHEREOF, the New Representative has duly executed this Representative Supplement to the Pari Passu Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [ ], By: Name: Title:
Address for notices: attention of: Telecopy:

Acknowledged by:

[ ], as Existing Collateral Agent By: Name: Title:
[ ], as Initial Additional Collateral Agent By: Name: Title:
[ ], as [Insert any other Additional Authorized Representative] By: Name: Title:

Exhibit E-5

OPPENHEIMER HOLDINGS INC. By: Name: Title:
THE GRANTORS LISTED ON SCHEDULE I HERETO By: Name: Title:

Schedule 1
GRANTORS
[TO COME]

Exhibit E-6